As filed with the Securities and Exchange Commission on February 3, 2012

Registration No. 333-173407

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

Amendment No. 2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHINA INTERNET CAFE HOLDINGS GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation or organization)

5960

(Primary Standard Industrial Classification Code Number)

98-0500738

(I.R.S. Employer Identification Number)

#2009-2010, 4th Building, ZhuoYue Century Center

FuHua Third Road, FuTian District Shenzhen, Guangdong Province

People’s Republic of China 518048

86 -755- 89890998

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mr. Dishan Guo

Chief Executive Officer

#2009-2010, 4th Building, ZhuoYue Century Center

FuHua Third Road, FuTian District Shenzhen, Guangdong Province

People’s Republic of China 518048

86 -755- 89890998

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Gregory Sichenzia, Esq.

Benjamin Tan, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor

New York, NY 10006

Tel: (212) 930 9700

Fax: (212) 930 9725

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price	Proposed Maximum Offering Price per Unit	Amount of Registration Fee (2)
Common Stock, par value $0.00001	7,247,996	$9,059,995	$19.07	$1,051.87	(3)

(1)	All shares registered pursuant to this registration statement are to be offered by the selling stockholders.

(2)	Estimated solely for purposes of calculating the registration fee. The registration fee is calculated pursuant to Rule 457(c). Our Common Stock is quoted under the symbol "CICC" on the Over-the-Counter Bulletin Board (“OTCBB”) administered by FINRA. As of April 8, 2011, the last reported sale price was for $1.25 per share.
(3)	An aggregate registration fee of $1,051.87 has been previously paid in connection with the initially filed registration statement on Form S-1 (File No. 333-173407) .

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED ______, 2012

CHINA INTERNET CAFE HOLDINGS GROUP, INC.

7,247,996 SHARES OF COMMON STOCK

The selling stockholders identified in this prospectus are offering for sale from time to time up to 7,247,996 shares of our common stock, par value $0.00001, (the “Common Stock”) including (i) 474,967 shares of Common Stock, (ii) 4,274,703 shares of Common Stock issuable upon conversion of preferred shares, (iii) and 2,498,326 shares of Common Stock that they may acquire from time to time upon exercise of certain warrants.

The Common Stock and warrants have already been issued to the selling stockholders in a private placement transaction on February 22, 2011, which was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Offering”).

In the Offering, Investors were issued warrants to purchase 949,934 shares of Common Stock at a purchase price of $2.00 (the “Series A Warrants”) and another 949,934 shares of Common Stock at a purchase price of $3.00 (the “Series B Warrants”). Additionally, the placement agents were issued warrants to purchase 427,470 shares of Common Stock at a purchase price of $1.35 per share (the “Placement Agent Warrants”), Series A Warrants to purchase 85,494 shares of Common Stock at a purchase price of $2.00 per share, and Series B Warrants to purchase 85,494 shares of Common Stock at a purchase price of $3.00 per share. The Series A Warrants, Series B Warrants, and Placement Agent Warrants all have a term of three years from the date of issue (equivalent to February 21, 2014).

The resale of the shares of Common Stock is not being underwritten. The selling stockholders may sell or distribute the shares, from time to time, depending on market conditions and other factors, through underwriters, dealers, brokers or other agents, or directly to one or more purchasers. Each selling stockholder will determine the prices at which it sells its shares. Although we will incur expenses in connection with the registration of the Common Stock (estimated to be approximately $68,262), we will not receive any proceeds from the sale of the shares of Common Stock by the selling stockholders. To the extent the warrants are exercised for cash, if at all, we will receive the exercise price for those warrants. We cannot assure you that the warrants will be exercised for cash or at all.

To the extent the warrants are exercised to purchase shares of our Common Stock, if at all, we will receive the exercise price for those warrants.  To the extent that the warrants are exercised using a cashless exercise, we will not receive the exercise price for those warrants.

Our Common Stock is quoted on the Over-the-Counter Bulletin Board (the “OTCBB”) over seen by the Financial Industry Regulatory Authority (“FINRA”) under the symbol “CICC” but there is a limited and/or sporadic trading market for our Common Stock. On February 2, 2012, the last reported sale price of our Common Stock quoted on the OTCBB was $0.40 per share.

Investing in our Common Stock involves a high degree of risk. You may lose your entire investment. See “Risk Factors” beginning on page 11 for a discussion of certain risk factors that you should consider.

You should read the entire prospectus before making an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____, 2012

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell and seeking offers to buy shares of our Common Stock, including shares they acquire upon exercise of their warrants, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Common Stock. The prospectus will be updated and updated prospectuses made available for delivery to the extent required by the federal securities laws.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the selling stockholders, the securities or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or any selling stockholder. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. The prospectus will be updated and updated prospectuses made available for delivery to the extent required by the federal securities laws.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Common Stock. You should read the entire prospectus, including “Risk Factors” and the consolidated financial statements and the related notes before making an investment decision. Contents from our website, www.chinainternetcafe.com, are not part of this prospectus. Except as otherwise specifically stated or unless the context otherwise requires, the “Company,” “we,” “our” and “us” refers collectively to China Internet Cafe Holdings Group, Inc.

THE COMPANY

Business Overview

We operate a chain of 59 internet cafés in Shenzhen, Guangdong, PRC that are generally open 24 hours a day, seven days a week. We provide internet café facilities to our customers and we believe we are the largest internet café chain in Shenzhen. We provide internet access at prices that we believe are affordable to both students and migrant workers. Although we sell snacks, drinks, and game access cards, over 95% of our revenue comes from selling access time to our computers. We sell internet café memberships to our customers. Members purchase prepaid IC cards (a pocket-sized card with embedded integrated circuits that can be used for identification, authentication, data storage and application processing), which include stored value that will be deducted based on time usage of a computer at the internet café. The cards are only sold at our cafés. We deduct the amount that reflects the access time used by a customer when the customer’s IC card is inserted into the IC card slot on the computer.

Our History

China Internet Cafe Holdings Group, Inc. (“we”, “us”, or the “Company”) is a Nevada holding company for our direct and indirect subsidiaries in the British Virgin Islands (“BVI”) and the People’s Republic of China (“PRC”). We own all of the issued and outstanding capital stock of Classic Bond, a BVI corporation. Classic Bond is a holding company that owns 100% of the outstanding capital stock of Shenzhen Zhonghefangda Network Technology Co., Limited (“Zhonghefangda”), a PRC company.

Current PRC laws and regulations impose substantial restrictions on foreign ownership of the internet café business in the PRC. Therefore, our principal operations and sales and marketing activities in the PRC are conducted through Shenzhen Junlong Culture Communications Co., Ltd (“Junlong”), our variable interest entity (“VIE”), which holds the licenses and approvals for conducting the internet café business in the PRC

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Junlong was incorporated in the PRC in December 2003. It obtained its license to operate internet cafés in 2005. Our effective control over the VIE is contingent on a series of contractual arrangements. These contracts include a Management and Consulting Services Agreement, an Option Agreement, an Equity Pledge Agreement, and a Voting Rights Proxy Agreement. The Management and Consulting Services Agreement, dated June 11, 2010, is between our indirect, wholly owned subsidiary, Zhonghefangda, and our VIE. The rest of the agreements, also dated June 11, 2010, are among Zhonghefangda, our VIE and its shareholders. These contracts are summarized below. Please also refer to the full text of the contracts, which are filed as exhibits to this report.

•	Management and Consulting Services Agreement. Under the Management and Consulting Services Agreement between Junlong and Zhonghefangda, Zhonghefangda provides management and consulting services to the VIE in exchange for service fees up to 100% of the VIE’s Aggregate Net Profits (as defined in the agreement). In consideration for its right to receive the VIE’s aggregate net profits, Zhonghefangda will reimburse to the VIE the full amount of Net Losses (as defined in the Agreement) incurred by the VIE. During the term of the agreement, the VIE may not contract with any other party to provide services that are the same or similar to the services to be provided by Zhonghefangda pursuant to the agreement. The term of this agreement is 20 years, renewable for succeeding periods of the same duration until terminated pursuant to terms of the agreement.

•	Option Agreement. Under the Option Agreement, the shareholders of the VIE, Mr. Dishan Guo, Mr. Jinzhou Zeng and Ms. Xiaofen Wang (the “VIE Shareholders”), who collectively own 100% of the equity interest in the VIE, granted Zhonghefangda an exclusive, irrevocable option to purchase all or part of their equity interests in the VIE, exercisable at any time and from time to time, to the extent permitted under PRC law. The purchase price of the equity interest will be equal to the original paid-in registered capital of the transferor, adjusted proportionally if less than all of the equity interest owned by the transferor is purchased.
•	Equity Pledge Agreement. The VIE Shareholders have pledged their entire equity interest in the VIE to Zhonghefangda pursuant to the Equity Pledge Agreement. The equity interests are pledged as collateral to secure the obligations of the VIE under the Management and Consulting Services Agreement and the VIE Shareholders’ obligations under the Option Agreement and the Proxy Agreement.

•	Voting Rights Proxy Agreement. Pursuant to the Voting Rights Proxy Agreement, each of the VIE Shareholders has irrevocably granted and entrusted Zhonghefangda with all of the voting rights as a shareholder of the VIE for the maximum period of time permitted by law. Each VIE Shareholder has also covenanted not to transfer his or her equity interest in the VIE to any party other than Zhonghefangda or a designee of Zhonghefangda.

We believe that the terms of these agreements are no less favorable than the terms that we could obtain from disinterested third parties. According to our PRC counsel, China Commercial Law Firm, our conduct of business through these agreements complies with existing PRC laws, rules and regulations.

As a result of these contractual arrangements, Junlong became our controlled VIE. A variable interest represents a contractual or ownership interest in another entity that causes the holder to absorb the changes in fair value of the other entity’s net assets. Potential variable interests include: holding economic interests, voting rights, or obligations to an entity; issuing guarantees on behalf of an entity; transferring assets to an entity; managing the assets of an entity; leasing assets from an entity; and providing financing to an entity. In such cases consolidation of the VIE is required by the enterprise that controls the economic risks and rewards of the entity, regardless of ownership. We have consolidated Junlong’s historical financial results in our financial statements as a variable interest entity pursuant to U.S. generally accepted accounting principles (“GAAP”).

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Acquisition of Classic Bond

On July 2, 2010, we completed a reverse acquisition transaction through a share exchange with Classic Bond and its shareholders, whereby we acquired 100% of the issued and outstanding capital stock of Classic Bond, in exchange for 19,000,000 shares of our Common Stock, which shares constituted 94% of our issued and outstanding shares on a fully-diluted basis, as of and immediately after the consummation of the reverse acquisition. As a result of the reverse acquisition, Classic Bond became our wholly owned subsidiary and the former shareholders of Classic Bond, became our controlling shareholders. The share exchange transaction with Classic Bond was treated as a reverse acquisition, with Classic Bond as the acquirer and China Internet Cafe Holdings Group, Inc. as the acquired party. Unless the context suggests otherwise, when we refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Classic Bond and its consolidated subsidiaries.

Upon the closing of the reverse acquisition, Xuezheng Yuan, our sole director and officer, submitted a resignation letter pursuant to which he resigned, with immediate effect, from all offices that he held and from his position as our sole director that became effective on the August 13 2010, ten days following the mailing by us of an information statement to our stockholders complying with the requirements of Section 14f-1 of the Exchange Act (the “Information Statement”). Also upon the closing of the reverse acquisition, our board of directors (the “Board of Directors”) increased its size from one to five members and appointed Dishan Guo, Zhenquan Guo, Lei Li, Wenbin An and Lizong Wang to fill the vacancies created by the resignation of Xuezheng Yuan and such increase. Mr. Dishan Guo's appointment became effective upon closing of the reverse acquisition, while the remaining appointments became effective on August 23, 2010. In addition, our executive officers were replaced by the Classic Bond executive officers upon the closing of the reverse acquisition as indicated in more detail below.

As a result of our acquisition of Classic Bond, we now own all of the issued and outstanding capital stock of Classic Bond. Classic Bond was incorporated in the British Virgin Islands on November 2, 2009 to serve as an investment holding company. Junlong was incorporated in the PRC in December 2003. It obtained its first licenses from the Ministry of Culture to operate an internet café chain in 2005 and opened its first internet café in April 2006.

The following chart represents our organizational structure as of the date of this report:

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On July 2, 2010, our Board of Directors approved a change in our fiscal year end from June 30 to December 31, which was effectuated in connection with the reverse acquisition transaction described above.

On January 20, 2011, the Company filed with the Nevada Secretary of State a Certificate of Amendment to Articles of Incorporation to give effect to a name change from “China Unitech Group, Inc.” to “China Internet Cafe Holdings Group, Inc.” The Certificate of Amendment was approved by our Board of Directors on July 30, 2010 and was approved by a stockholder holding 59.45% of our outstanding Common Stock by written consent on July 30, 2010. In connection with the name change, on January 25, 2011, the Company filed an Issuer Company-Related Action Notification Form with FINRA requesting a name change from “China Unitech Group, Inc.” to “China Internet Cafe Holdings Group, Inc.” as well as an OTC voluntary symbol change from “CUIG” to “CICC.” These changes became effective on February 1, 2011. Our Common Stock began trading under the Company’s new name on the Over-the Counter Bulletin Boards on Tuesday, February 1, 2011 under our new trading symbol “CICC.”

On February 22, 2011, in connection with a security purchase agreement between the Company and the investors identified on Exhibit A thereto (collectively, the “Investors”), we closed a private placement of approximately $6.4 million from offering a total of 474,967 units (the “Units”) at a purchase price of $13.50 per Unit, each consisting of:(i) nine shares of the Company’s 5% Series A Convertible Preferred Stock, par value $0.00001 per share (the “Preferred Shares ”), convertible on a one to one basis into nine shares of the Company’s Common Stock; (ii) one share of Common Stock; (iii) two three-year Series A Warrants, each exercisable for the purchase of one share of Common Stock, at an exercise price of $2.00 per share; and (iv) two three-year Series B Warrants, each exercisable for the purchase of one share of Common Stock, to purchase one share of Common Stock, at an exercise price of $3.00 per share.

Our Corporation Information

We maintain our corporate offices at #2009-2010, 4th Building, ZhuoYue Century Centre, FuHua Third Road, FuTian District, Shenzhen, Guangdong Province, People’s Republic of China. Our telephone number is 86-755-89890998 and our facsimile number is 86-755-89899013. We also have a website at http://www.chinainternetcafe.com/.

THE OFFERING

The Offering

This prospectus relates to (i) 474,967 shares of Common Stock, (ii) 2,498,326 shares of Common Stock underlying certain convertible warrants, and (iii) 4,274,703 shares of Common Stock underlying Preferred Shares.

Common Stock outstanding prior to offering	21,308,247

Common Stock offered by Company	0

Total shares of Common Stock offered by selling shareholders	7,247,996 (comprising 2,498,326 shares of Common Stock underlying certain warrants, 4,274,703 shares of Common Stock underlying certain convertible preferred stock, and 474,967 shares of Common Stock)

Common Stock to be outstanding after the offering (assuming all the warrants have been either exercised or converted and all Preferred Shares have been converted)	28,081,276

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Use of proceeds of sale	We will not receive any of the proceeds of sale of the shares of Common Stock by the selling stockholders. However, we will receive proceeds from any exercise or conversion of the warrants into and up to 2,498,326 shares of our Common Stock, which are presently offered under this prospectus unless the warrants are exercised on a cashless basis, in which case we will not receive any proceeds from the exercise of the warrants. We intend to use any proceeds received from the exercise or conversion, as the case may be, for working capital and other general corporate purposes. We, however, cannot assure you that any of the warrants will be exercised or converted.

Risk Factors	See “Risk Factors” beginning on page 11 and other information included in this prospectus for a discussion of factors you should consider before deciding to invest in shares of our Common Stock.

 Background

On February 22, 2011( the “Closing Date”), in connection with a security purchase agreement between the Company and the Investors, we closed a private placement (the “Offering”) of approximately $6.4 million from offering a total of 474,967 units (the “Units”) at a purchase price of $13.50 per Unit, each consisting of:(i) nine shares of the Company’s Preferred Shares, convertible on a one to one basis into nine shares of the Company’s Common Stock; (ii) one share of Common Stock; (iii) two three-year Series A Warrants, each exercisable for the purchase of one share of Common Stock, at an exercise price of $2.00 per share; and (iv) two three-year Series B Warrants, each exercisable for the purchase of one share of Common Stock, to purchase one share of Common Stock, at an exercise price of $3.00 per share.

As a condition to the Offering, we agreed to grant certain registration rights to the Investors pursuant to a Registration Rights Agreement dated February 22, 2011. We agreed to register for resale with the Securities and Exchange Commission (i) the shares of Common Stock issuable upon conversion of the Preferred Shares (4,274,703); (ii) the Common Shares (474,967); (iii) the shares of Common Stock issuable upon exercise of the Warrants (2,498,326); and (iv) any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing.

For more information on the Offering, please refer to our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 23, 2011 and in the “Recent Sales of Unregistered Securities” section below.

Plan of Distribution

This offering is not being underwritten. The selling stockholders directly, through agents designated by them from time to time or through brokers or dealers also to be designated, may sell their shares from time to time, in or through privately negotiated transactions, or in one or more transactions, including block transactions, on the OTC Bulletin Board or on any stock exchange on which the shares may be listed in the future pursuant to and in accordance with the applicable rules of such exchange or otherwise. The selling price of the shares may be at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. To the extent required, the specific shares to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any such agent, broker or dealer and any applicable commission or discounts with respect to a particular offer will be described in an accompanying prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. We will keep this prospectus current until the expiration dates of the convertible warrants, even if the convertible warrants which underlie certain shares of our Common Stock subject to this prospectus are out of the money.

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The selling security holders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

We will not receive any proceeds from sales of shares by the selling stockholders. However, if any of the selling stockholders decide to exercise their warrants, we will receive the net proceeds of the exercise of such security held by the selling stockholders. We intend to use any proceeds we receive from the exercise or conversion of warrants for working capital and other general corporate purposes. We cannot assure you that any of the warrants will ever be exercised or converted. To the extent that the warrants are exercised on a cashless basis, we will not receive any proceeds from the exercise of the warrants.

We will pay all expenses of registration incurred in connection with this offering (estimated to be $68,262), but the selling stockholders will pay all of the selling commissions, brokerage fees and related expenses.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the distribution of any of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER

INFORMATION

CONTAINED IN THIS PROSPECTUS

This prospectus contains some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties. Forward-looking statements include statements regarding, among other things, (a) our projected sales, profitability, and cash flows, (b) our growth strategies, (c) anticipated trends in our industries, (d) our future financing plans and (e) our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.

Any or all of our forward-looking statements in this report may turn out to be inaccurate. They can be affected by inaccurate assumptions we might make or by known or unknown risks or uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. You should not place undue reliance on these forward-looking statements.

The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to publicly update any forward-looking statements, whether as the result of new information, future events, or otherwise.

Currency, exchange rate, and “China” and other references

Unless otherwise noted, all currency figures in this filing are in U.S. dollars. References to "Yuan" or "RMB" are to the Chinese Yuan, which is also known as the Renminbi . According to the currency exchange website www.xe.com, on February 2, 2012, $1.00 was equivalent to 6.30678 Yuan.

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References to “PRC” or “China” are to the People’s Republic of China.

Unless otherwise specified or required by context, references to “we,” “the Company”, “our” and “us” refer to China Internet Cafe Holdings Group, Inc.

References to the “Bulletin Board,” the “OTC Bulletin Board” are to the Over-the-Counter Bulletin Board, a securities quotation service, which is accessible at the website www.otcbb.com.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this report, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our Common Stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

Our limited operating history makes evaluating our business and prospects difficult.

Our VIE, Junlong, was established in December 2003 and obtained the license to operate internet cafés in Shenzhen in 2005. Our limited operating history may not provide a meaningful basis for you to evaluate our business and prospects. Our business strategy has not been proven over time and we cannot be certain that we will be able to successfully expand our business.

Fluctuations in operating results or the failure of operating results to meet the expectations of public market analysts and investors may negatively impact the market price of our securities.  Operating results may fluctuate in the future due to a variety of factors that could affect revenues or expenses in any particular quarter.  Fluctuations in operating results could cause the value of our securities to decline.  Investors should not rely on comparisons of results of operations as an indication of future performance.  As a result of the factors listed below, it is possible that in future periods results of operations may be below the expectations of public market analysts and investors.  This could cause the market price of our securities to decline. Factors that may affect our quarterly results include:

•	vulnerability of our business to a general economic downturn in the PRC;
•	changes in the laws of the PRC that affect our operations;
•	competition from other similar service providers; and
•	our ability to obtain necessary government certifications and/or licenses to conduct our business.

We are dependent on our management team and the loss of any key member of that team could have a material adverse effect on our operations and financial condition.

We attribute our success to the leadership and contributions of our managing team comprising executive directors and key executives, in particular, to our Chief Executive Officer and Chief Financial Officer, Dishan Guo and our Chief Technology Officer Zhenfan Li.

Our continued success is therefore dependent to a large extent on our ability to retain the services of these key management personnel. The loss of their services without timely and qualified replacement, will adversely affect our operations and hence, our revenue and profits.

We have limited internal controls due to our lack of sufficient personnel with an appropriate level of technical accounting knowledge, experience, and training in the application of GAAP.

During the year ended December 31, 2010, we lacked personnel with an appropriate level of technical accounting knowledge, experience, and training in the application of GAAP commensurate with our complexity and our financial accounting and reporting requirements. Due to this lack of qualified personnel, there is a reasonable possibility that material misstatements of the financial statements including disclosures will not be prevented or detected on a timely basis.

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We have not obtained social insurance benefits for all of our employees and could incur administrative fines and penalties that could materially affect our financial condition and reputation.

We have obtained social benefits coverage for employees who work at the headquarters of Junlong. For other employees, because of the high mobility of their work, they usually work on a probationary basis and will not enter into a long employment relationship with us. We are subject to administrative fines and penalties as a result of our failure to obtain social insurance for these employees. The amount of these fines and penalties, in the aggregate, may adversely affect our financial condition and our public image.

Tightened regulations on internet cafés may adversely affect our operations and revenues.

The PRC government has been tough on internet café regulations. In 2003, the PRC government imposed a minimum capital requirement of RMB 10 million (approximately $1.47 million) for regional café chains and RMB 50 million (approximately $7.32 million) for national café chains. On September 29, 2002, the State Council issued “Regulations on the Administration of Business Sites of Internet Access Services.” The regulations require a license to operate internet cafés which may not be assigned or leased to any third parties. The regulations also have detailed provisions regarding internet cafes’ business operations and security control. The number of internet cafés in China was reduced after these regulations went effective.

If the PRC government decided to impose more stringent regulations on internet cafés and their operations, our business may be adversely affected and our revenues may decrease as a result.

There may be reduced use of internet cafés with the increase in computer ownership and internet connections at home and any such reduction would negatively affect our financial performance.

With the rapid economic development and growing disposable income, computer ownership and internet connections at home will gradually increase as the price for computer hardware, software and internet access decreases. The increase in computer ownership and internet connections at home may result in decreased demand for our services. Such decrease in demand may adversely affect our business and our revenues may decrease as a result.

Negative media coverage of internet cafés may reduce the number of customers that visit our internet cafés and result in lower revenues.

In the last few years there have been several negative stories in the media about internet cafés. A fatal fire in Beijing's Lanjisu Internet café in June 2002 raised nationwide concern about the country’s burgeoning internet café business. In 2006, a report from the China National Children's Center, a government think-tank, said that 13 percent of the PRC's 18 million internet users under 18 were internet addicts. Responding to the problems associated with internet cafés, the PRC imposed more stringent laws and regulations on internet cafés. In 2007, fearful of soaring internet addiction and juvenile crime, the PRC banned the opening of new internet cafés for a year. Such negative media coverage may result in stricter government regulations and reduced number of customers.

Interruption or failure of our own information technology and communications systems or those of third-party service providers we rely upon could impair our ability to effectively provide our services, which could damage our reputation and harm our operating results.

Our ability to provide our services depends on the continuing operation of our information technology and communications systems. Any damage to or failure of our systems could interrupt our service. Service interruptions could reduce our revenues and profits, and damage our brand if our system is perceived to be unreliable. Our systems are vulnerable to damage or interruption as a result of terrorist attacks, wars, earthquakes, floods, fires, power loss, telecommunications failures, undetected errors or “bugs” in our software, and computer viruses.

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Our servers are vulnerable to break-ins, sabotage and vandalism. The occurrence of a natural disaster or a closure of an Internet data center by a third-party provider without adequate notice could result in lengthy service interruptions.

The steps we take to increase the reliability and redundancy of our systems are expensive, reduce our operating margin and may not be successful in reducing the frequency or duration of service interruptions.

Our business may be adversely affected by third-party software applications or practices that interfere with our receipt of information from, or provision of information to, our customers, which may impair our customers’ experience.

Our business may be adversely affected by third-party malicious or unintentional software applications that make changes to our computers and interfere with our services. These software applications may be difficult or impossible to remove or disable, may reinstall themselves and may circumvent other applications’ efforts to block or remove them. The ability to provide a superior user experience is critical to our success. If we are unable to successfully combat third-party software applications that interfere with our products and services, our reputation may be harmed.

The successful operation of our business depends upon the performance and reliability of the Internet infrastructure and fixed telecommunications networks in China.

Our business depends on the performance and reliability of the Internet infrastructure in China. Almost all access to the Internet is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the Ministry of Industry and Information Technology (or its predecessor, the Ministry of Information Industry, before its formal establishment in 2008), or the MIIT. In addition, the national networks in China are connected to the Internet through international gateways controlled by the PRC government. These international gateways are the only channels through which a domestic user can connect to the Internet. We cannot assure you that a more sophisticated Internet infrastructure will be developed in China. We may not have access to alternative networks in the event of disruptions, failures or other problems with China’s Internet infrastructure. In addition, the Internet infrastructure in China may not support the demands associated with continued growth in Internet usage.

Any unscheduled service interruption could damage our reputation and result in a decrease in our revenues. Furthermore, if the prices that we pay for telecommunications and Internet services rise significantly, our gross margins could be adversely affected.

Concerns about the security of electronic commerce transactions and confidentiality of information on the Internet may reduce use of our internet cafes and impede our growth.

A significant barrier to electronic commerce and communications over the Internet in general has been a public concern over security and privacy, including the transmission of confidential information. If these concerns are not adequately addressed, they may inhibit the growth of the Internet and other online services generally, especially as a means of conducting commercial transactions. If a well-publicized Internet breach of security were to occur, general Internet usage could decline, which could cause our operations to be adversely affected.

Regulation and censorship of information disseminated over the Internet in China may adversely affect our business.

The PRC government has adopted regulations governing Internet access and the distribution of news and other information over the Internet. Under these regulations, Internet content providers and Internet publishers are prohibited from posting or displaying over the Internet content that, among other things, violates PRC laws and regulations, impairs the national dignity of China, or is reactionary, obscene, superstitious, fraudulent or defamatory. Failure to comply with these requirements may result in the revocation of licenses to provide Internet content and other licenses and the closure of the concerned websites.

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The Ministry of Public Security has the authority to order any local Internet service provider to block any Internet website at its sole discretion. From time to time, the Ministry of Public Security has stopped the dissemination over the Internet of information which it believes to be socially destabilizing. The State Secrecy Bureau is also authorized to block any website it deems to be leaking state secrets or failing to meet the relevant regulations relating to the protection of State secrets in the dissemination of online information.

Such regulation and censorship could lead to a decrease in our customers’ interest in utilizing our internet cafes which would cause our operations to be adversely affected.

Intensified government regulation of Internet cafes could cause our operations to be adversely affected.

The PRC government has tightened its regulation of Internet cafes in recent years. In particular, a large number of unlicensed Internet cafes have been closed. In addition, the PRC government has imposed higher capital and facility requirements for the establishment of Internet cafes. Furthermore, the PRC government’s policy, which encourages the development of a limited number of national and regional Internet cafe chains and discourages the establishment of independent Internet cafes, may slow down the growth of Internet cafes. In June 2002, the Ministry of Culture, together with other government authorities, issued a joint notice, and in February 2004, the State Administration for Industry and Commerce issued another notice, suspending the issuance of new Internet cafe licenses. In May 2007, the State Administration for Industry and Commerce reiterated its position not to register any new Internet cafes in 2007. In 2008 and 2009, the Ministry of Culture, the State Administration for Industry and Commerce and other relevant government authorities, individually or jointly, issued several notices that provide various ways to strengthen the regulation of Internet cafes, including investigating and punishing Internet cafes that accept minors, cracking down on Internet cafes without sufficient and valid licenses, limiting the total number of Internet cafes and approving Internet cafes within the planning made by relevant authorities, screening unlawful and adverse games and websites, and improving the coordination of regulation over Internet cafes and online games. Such intensified government regulation of Internet cafes and any additional government regulation that may arise in the future could adversely affect our operations by limiting the services currently provided by our cafes, which in turn could decrease our customer base or have similar negative effect on our operations.

If we fail to successfully update our computer hardware, software, and systems to customer requirements or emerging industry standards, our business, prospects and financial results may be materially and adversely affected.

To remain competitive, we must continue to update the computer hardware, software and systems in our internet cafes. The computer industry is characterized by rapid technological evolution, changes in user requirements and preferences, frequent introductions of new products and services embodying new technologies and the emergence of new industry standards and practices that could render our existing proprietary technologies and systems obsolete. If we are unable to adapt in a cost-effective and timely manner in response to changing market conditions or customer requirements, whether for technical, legal, financial or other reasons, our business, prospects, financial condition and results of operations would be materially adversely affected.

We may be unable to adequately safeguard our intellectual property or we may face claims that may be costly to resolve or that limit our ability to use such intellectual property in the future.

Our business is reliant on our intellectual property. Our software SAFLASH is the result of our research and development efforts, which we believe to be proprietary and unique. However, we are unable to assure you that third parties will not assert infringement claims against us in respect of our intellectual property or that such claims will not be successful. It may be difficult for us to establish or protect our intellectual property against such third parties and we could incur substantial costs and diversion of management resources in defending any claims relating to proprietary rights. If any party succeeds in asserting a claim against us relating to the disputed intellectual property, we may need to obtain licenses to continue to use the same. We cannot assure you that we will be able to obtain these licenses on commercially reasonable terms, if at all. The failure to obtain the necessary licenses or other rights could cause our business results to suffer.

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Further, we rely upon a combination of trade secrets, non-disclosure and other contractual agreements with our employees as well as limitation of access to and distribution of our intellectual property in our efforts to protect intellectual property. However, our efforts in this regard may be inadequate to deter misappropriation of our proprietary information or we may be unable to detect unauthorized use and take appropriate steps to enforce our rights. Policing unauthorized use of our intellectual property is difficult and there can be no assurance that the steps taken by us will prevent misappropriation of our intellectual property.

Where litigation is necessary to safeguard our intellectual property, or to determine the validity and scope of the proprietary rights of others, this could result in substantial costs and diversion of our resources and could have a material adverse effect on our business, financial condition, operating results or future prospects.

We may not have sufficient insurance coverage and an interruption of our business or loss of a significant amount of property could have a material adverse effect on our financial condition and operations.

We currently do not maintain any insurance policies against loss of key personnel and business interruption as well as product liability claims. If such events were to occur, our business, financial performance and financial position may be materially and adversely affected.

Inability to maintain our competitiveness would adversely affect our financial performance.

We operate in a competitive environment and face competition from existing competitors and new market entrants. Some of these existing competitors, especially the national chains of internet cafés have more resources than us and may provide better services to customers.

There is no assurance that we will be able to compete successfully in the future. Any failure by us to remain competitive would adversely affect our financial performance.

We may be adversely affected by a significant or prolonged economic downturn in the level of consumer spending in the industries and markets served by our customers.

We rely on the spending of our customers in our cafés for our revenues, which may in turn depend on the customers’ level of disposable income, perceived future earning capabilities and willingness to spend. Any significant or prolonged decline of the PRC economy or economy of such markets served by our customers will affect consumers’ disposable income and consumer spending in these markets, and lead to a decrease in demand for consumer products.

To the extent that such decrease in demand for consumer products translates into a decline in the demand for internet café services, our performance will be adversely affected.

Revocation of the license for operating internet café chain will adversely affect our business.

We hold a license for operating a regional internet café chain in Shenzhen and each of our internet cafés obtains a license for the internet access services. These licenses are currently valid, and will continue to be valid within the term of the corresponding business licenses. These licenses do not need to be renewed unless there is change of information thereon. But the competent authorities are entitled to examine and reevaluate our internet cafés any time upon their initiatives or following orders of the higher-level authorities, and we must comply with the then prevailing standards and regulations which may change from time to time.  Failure to comply with these changing standards and regulations could result in our licenses being revoked or suspended, which could have a material adverse effect on our operations.  Furthermore, if escalating compliance costs associated with governmental standards and regulations restrict or prohibit any part of our operations, it may adversely affect our operations and profitability.

We may be unable to effectively manage our expansion.

We have identified several growth plans. These expansion plans may strain our financial resources. In addition, any significant growth into new markets may require an expansion of our employee base for managerial, operational, financial, and other purposes.  During any growth, we may face problems related to our operational and financial systems and controls.  We would also need to continue to expand, train and manage our employee base.  Continued future growth will impose significant added responsibilities upon the members of management to identify, recruit, maintain, integrate, and motivate new employees.

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If we are unable to successfully manage our expansion, we may encounter operational and financial difficulties which would in turn adversely affect our business and financial results.

We may require additional funding for our growth plans, and such funding may result in a dilution of your investment.

We attempted to estimate our funding requirements in order to implement our growth plans.

If the costs of implementing such plans should exceed these estimates significantly or if we come across opportunities to grow through expansion plans which cannot be predicted at this time, and our funds generated from our operations prove insufficient for such purposes, we may need to raise additional funds to meet these funding requirements.

These additional funds may be raised by issuing equity or debt securities or by borrowing from banks or other resources. We cannot assure you that we will be able to obtain any additional financing on terms that are acceptable to us, or at all. If we fail to obtain additional financing on terms that are acceptable to us, we will not be able to implement such plans fully. Such financing even if obtained, may be accompanied by conditions that limit our ability to pay dividends or require us to seek lenders’ consent for payment of dividends, or restrict our freedom to operate our business by requiring lender’s consent for certain corporate actions.

Further, if we raise additional funds by way of a rights offering or through the issuance of new shares, any shareholders who are unable or unwilling to participate in such an additional round of fund raising may suffer dilution in their investment.

Our strategy to acquire companies may result in unsuitable acquisitions or failure to successfully integrate acquired companies, which could lead to reduced profitability.

We intend to expand our business through acquisitions of companies or operations similar to our own.  We may be unsuccessful in identifying suitable acquisition candidates, or may be unable to consummate a desired acquisition.  To the extent any future acquisitions are completed, we may be unsuccessful in integrating acquired companies or their operations, or if integration is more difficult than anticipated, we may experience disruptions that could have a material adverse impact on future profitability.  Some of the risks that may affect our ability to integrate, or realize any anticipated benefits from, acquisitions include:

•	unexpected losses of key employees or customer of the acquired company;
•	difficulties integrating the acquired company's standards, processes, procedures and controls;
•	difficulties hiring additional management and other critical personnel;
•	difficulties increasing the scope, geographic diversity and complexity of our operations;
•	difficulties consolidating facilities, transferring processes and know-how;
•	difficulties reducing costs of the acquired company's business; and
•	diversion of management's attention from our management.

We may be exposed to potential risks relating to our internal controls over financial reporting.

The Company’s management is responsible for establishing and maintaining adequate internal control over our financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act. The Company’s management is also required to assess and report on the effectiveness of the Company’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”).   Internal control over financial reporting is a process to provide reasonable assurance regarding the reliability of the Company’s financial reporting for external purposes in accordance with generally accepted accounting principles. Internal control over financial reporting includes policies and procedures that: (i) pertain to maintaining records that in reasonable detail accurately and fairly reflect the Company’s transactions; (ii) provide reasonable assurance that transactions are recorded as necessary for preparation of the Company’s financial statements and that receipts and expenditures of company assets are made in accordance with management authorization; and (iii) provide reasonable assurance that unauthorized acquisition, use or disposition of company assets that could have a material effect on our financial statements would be prevented or detected on a timely basis.

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Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies and procedures may deteriorate.

Our holding company structure may limit the payment of dividends.

We have no direct business operations, other than our ownership of our subsidiaries and contractual relationship with Junlong. Should we decide in the future to pay dividends, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions as discussed below. If future dividends are paid in RMB, fluctuations in the exchange rate for the conversion of RMB into U.S. dollars may reduce the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars. Further, dividends paid to non-PRC stockholders may be subject to a 10% withholding, as further discussed in a later section. Under the EIT Law, we may be classified as a ‘resident enterprise’ of the PRC. Such classification will likely result in unfavorable tax consequences to us and our non-PRC shareholders.”

PRC regulations currently permit the payment of dividends only out of accumulated profits as determined in accordance with PRC accounting standards and regulations. Our subsidiary in the PRC is also required to set aside a portion of its after tax profits according to PRC accounting standards and regulations to fund certain reserve funds. Currently, our subsidiary in the PRC is the only sources of revenues or investment holdings for the payment of dividends. If it does not accumulate sufficient profits under PRC accounting standards and regulations to first fund certain reserve funds as required by PRC accounting standards, we will be unable to pay any dividends.

RISKS RELATING TO OUR COMMERCIAL RELATIONSHIP WITH JUNLONG

All of our revenues are generated through our VIE, and we rely on payments made by our VIE to Zhonghefangda, our subsidiary, pursuant to contractual arrangements to transfer any such revenues to Zhonghefangda. Any restriction on such payments and any increase in the amount of PRC taxes applicable to such payments may materially and adversely affect our business and our ability to pay dividends to our shareholders.

We conduct substantially all of our operations through Junlong, our VIE, which generates all of our revenues. As Junlong is not owned by our subsidiary, it is not able to make dividend payments to our subsidiary. Instead, Zhonghefangda, our subsidiary in China, entered into a number of contracts with Junlong, including a Management and Consulting Services Agreement, an Equity Pledge Agreement, an Option Agreement and a Voting Rights Proxy Agreement, pursuant to which Junlong pays Zhonghefangda for certain services that Zhonghefangda provides to Junlong. However, depending on the nature of services provided, certain of these payments are subject to PRC taxes at different rates, including business taxes and VATs, which effectively reduce the amount that Zhonghefangda receives from Junlong. We cannot assure you that the PRC government will not impose restrictions on such payments or change the tax rates applicable to such payments. Any such restrictions on such payment or increases in the applicable tax rates may materially and adversely affect our ability to receive payments from Junlong or the amount of such payments, and may in turn materially and adversely affect our business, our net income and our ability to pay dividends to our shareholders.

Dishan Guo, Jinzhou Zeng, and Xiaofen Wang’s association with Junlong could pose a conflict of interest which may result in Junlong decisions that are adverse to our business.

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Dishan Guo, Jinzhou Zeng and Xiaofen Wang, who hold controlling interest in Classic Bond are also controlling shareholders of our VIE. Conflicts of interests between their dual roles as owners of both Junlong and our company may arise. We cannot assure you that when conflicts of interest arise, any or all of these individuals will act in the best interests of our company or that any conflict of interest will be resolved in our favor. In addition, these individuals may breach or cause Junlong to breach or refuse to renew the existing contractual arrangements, which will have a material adverse effect on our ability to effectively control Junlong and receive economic benefits from it. If we cannot resolve any conflicts of interest or disputes between us and the beneficial owners of Junlong, we would have to rely on legal proceedings, the outcome of which is uncertain and which could be disruptive to our business.

Messrs Guo, Zeng and Wang do not have a formalized dispute resolution agreement. However, it is anticipated that parties will resolve any conflict through mutual consultation and negotiations as is typical in China. Should such conflict endure, the parties will subject their dispute to be adjudicated before a court of competent jurisdiction in China. The Company does not have a policy pursuant to which its directors, such as Messrs. Guo, Zeng and Wang must resolve any conflict of interest that arise as a result of their ownership interests in or management of other companies, such as Classic Bond.

If Junlong or the VIE Shareholders violate our contractual arrangements with it, our business could be disrupted and we may have to resort to litigation to enforce our rights which may be time consuming and expensive.

Our operations are currently dependent upon our commercial relationship with Junlong. If Junlong or their shareholders are unwilling or unable to perform their obligations under our commercial arrangements with them, including payment of revenues under the Management and Consulting Service Agreement, we will not be able to conduct our operations in the manner currently planned.

If the PRC government determines that the agreements establishing the structure for operating our China business do not comply with applicable PRC laws, rules and regulations, we could be subject to severe penalties including being prohibited from continuing our operations in the PRC.

On August 8, 2006, six PRC regulatory agencies, including Ministry of Commerce (the “MOFCOM ”), the China Securities Regulatory Commission (the “ CSRC ”), the State Asset Supervision and Administration Commission (the “ SASAC ”), the State Administration of Taxation (the “SAT ”), the State Administration for Industry and Commerce (the “ SAIC ”) and the State Administration of Foreign Exchange (the “ SAFE ”), jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rule (the “ M&A Rule ”), which became effective on September 8, 2006. This new regulation, among other things, governs the approval process by which a PRC company may participate in an acquisition of assets or equity interests. In the opinion of our PRC counsel, China Commercial Law Firm, this approval process was not required in our case because we have not acquired either the equity or assets of a company located in the PRC, and that the VIE agreements do not constitute such an acquisition. If the PRC government were to take a contrary view, we might be subject to fines or other enforcement action, and might be forced to amend or terminate our contractual arrangements with Junlong, which could have an adverse effect on our business.

Uncertainties in the PRC legal system may impede our ability to enforce the commercial agreements that we have entered into with Junlong or any arbitral award thereunder and any inability to enforce these agreements could materially and adversely affect our business and operation.

While disputes under the Consulting Agreement with Junlong are subject to binding arbitration before the China International Economic and Trade Arbitration Commission, or CIETAC, in accordance with CIETAC Arbitration Rules, the agreements are governed by PRC law and an arbitration award may be challenged in accordance with PRC law. For example, a claim that the enforcement of an award in our favor will be detrimental to the public interest, or that an issue does not fall within the scope of the arbitration would require us to engage in administrative and judicial proceedings to defend an award. PRC legal system is a civil law system based on written statutes and unlike common law systems, it is a system in which decided legal cases have little value as precedent. As a result, PRC administrative and judicial authorities have significant discretion in interpreting and implementing statutory and contractual terms, and it may be more difficult to evaluate the outcome of administrative and judicial proceedings and the level of legal protection available than in more developed legal systems. These uncertainties may impede our ability to enforce the terms of the Consulting Agreement and the other contracts that we may enter into with Junlong. Any inability to enforce the Consulting Agreement or an award thereunder could materially and adversely affect our business and operation.

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Our arrangements with Junlong and the VIE Shareholders may be subject to a transfer pricing adjustment by the PRC tax authorities which could have an adverse effect on our income and expenses.

We could face material and adverse tax consequences if the PRC tax authorities determine that our contracts with Junlong and the VIE Shareholders were not entered into based on arm’s length negotiations. If the PRC tax authorities determine that these contracts were not entered into on an arm’s length basis, they may adjust our income and expenses for PRC tax purposes in the form of a transfer pricing adjustment. Such an adjustment may require that we pay additional PRC taxes plus applicable penalties and interest, if any.

RISKS RELATED TO DOING BUSINESS IN THE PRC

New labor law in the PRC may adversely affect our results of operations.

On June 29, 2007, the National People’s Congress promulgated the Labor Contract Law of PRC, or the Labor Law, which became effective as of January 1, 2008. On September 18, 2008, the PRC State Council issued the PRC Labor Contract Law Implementation Rules, which became effective as of the date of issuance. The Labor Law and its implementation rules are intended to give employees long-term job security by, among other things, requiring employers to enter into written contracts with their employees and restricting the use of temporary workers. The Labor Law and its implementation rules impose greater liabilities on employers, require certain terminations to be based upon seniority rather than merit and significantly affect the cost of an employer’s decision to reduce its workforce. Employment contracts lawfully entered into prior to the implementation of the Labor Law and continuing after the date of its implementation remain legally binding and the parties to such contracts are required to continue to perform their respective obligations thereunder. However, employment relationships established prior to the implementation of the Labor Law without a written employment agreement were required to be memorialized by a written employment agreement that satisfies the requirements of the Labor Law within one month after it became effective on January 1, 2008. In the event we decide to significantly change or decrease our workforce, the New Labor Contract Law could adversely affect our ability to enact such changes in a manner that is most advantageous to our business or in a timely and cost effective manner, thus materially and adversely affecting our financial condition and results of operations.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption law, and any determination that we violated such laws could hurt our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. We are also subject to Chinese anti-corruption laws, which strictly prohibit bribery. We have operations, agreements with third parties and make sales in the PRC, which may experience corruption. Our activities in the PRC create the risk of unauthorized payments or offers of payments by one of the employees, consultants, sales agents or distributors of our Company, even though these parties are not always subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and our employees, consultants, sales agents or distributors may engage in conduct for which we might be held responsible. Violations of the FCPA or Chinese anti-corruption law may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the United States government may seek to hold us liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

Changes in PRC political or economic situation could harm us and our operating results.

Some of the changes in PRC political or economic situation that could harm us and our operating results are the:

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•	level of government involvement in the economy;
•	control of foreign exchange;
•	methods of allocating resources;
•	balance of payments position;
•	international trade restrictions; and
•	international conflict.

The PRC economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. For example, state-owned enterprises still constitute a large portion of the PRC economy and weak corporate governance and a lack of flexible currency exchange policy still prevail in the PRC. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the PRC economy was similar to those of the OECD member countries.

Our business is largely subject to the uncertain legal environment in China and your legal protection could be limited.

The PRC legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used. The overall effect of legislation enacted over the past 20 years has been to enhance the legal protections afforded to foreign invested enterprises in the PRC. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign invested enterprises to hold licenses and permits such as requisite business licenses. In addition, all of our executive officers and our directors are residents of the PRC and not of the U.S., and substantially all the assets of these persons are located outside the U.S. As a result, it could be difficult for investors to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against our PRC operations and our controlled VIE.

The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC only recently has permitted provincial and local economic autonomy and private economic activities. The PRC government has exercised and continues to exercise substantial control over virtually every sector of the PRC economy through regulation and state ownership. Our ability to operate in the PRC may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in the PRC are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the PRC or particular regions thereof, and could require us to divest ourselves of any interest we then hold in PRC properties or joint ventures.

Future inflation in the PRC may inhibit our ability to conduct business in the PRC.

In recent years, the PRC economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in the PRC has been as high as 20.7% and as low as   -2.2%. These factors have led to the adoption by the PRC government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the PRC government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in the PRC, and thereby harm the market for our products and our company.

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Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

The majority of our revenues will be settled in Renminbi and any future restrictions on currency exchanges may limit our ability to use revenue generated in Renminbi to fund any future business activities outside the PRC or to make dividend or other payments in U.S. dollars. Current significant currency exchange restrictions include the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in the PRC authorized to conduct foreign exchange business. In addition, conversion of Renminbi for capital account items, including direct investment and loans, is subject to governmental approval in the PRC, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the PRC regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident stockholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC controlled VIEs, limit our PRC controlled VIEs’ ability to distribute profits to us or otherwise materially adversely affect us.

On October 21, 2005, the State Administration for Foreign Exchange of the PRC (“ SAFE ”) issued a Circular on Relevant Issues Concerning Foreign Exchange Administration on the Financing and Return Investment by Chinese Domestic Residents through Overseas Special Purpose Companies (“ Circular 75 ”), which became effective on November 1, 2005.  Circular 75 and its relevant implementing rules issued thereafter regulate the foreign exchange matters in relation to the use of a “special purpose vehicle” by PRC residents to seek offshore equity financing and conduct “round trip investment” in China.  Under Circular 75, a “special purpose vehicle” or “SPV” refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or PRC entities for the purpose of seeking offshore equity financing using assets or interests owned by such PRC residents or PRC entities in onshore companies, while “round trip investment” refers to the direct investment in China by PRC residents through the “ SPV ”, including without limitation establishing foreign invested enterprises and using such foreign invested enterprises to purchase or control (by way of contractual arrangements) onshore assets.  Pursuant to Circular 75, (i) a PRC resident shall register with a local branch of the SAFE before he or she establishes or controls an overseas SPV, for the purpose of overseas equity financing (including convertible debt financing); (ii) when a PRC resident contributes the assets of or his or her equity interests in a domestic enterprise to an SPV, or engages in overseas financing after contributing assets or equity interests to an SPV, such PRC resident must register his or her interest in the SPV and any subsequent changes in such interest with a local branch of the SAFE; and (iii) when the SPV undergoes a material change outside of China, such as a change in share capital or merger or acquisition, the PRC resident shall, within 30 days from the occurrence of the event that triggers the change, register such change with a local branch of the SAFE.  In addition, the PRC subsidiary of the offshore SPV are prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to their offshore special purpose vehicle parent companies if the SPV shareholders who are PRC residents have not completed foreign exchange registration pursuant to Circular 75.  If any PRC resident stockholder of a SPV fails to make the required SAFE registration and amended registration, the onshore PRC subsidiaries of that offshore company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the offshore entity.  Failure to comply with the SAFE registration and amendment requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

Our current shareholders, who are PRC residents as defined in Circular 75, (the “ PRC Shareholders ”) have not completed the necessary registrations as required under Circular 75.  We have already asked our PRC Shareholders to make up the necessary applications and registrations as required under Circular 75 and related regulations, and our PRC Shareholders have agreed to do so immediately. However, we cannot assure you that our PRC Shareholders will be able to make up the necessary approval and registration procedures required by the Circular 75 and related regulations.  Failure by the PRC Shareholders to register as required with the relevant local branch of SAFE could subject them to fines and legal sanctions and may also limit our ability to contribute additional capital into or provide loans to (including using the proceeds from this offering) our PRC subsidiary, limit our PRC subsidiary’s ability to pay dividends or otherwise distribute profits to us, or otherwise adversely affect us.

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 The approval of the China Securities Regulatory Commission, or the CSRC, may be required in connection with this offering under PRC regulations. The regulation also establishes more complex procedures for acquisitions conducted by foreign investors that could make it more difficult for us to grow through acquisitions.

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors , which became effective on September 8, 2006 (the “ M&A Rules ”). The M&A Rules requires offshore special purpose vehicles that are controlled by PRC companies or residents and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies or assets to obtain CSRC approval prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, the CSRC published a notice on its website specifying the documents and materials that special purpose vehicles are required to submit when seeking CSRC approval for their listings outside of China. The interpretation and application of the M&A Rules remain unclear, and this offering may ultimately require approval from the CSRC, and if it does, it is uncertain how long it will take us to obtain the approval. If CSRC approval is required for this offering, our failure to obtain or delay in obtaining the CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies, which could include fines and penalties on our operations in China, restrictions or limitations on our ability to pay dividends outside of China, and other forms of sanctions that may materially and adversely affect our business, results of operations and financial condition. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the offering.

Our PRC counsel, China Commercial Law Firm, has advised us that, based on their understanding of the current PRC laws, regulations and rules and the procedures announced on September 21, 2006, because (i) we established our PRC subsidiary by means of direct investment other than by merger or acquisition of the equity or assets of Junlong, and (ii) our VIE between our PRC subsidiary and Junlong does not constitute the acquisition of our PRC subsidiary, we are not required to apply with the CSRC for the approval of the listing and offering on the OTCBB market.

The M&A Rules also established additional procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex, including requirements in some instances that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, or that the approval from the MOFCOM be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. We may grow our business in part by acquiring other companies operating in our industry. Complying with the requirements of the M&A Rules to complete such transactions could be time-consuming, and any required approval processes, including approval from Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

The M&A Rules, along with foreign exchange regulations discussed in the above subsection, will be interpreted or implemented by the relevant government authorities in connection with our future offshore financings or acquisitions, and we cannot predict how they will affect our business development strategy.

Under the EIT Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the new PRC Enterprise Income Tax Law, or the EIT Law, and its implementing rules, both of which became effective on January 1, 2008, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a PRC enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

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On April 22, 2009, the State Administration of Taxation issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the Notice, further interpreting the application of the EIT Law and its implementation non-PRC enterprise or group controlled offshore entities. Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a PRC enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if (i) its senior management in charge of daily operation reside or perform their duties mainly in the PRC; (ii) its financial or personnel decisions are made or approved by bodies or persons in the PRC; (iii) its substantial properties, accounting books, corporate chops, board and shareholder minutes are kept in the PRC; and (iv) half of the directors with voting rights or senior management often resident in the PRC. Such resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and must pay a withholding tax at a rate of 10% when paying dividends to its non-PRC shareholders. However, it remains unclear as to whether the Notice is applicable to an offshore enterprise incorporated by a PRC natural person. Nor are detailed measures on imposition of tax from non-domestically incorporated resident enterprises available. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

However, as our case substantially meets the foregoing criteria, there is a likelihood that we are deemed to be a resident enterprise by PRC tax authorities. If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on financing proceeds and non-PRC source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the EIT Law and its implementing rules dividends paid to us from our PRC subsidiaries would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC shareholders and with respect to gains derived by our non-PRC shareholders from transferring our shares. We are actively monitoring the possibility of “resident enterprise” treatment for the 2008 tax year and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible.

If we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both the U.S. and the PRC, and our PRC tax may not be creditable against our U.S. tax.

The value of our securities will be affected by the currency exchange rate between U.S. dollars and RMB.

The value of our Common Stock will be affected by the foreign exchange rate between U.S. dollars and RMB, and between those currencies and other currencies in which our sales may be denominated. For example, if we need to convert U.S. dollars into RMB for our operational needs and the RMB appreciates against the U.S. dollar at that time, our financial position, our business, and the price of our Common Stock may be harmed. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of declaring dividends on our Common Stock or for other business purposes and the U.S. dollar appreciates against the RMB, the U.S. dollar equivalent of our earnings from our subsidiaries in the PRC would be reduced.

RISKS RELATED TO THE MARKET FOR OUR STOCK

Our Common Stock is quoted on the OTC Bulletin Board which may have an unfavorable impact on our stock price and liquidity.

Our Common Stock is quoted on the OTC Bulletin Board. The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or NASDAQ stock markets. The quotation of our shares on the OTC Bulletin Board means there is a less liquid market available for existing and potential stockholders to trade shares of our Common Stock. The limited liquidity could depress the trading price of our Common Stock and could have a long-term adverse impact on our ability to raise capital in the future.

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You may have difficulty trading and obtaining quotations for our Common Stock.

Our Common Stock does not trade, and the bid and asked prices for our Common Stock on the OTC Bulletin Board may fluctuate widely in the future. As a result, investors may find it difficult to dispose of, or to obtain accurate quotations of the price of, our securities. This severely limits the liquidity of the Common Stock, and would likely reduce the market price of our Common Stock and hamper our ability to raise additional capital.

The market price of our Common Stock is likely to be highly volatile and subject to wide fluctuations.

Dramatic fluctuations in the price of our Common Stock may make it difficult to sell our Common Stock. The market price of our Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including:

•	dilution caused by our issuance of additional shares of Common Stock and other forms of equity securities, which we expect to make in the Offering and in connection with future capital financings to fund our operations and growth, to attract and retain valuable personnel and in connection with future strategic partnerships with other companies;
•	variations in our quarterly operating results;
•	announcements that our revenue or income are below or that costs or losses are greater than analysts’ expectations;
•	the general economic slowdown;
•	sales of large blocks of our Common Stock;
•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments; and
•	fluctuations in stock market prices and volumes;

These and other factors are largely beyond our control, and the impact of these risks, singly or in the aggregate, may result in material adverse changes to the market price of our Common Stock and/or our results of operations and financial condition.

We do not expect to pay cash dividends on our Common Stock in the future.

We have paid no cash dividends on our Common Stock in the past and do not intend to pay any cash dividends on our Common Stock in the foreseeable future. We anticipate that we will reinvest profits from our operations, if any, into our business.  We cannot assure you that we will ever pay cash dividends to holders of our Common Stock. Therefore, investors will not receive any funds unless they sell their Common Stock, and stockholders may be unable to sell their shares on favorable terms or at all. Investors cannot be assured of a positive return on investment or that they will not lose the entire amount of their investment in the Common Stock.

You may be diluted if we issue additional equity securities.

We anticipate issuing additional equity securities in the future.  There can be no assurance that the pricing of any such additional securities will not be lower than the price at which you purchased your securities in this Offering.  If and when we issue additional securities, it is possible that your percentage interest in us will be diluted further.

We are subject to penny stock regulations and restrictions.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. If our Common Stock becomes a “penny stock,” we may become subject to Rule 15g-9 under the Exchange Act, or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

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For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our Common Stock will qualify for exemption from the Penny Stock Rule. In any event, even if our Common Stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including SOX and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting.  Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

Certain provisions of our Articles of Incorporation may make it more difficult for a third party to effect a change-in-control.

Our Articles of Incorporation authorizes the Board of Directors to issue up to 50 million shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors without further action by the stockholders. These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights and redemption rights provisions. The issuance of any preferred stock could diminish the rights of holders of our Common Stock, and therefore could reduce the value of such Common Stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of the Board of Directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent the stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our Common Stock.

USE OF PROCEEDS

We will not receive any of the proceeds from any sales of the shares offered for sale and sold under this prospectus by the selling stockholders. To the extent the warrants are exercised for cash, we will receive the exercise price for those warrants. We intend to use the proceeds from the exercise of the warrants for working capital and other general corporate purposes. We cannot assure you that any of the warrants will ever be exercised or exercised for cash, if at all. To the extent that the warrants are exercised on a cashless basis, we will not receive any proceeds from the exercise of the warrants.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

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SELLING SHAREHOLDERS

The securities being offered hereunder are being offered by the selling shareholders listed below or their respective transferees, pledgees, donees or successors. Each selling shareholder may from time to time offer and sell any or all of such selling shareholder’s shares that are registered under this prospectus. For purposes of the selling shareholder table below, we are assuming the sale of all of the shares being registered. The dollar value of the shares being registered as of February 2, 2012 was $2,899,198, which is approximately 45.2% of the $6,412,054 raised in the Offering.

All expenses incurred with respect to the registration of the Common Stock covered by this prospectus will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by any selling shareholder in connection with the sale of shares.

None of the selling shareholders has been an officer or director of the Company or any of its predecessors or affiliates within the last three years, nor has any selling shareholder had a material relationship with the Company.

Except for TriPoint Global Equities, LLC, Syndicated Capital, Inc., and Patrick Gaynes, John Finley, Jason Stein, Michael Graichen, Karl Birkenfeld, Brian Wood, Andrew Kramer and Qian Xu all of whom are employees of TriPoint Global Equities LLC, and Michael Dimeo, a broker at Syndicated Capital, Inc., none of the selling shareholders is a broker dealer or an affiliate of a broker dealer. None of the selling shareholders including TriPoint Global Equities, LLC and Syndicated Capital, Inc. have any agreement or understanding to distribute any of the shares being registered.

Besides the securities held by the account of Stephen S. Taylor Roth IRA c/o First Clearing, LLC and the Taylor International Fund, Ltd., over which Steven Taylor exercises the voting and dispositive power, there are no relationships among the selling shareholders other than the relationships identified below.

The following table sets forth, with respect to the selling shareholders (i) the number of shares of Common Stock beneficially owned as of February 2, 2012 and prior to the offering contemplated hereby, (ii) the maximum number of shares of Common Stock which may be sold by the selling shareholders under this prospectus, and (iii) the number of shares of Common Stock which will be owned after the offering by the selling shareholders. All shareholders listed below are eligible to sell their shares. The percentage ownerships set forth below are based on 21,308,247 shares of Common Stock outstanding as of the date of this prospectus.

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Name of Shareholder	Total Number of Shares of Common Stock Held Prior to Offering	Number of Shares of Common Stock Held and Offered Pursuant to this Prospectus	Number of Shares of Common Stock Underlying the Preferred Shares and Warrants Held and Offered Pursuant to the Prospectus	Shares Beneficially Owned Before Offering (Percentage) (1)(2)	Shares Beneficially Owned After the Offering (Number) (1)	Shares Beneficially Owned After the Offering (Percentage) (1)(2)	Acquisition Price per Share
BBS Capital Fund, LP (3)	27,717	280,000	260,000	1.33%	27,717	0.13%	$1.35
Dennis Jason Wong, Sole Trustee of the Dennis and Shannon Wong Family Trust (4)	23,560	238,000	221,000	1.14%	23,560	0.11%	$1.35
DSEA Wong Foundation (5)	13,858	140,000	130,000	0.67%	13,858	0.07%	$1.35
SPI Hawaii Investments, LP (6)	31,876	322,000	299,000	1.53%	31,876	0.15%	$1.35
Greg Freihofner	6,929	70,000	65,000	0.34%	6,929	0.03%	$1.35
Steven Cooley Smith	5,196	52,500	48,750	0.25%	5,196	0.02%	$1.35
Gary Reed Hawkins	17,019	171,920	159,640		17,019	0.08%	$1.35
Daybreak Special Situations Master Fund (7)	4,157	42,000	39,000	0.82%	4,157	0.02%	$1.35
Robert Lee Moody, Jr.	13,858	140,000	130,000	0.20%	13,858	0.07%	$1.35
Haus Capital Fund, LLP (8)	6,929	70,000	65,000	0.67%	6,929	0.03%	$1.35
Silver Rock II, Ltd (9)	20,788	210,000	195,000	0.34%	20,788	0.10%	$1.35
MKM Opportunity Master Fund, Ltd (10)	11,086	112,000	104,000	1.00%	11,086	0.05%	$1.35
Lennox Capital Partners, LP (11)	51,279	518,000	481,000	0.54%	51,279	0.24%	$1.35
Squires Family LP (12)	19,403	196,000	182,000	2.44%	19,403	0.09%	$1.35
Rushlade Investments Ltd (13)	10,395	105,000	97,500	0.94%	10,395	0.05%	$1.35
Cranshire Capital, LP (14)	10,255	103,600	96,200	0.50%	10,255	0.05%	$1.35
John Charles Kleinert	1,385	14,000	13,000	0.50%	1,385	0.01%	$1.35
Venturetek, L.P. (15)	18,018	182,000	169,000	0.07%	18,018	0.08%	$1.35
Stephen S. Taylor Roth IRA c/o First Clearing, LLC (16)	51,279	518,000	481,000	0.87%	51,279	0.24%	$1.35
Taylor International Fund, Ltd (17)	155,221	1,568,000	1,456,000	2.44%	155,221	0.73%	$1.35
Blue Earth Fund, LP (18)	2,772	28,000	26,000	7.08%	2,772	0.01%	$1.35
Paul Hickey	1,385	14,000	13,000	0.13%	1,385	0.01%	$1.35
Joseph J Amiel Money Purchase Plan (19)	2,564	25,900	24,050	0.07%	2,564	0.01%	$1.35
Dynacap Global Capital Fund II LP (20)	5,544	56,000	52,000	0.12%	5,544	0.03%	$1.35
John David Bell	4,157	42,000	39,000	0.27%	4,157	0.02%	$1.35
Kari Ekholm	2,772	28,000	26,000	0.20%	2,772	0.01%	$1.35
Tommy Dilling	1,560	15,750	14,625	0.13%	1,560	0.01%	$1.35
Peter Ekberg	1,560	15,750	14,625	0.08%	1,560	0.01%	$1.35
Kristian Stensjo and Pernilla Stensjo	2,079	21,000	19,500	0.08%	2,079	0.01%	$1.35
Enebybergs Revisionsbyra AB (21)	7,761	78,400	72,800	0.10%	7,761	0.04%	$1.35
Minti Global Investment 2KB (22)	20,530	207,396	192,582	0.38%	20,530	0.10%	$1.35
P.J. Levay Lawrence	9,979	100,800	93,600	0.99%	9,979	0.05%	$1.35
P.K. Solutions AB (23)	10,290	103,950	96,525	0.48%	10,290	0.05%	$1.35
Heinrich H Foerster	2,216	22,400	20,800	0.50%	2,216	0.01%	$1.35
Jesper Kronborg	2,079	21,000	19,500	0.11%	2,079	0.01%	$1.35
Garolf AB	15,418	155,750	144,625	0.10%	15,418	0.07%	$1.35
Peter Gustafsson	5,134	51,870	48,165	0.75%	5,134	0.02%	$1.35
Ferghal O'Regan	15,521	156,800	145,600	0.25%	15,521	0.07%	$1.35
David Sandgren	7,186	72,590	67,405	0.75%	7,186	0.03%	$1.35
Niklas Flisberg	10,255	103,600	96,200	0.35%	10,255	0.05%	$1.35
Robin Whaite	9,008	91,000	84,500	0.50%	9,008	0.04%	$1.35
Herbert Verse	2,980	30,100	27,950	0.44%	2,980	0.01%	$1.35
Olive or Twist Limited (24)	4,619	46,662	43,329	0.14%	4,619	0.02%	$1.35
ULF Sorvik	5,128	51,800	48,100	0.22%	5,128	0.02%	$1.35
Hans Waren	4,157	42,000	39,000	0.25%	4,157	0.02%	$1.35
Paul Maas	1,385	14,000	13,000	0.20%	1,385	0.01%	$1.35
TriPoint Global Equities, LLC (25)	0	344,218	344,218	0	0	0	$1.35
Patrick Gaynes (26)	0	1,983	1,983	0	0	0	$1.35
Jason Stein (27)	0	36,544	36,544	0	0	0	$1.35
Michael Graichen (28)	0	43,134	43,134	0	0	0	$1.35
Karl Birkenfeld (29)	0	8,222	8,222	0	0	0	$1.35
John Finley (30)	0	15,000	15,000	0	0	0	$1.35
Brian Wood (31)	0	15,000	15,000	0	0	0	$1.35
Andrew Kramer (32)	0	31,500	31,500	0	0	0	$1.35
Qian Xu (33)	0	24,500	24,500	0	0	0	$1.35
Syndicated Capital, Inc. (34)	0	36,817	36,817	0	0	0	$1.35
Michael Dimeo (35)	0	36,815	36,815	0	0	0	$1.35
Halycon Cabot Partners, LLC (36)	0	4,725	4,725	0	0	0	$1.35
Total	658,247	7,274,996	6,773,029	31.34%	658,247	3.09%

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(1)	Under applicable SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. Each listed selling stockholder has the sole investment and voting power with respect to all shares of Common Stock shown as beneficially owned by such selling stockholder, except as otherwise indicated in the footnotes to the table.

(2)	As of February 2, 2012, there were 21,308,247 shares of our Common Stock issued and outstanding. In determining the percent of Common Stock beneficially owned by a selling shareholder as of February 2, 2012 , (a) the numerator is the number of shares of Common Stock beneficially owned by such selling shareholder (including the shares that he has the right to acquire within 60 days of February 2, 2012 , and (b) the denominator is the sum of (i) the 21,308,247 shares of Common Stock outstanding on February 2, 2012 and (ii) the number of shares of Common Stock which such selling shareholder has the right to acquire within 60 days of February 2, 2012 .

(3)	Berke Bakay has the voting and dispositive power over the securities held for the account of this selling stockholder.

(4)	Dennis Jason Wong has the voting and dispositive power over the securities held for the account of this selling stockholder.

(5)	Dennis Jason Wong has the voting and dispositive power over the securities held for the account of this selling stockholder.

(6)	Dennis Jason Wong has the voting and dispositive power over the securities held for the account of this selling stockholder.

(7)	Larry Butz and John Prinz have voting and dispositive power over the securities held for the account of this selling stockholder.

(8)	William Haus has the voting and dispositive power over the securities held for the account of this selling stockholder.

(9)	Ezzat Jallad has the voting and dispositive power over the securities held for the account of this selling stockholder.

(10)	David Skriloff has the voting and dispositive power over the securities held for the account of this selling stockholder.

(11)	Richard Squires has the voting and dispositive power over the securities held for the account of this selling stockholder.

(12)	Richard Squires has the voting and dispositive power over the securities held for the account of this selling stockholder.

(13)	Anthony Heller has the voting and dispositive power over the securities held for the account of this selling stockholder.

(14)	Keith Goodman has the voting and dispositive power over the securities held for the account of this selling stockholder.

(15)	David Selengut and Dov Perlysky have the voting and dispositive power over the securities held for the account of this selling stockholder.

(16)	Steven S. Taylor has the voting and dispositive power over the securities held for the account of this selling stockholder. Steven S. Taylor also has the voting and dispositive power over the securities held for the account of the Taylor International Fund, Ltd.

(17)	Steven S. Taylor has the voting and dispositive power over the securities held for the account of this selling stockholder. Steven S. Taylor also has the voting and dispositive power over the securities held for the account of the Stephen S. Taylor Roth IRA c/o First Clearing, LLC

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(18)	Brett Conrad has the voting and dispositive power over the securities held for the account of this selling stockholder.

(19)	Joseph Amiel has the voting and dispositive power over the securities held for the account of this selling stockholder.

(20)	Charles Smith has the voting and dispositive power over the securities held for the account of this selling stockholder .

(21)	Lars Svantemark has the voting and dispositive power over the securities held for the account of this selling stockholder.

(22)	Ulf Ivarsson has the voting and dispositive power over the securities held for the account of this selling stockholder.

(23)	Peter Gustafsson has the voting and dispositive power over the securities held for the account of this selling stockholder.

(24)	Joel Wahlstrom has the voting and dispositive power over the securities held for the account of this selling stockholder.

(25)	Tommy Maartensson has the voting and dispositive power over the securities held for the account of this selling stockholder.

(26)	In connection with the February 2011 Offering, we engaged TriPoint Global Equities, LLC (“TriPoint”) as one of our placement agents. As part of the consideration for TriPoint’s services, we issued TriPoint Placement Agent Warrants to purchase 247,296 shares of Common Stock, Series A Warrants to purchase 48,461 shares of Common Stock, and Series B Warrants to purchase 48,461 shares of Common Stock. TriPoint is a registered broker-dealer. Mark Elenowitz and Michael Boswell have the voting and dispositive power over the securities held for the account of this selling stockholder.

(27)	In connection with the Offering, we engaged Patrick Gaynes as one of our placement agents. As part of the consideration for Mr. Gaynes’ services, we issued Mr. Gaynes Placement Agent Warrants to purchase 1,417 shares of Common Stock, Series A Warrants to purchase 283 shares of Common Stock, and Series B Warrants to purchase 283 shares of Common Stock. Mr. Gaynes is a registered broker-dealer with TriPoint Global Equities, LLC. Mr. Gaynes has the sole voting and dispositive power over the securities held for the account of this selling stockholder.

(28)	In connection with the Offering, we engaged Jason Stein as one of our placement agents. As part of the consideration for Mr. Stein’s services, we issued Mr. Stein Placement Agent Warrants to purchase 26,104 shares of Common Stock, Series A Warrants to purchase 5,220 shares of Common Stock, and Series B Warrants to purchase 5,220 shares of Common Stock. Mr. Stein is a registered broker-dealer with TriPoint Global Equities, LLC. Mr. Stein has the sole voting and dispositive power over the securities held for the account of this selling stockholder.

(29)	In connection with the Offering, we engaged Michael Graichen as one of our placement agents. As part of the consideration for Mr. Graichen’s services, we issued Mr. Graichen Placement Agent Warrants to purchase 30,810 shares of Common Stock, Series A Warrants to purchase 6,162 shares of Common Stock, and Series B Warrants to purchase 6,162 shares of Common Stock. Mr. Graichen is a registered broker-dealer with TriPoint Global Equities, LLC. Mr. Graichen has the sole voting and dispositive power over the securities held for the account of this selling stockholder.

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(30)	In connection with the Offering, we engaged Karl Birkenfeld as one of our placement agents. As part of the consideration for Mr. Birkenfeld’s services, we issued Mr. Birkenfeld Placement Agent Warrants to purchase 5,874 shares of Common Stock, Series A Warrants to purchase 1,174 shares of Common Stock, and Series B Warrants to purchase 1,174 shares of Common Stock. Mr. Birkenfeld is a registered broker-dealer with TriPoint Global Equities, LLC. Mr. Birkenfeld has the sole voting and dispositive power over the securities held for the account of this selling stockholder.

(31)	In connection with the Offering, we engaged John Finley as one of our placement agents. As part of the consideration for Mr. Finley’s services, we issued Mr. Finley Placement Agent Warrants to purchase 10,000 shares of Common Stock, Series A Warrants to purchase 2,500 shares of Common Stock, and Series B Warrants to purchase 2,500 shares of Common Stock. Mr. Finley is a registered broker-dealer with TriPoint Global Equities, LLC. Mr. Finley has the sole voting and dispositive power over the securities held for the account of this selling stockholder.

(32)	In connection with the Offering, we engaged Brian Wood as one of our placement agents. As part of the consideration for Mr. Wood’s services, we issued Mr. Wood Placement Agent Warrants to purchase 10,000 shares of Common Stock, Series A Warrants to purchase 2,500 shares of Common Stock, and Series B Warrants to purchase 2,500 shares of Common Stock. Mr. Wood is a registered broker-dealer with TriPoint Global Equities, LLC. Mr. Wood has the sole voting and dispositive power over the securities held for the account of this selling stockholder.

(33)	In connection with the Offering, we engaged Andrew Kramer as one of our placement agents. As part of the consideration for Mr. Kramer’s services, we issued Mr. Kramer Placement Agent Warrants to purchase 22,500 shares of Common Stock, Series A Warrants to purchase 4,500 shares of Common Stock, and Series B Warrants to purchase 4,500 shares of Common Stock. Mr. Kramer is a registered broker-dealer with TriPoint Global Equities, LLC. Mr. Kramer has the sole voting and dispositive power over the securities held for the account of this selling stockholder.

(34)	In connection with the Offering, we engaged Qian Xu as one of our placement agents. As part of the consideration for Qian Xu’s services, we issued Qian Xu Placement Agent Warrants to purchase 17,500 shares of Common Stock, Series A Warrants to purchase 3,500 shares of Common Stock, and Series B Warrants to purchase 3,500 shares of Common Stock. Qian Xu is a registered broker-dealer with TriPoint Global Equities, LLC. Qian Xu has the sole voting and dispositive power over the securities held for the account of this selling stockholder.

(35)	In connection with the Offering, we engaged Syndicated Capital, Inc. (“Syndicated”) as one of our placement agents. As part of the consideration for Syndicated’s services, we issued Syndicated Placement Agent Warrants to purchase 26,297 shares of Common Stock, Series A Warrants to purchase 5,260 shares of Common Stock, and Series B Warrants to purchase 5,260 shares of Common Stock. Syndicated is a registered broker-dealer. Lloyd McAdams has the sole voting and dispositive power over the securities held for the account of this selling stockholder.

(36)	In connection with the Offering, we engaged Michael Dimeo (“Dimeo”) as one of our placement agents. As part of the consideration for Dimeo’s services, we issued Dimeo Placement Agent Warrants to purchase 26,297 shares of Common Stock, Series A Warrants to purchase 5,259 shares of Common Stock, and Series B Warrants to purchase 5,259 shares of Common Stock. Dimeo is a registered broker-dealer with Syndicated Capital, Inc. Mr. Dimeo has the sole voting and dispositive power over the securities held for the account of this selling stockholder.

(37)	In connection with the Offering, we engaged Halycon Cabot Partners, LLC (“Halycon”) as one of our placement agents. As part of the consideration for Halycon’s services, we issued Halycon Placement Agent Warrants to purchase 3,375 shares of Common Stock, Series A Warrants to purchase 675 shares of Common Stock, and Series B Warrants to purchase 675 shares of Common Stock. Halycon is a registered broker-dealer. Michael Morris has the sole voting and dispositive power over the securities held for the account of this selling stockholder.

We are not aware of any selling shareholder maintaining a short position on our Common Stock.

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Other than as shareholders of the Company and as parties to the various agreement set out in the  “Recent Sales of Unregistered Securities”  section below, we do not have any other relationships and arrangements with the selling shareholders.

PLAN OF DISTRIBUTION

The selling shareholders may sell the Common Stock offered by this prospectus directly or through brokers or dealers who may act solely as agents or may acquire Common Stock as principals. Such sales may be made at prevailing market prices, at prices related to such prevailing market prices, or at variable prices negotiated between the sellers and purchasers. The selling shareholders may distribute the Common Stock in one or more of the following methods:

•	ordinary brokers transactions, which may include long or short sales through the facilities of the OTC Bulletin Board (if a market maker successfully applies for inclusion of our Common Stock in such market) or other market;

•	privately negotiated transactions;

•	transactions involving cross or block trades or otherwise on the open market;

•	sales “at the market” to or through market makers or into an existing market for the Common Stock;

•	sales in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales made through agents;

•	through transactions in puts, calls, options, swaps or other derivatives (whether exchange listed or otherwise); or

•	any combination of the above, or by any other legally available means.

In addition, the selling shareholders may enter into hedging transactions with broker-dealers who may engage in short sales of Common Stock, or options or other transactions that require delivery by broker-dealers of the Common Stock.

The selling shareholders and/or the purchasers of Common Stock may compensate brokers, dealers, underwriters or agents with discounts, concessions or commissions (compensation may be in excess of customary commissions). The selling shareholders and any broker dealers acting in connection with the sale of the shares being registered may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, as amended, and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act. We do not know of any arrangements between the selling shareholders and any broker, dealer, or agent relating to the sale or distribution of the shares being registered.

We and the selling shareholders and any other persons participating in a distribution of our Common Stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, these parties and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions subject to specified exceptions or exemptions.

The selling shareholders may sell any securities that this prospectus covers under Rule 144 of the Securities Act rather than under this prospectus if they qualify.

We cannot assure you that the selling shareholders will sell any of their shares of Common Stock.

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In order to comply with the securities laws of certain states, if applicable, the selling shareholders will sell the Common Stock in jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the selling shareholders may not sell or offer the Common Stock unless the holder registers the sale of the shares of Common Stock in the applicable state or the applicable state qualifies the Common Stock for sale in that state, or the applicable state exempts the Common Stock from the registration or qualification requirement.

We have agreed to pay all fees and expenses incident to the registration of the shares being offered under this prospectus (estimated to be $68,262). However each selling shareholder is responsible for paying any discounts, commissions and similar selling expenses they incur.

We have agreed to indemnify the selling shareholders whose shares we are registering from all liability and losses resulting from any misrepresentations we make in connection with the registration statement.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following is a summary of our capital stock and certain provisions of our Articles of Incorporation and By-laws, as amended and by the provisions of Nevada law.

General

We are authorized to issue (i) 100,000,000 shares of Common Stock and 100,000,000 shares of Preferred Stock with a par value of $0.00001 per share.

Common Stock

As of February 2, 2012, there were 21,308,247 shares of Common Stock issued and outstanding.

Each outstanding share of Common Stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at meetings of the shareholders.  Holders of our Common Stock:

(i)	have equal ratable rights to dividends from funds legally available therefore, if declared by our Board of Directors,

(ii)	are entitled to share ratably in all our assets available for distribution to holders of Common Stock upon our liquidation, dissolution or winding up;

(iii)	do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions; and

(iv)	are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings of our shareholders.

Non-Cumulative Voting

The holders of shares of our Common Stock do not have cumulative voting rights, which means that the holders of more than fifty percent (50%) of outstanding shares voting for the election of directors can elect all of our directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

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Cash Dividends

Junlong declared a dividend distribution to Dishan Guo, Jinzhou Zeng, Xiaojiang Yang and Xiaofen Wang on December 31, 2008, totaling RMB 20 million (approximately US$2.9 million). Our Board of Directors will make any future decisions regarding dividends. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends within one year. Our Board of Directors has complete discretion on whether to pay dividends, subject to the approval of our stockholders. Even if our Board of Directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board of Directors may deem relevant.

Series A Preferred Shares

Preferred Shares may be divided into series and issued by the Board of Directors on such terms as it may determine prior to their issuance. On February 16, 2011, the Company filed with the Secretary of State of Nevada a Certificate of Designation, Preferences and Rights for 5% Series A Convertible Preferred Stock (the “Certificate of Designation”) as an amendment to its Articles of Incorporation.

For each outstanding share of Series A Preferred Stock, dividends shall be payable quarterly, at the rate of 5% per annum. Dividends on the Series A Preferred Stock shall accrue and be cumulative from and after the date of the initial issuance of the Series A Preferred Stock.

Until conversion, the Preferred Stock shall have no voting rights other than with respect to matters that may adversely affect the rights of the holders of the Series A Preferred Stock.

Upon liquidation of the Company, holders of Series A Preferred Stock are entitled to be paid, prior to any distribution to any holders of Common Stock, or any other class or series of stock issued hereafter or junior to the Series A Preferred Stock, an amount equal to $1.35 per share plus the amount of any accrued but unpaid dividends thereon, as of the date of liquidation (the “Series A Liquidation Preference Amount”).

Each share of Series A Preferred Stock at the option of the holder may be convertible into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the Series A Liquidation Preference Amount divided by (ii) the Conversion Price in effect as of the date of the Conversion Notice

Warrants

We issued warrants to purchase, in the aggregate, 2,498,326 shares of Common Stock to the in the Offering. Each warrant has a term of three years from the date of issuance and an exercise price of $2.00 for Series A Warrants, $3.00 for Series B Warrants, and $1.35 for Placement Agent Warrants. For more information regarding the material terms of the warrants, please refer to the “Recent Sales of Unregistered Securities” section below.

  INTERESTS OF NAMED EXPERTS AND COUNSEL

No "expert" or "counsel" as defined by Item 509 of Regulation S-K promulgated under the Securities Act, whose services were used in the preparation of this Form S-1, was hired on a contingent basis or will receive a direct or indirect interest in us or our parents or subsidiaries, nor was any of them a promoter, underwriter, voting trustee, director, officer or employee of the Company.

BUSINESS

Our Corporate History

We were incorporated under the name China Unitech Group, Inc. in the State of Nevada on March 14, 2006. From our office in China, we planned to operate in the online travel business using the website www.chinabizhotel.com. The website was planned to offer viewers the ability to book hotel rooms in China and earn us booking fees from the respective hotels. However, we did not engage in any operations and were dormant from our inception until our reverse acquisition of Classic Bond on July 2, 2010. As a result of the reverse acquisition, we ceased to be a shell company on July 2, 2010.

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Acquisition of Classic Bond

On July 2, 2010, we completed a reverse acquisition transaction through a share exchange with Classic Bond and its shareholders, whereby we acquired 100% of the issued and outstanding capital stock of Classic Bond, in exchange for 19,000,000 shares of our Common Stock, which shares constituted 94% of our issued and outstanding shares on a fully-diluted basis, as of and immediately after the consummation of the reverse acquisition. As a result of the reverse acquisition, Classic Bond became our wholly owned subsidiary and the former shareholders of Classic Bond, became our controlling shareholders. The share exchange transaction with Classic Bond was treated as a reverse acquisition, with Classic Bond as the acquirer and China Unitech Group, Inc. as the acquired party. Unless the context suggests otherwise, when we refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Classic Bond and its consolidated subsidiaries.

Upon the closing of the reverse acquisition, Xuezheng Yuan, our sole director and officer, submitted a resignation letter pursuant to which he resigned, with immediate effect, from all offices that he held and from his position as our sole director that became effective on the August 13 2010, ten days following the mailing by us of an information statement to our stockholders complying with the requirements of Section 14f-1 of the Exchange Act (the “Information Statement”). Also upon the closing of the reverse acquisition, our Board of Directors increased its size from one to five members and appointed Dishan Guo, Zhenquan Guo, Lei Li, Wenbin An and Lizong Wang to fill the vacancies created by the resignation of Xuezheng Yuan and such increase. Mr. Dishan Guo's appointment became effective upon closing of the reverse acquisition, while the remaining appointments became effective on August 23, 2010. In addition, our executive officers were replaced by the Classic Bond executive officers upon the closing of the reverse acquisition as indicated in more detail below.

As a result of our acquisition of Classic Bond, we now own all of the issued and outstanding capital stock of Classic Bond. Classic Bond was incorporated in the British Virgin Islands on November 2, 2009 to serve as an investment holding company. Junlong was incorporated in the PRC in December 2003. It obtained its first licenses from the Ministry of Culture to operate an internet café chain in 2005 and opened its first internet café in April 2006.

On July 2, 2010, our Board of Directors approved a change in our fiscal year end from June 30 to December 31, which was effectuated in connection with the reverse acquisition transaction described above.

On January 20, 2011, we filed with the Nevada Secretary of State a Certificate of Amendment to Articles of Incorporation to give effect to a name change from “China Unitech Group, Inc.” to “China Internet Cafe Holdings Group, Inc.” The Certificate of Amendment was approved by our Board of Directors on July 30, 2010 and was approved by a stockholder holding 59.45% of our outstanding Common Stock by written consent on July 30, 2010. In connection with the name change, on January 25, 2011, the Company filed an Issuer Company-Related Action Notification Form with the Financial Industry Regulatory Authority (“FINRA”) requesting a name change from “China Unitech Group, Inc.” to “China Internet Cafe Holdings Group, Inc.” as well as an OTC voluntary symbol change from “CUIG” to “CICC.” These changes became effective on February 1, 2011. Our Common Stock began trading under the Company’s new name on the Over-the Counter Bulletin Boards on Tuesday, February 1, 2011 under our new trading symbol “CICC.”

On February 16, 2011, we filed with the Secretary of State of Nevada a Certificate of Designation, Preferences and Rights for the 5% Series A Convertible Preferred Stock (the “Certificate of Designation”) as an amendment to its Articles of Incorporation.  Capitalized terms not defined herein shall have the meaning ascribed to them in the Certificate of Designation.

For each outstanding share of Series A Preferred Stock, dividends shall be payable quarterly, at the rate of 5% per annum, on or before each date that is thirty days following the last day of each June, September, December and March of each year.  Dividends on the Series A Preferred Stock shall accrue and be cumulative from and after the date of the initial issuance of the Series A Preferred Stock.

Upon liquidation of the Company, holders of Series A Preferred Stock are entitled to be paid, prior to any distribution to any holders of Common Stock, or any other class or series of stock issued hereafter or junior to the Series A Preferred Stock, an amount equal to $1.35 per share plus the amount of any accrued but unpaid dividends thereon, as of the date of liquidation (the “ Series A Liquidation Preference Amount ”).

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Each share of Series A Preferred Stock at the option of the holder may be convertible into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the Series A Liquidation Preference Amount divided by (ii) the Conversion Price in effect as of the date of the Conversion Notice.

Until conversion, the Preferred Stock shall have no voting rights other than with respect to matters that may adversely affect the rights of the holders of the Series A Preferred Stock.

The description of the Series A Preferred Stock above is qualified in its entirety by reference to a copy of the Certificate of Designation attached to this Registration Statement on Form S-1.

On February 22, 2011, in connection with a security purchase agreement between the Company and the investors identified on Exhibit A thereto (collectively, the “Investors”), we closed a private placement of approximately $6.4 million from offering a total of 474,967 units (the “Units”) at a purchase price of $13.50 per Unit, each consisting of:(i) nine shares of the Company’s 5% Series A Convertible Preferred Stock, par value $0.00001 per share (the “Preferred Shares ”), convertible on a one to one basis into nine shares of the Company’s Common Stock, par value $0.00001 per share (the “ Common Stock ”); (ii) one share of Common Stock; (iii) two three-year Series A Warrants (the “Series A Warrants”),each exercisable for the purchase of one share of Common Stock, at an exercise price of $2.00 per share; and (iv) two three-year Series B Warrants (the “Series B Warrants”), each exercisable for the purchase of one share of Common Stock, to purchase one share of Common Stock, at an exercise price of $3.00 per share.

Business Overview

We operate a chain of 59 internet cafés in Shenzhen, Guangdong, PRC that are generally open 24 hours a day, seven days a week. We provide modern internet café facilities and we believe we are the largest internet café chain in Shenzhen. We provide internet access at prices that we believe, based on our experience in the industry, are affordable to both students and migrant workers. Although we sell snacks, drinks, and game access cards, over 95% of our revenue comes from selling access time to our computers. We sell internet café memberships to our customers. Members purchase prepaid IC cards (a pocket-sized card with embedded integrated circuits that can be used for identification, authentication, data storage and application processing), which include stored value that will be deducted based on time usage of a computer at the internet café. The cards are only sold at our cafés. We deduct the amount that reflects the access time used by a customer when the customer’s IC card is inserted into the IC card slot on the computer.

The 59 Internet cafes that we operate are categorized into small, medium, and large cafes.  The parameters and number of each type of store are provided in the table below:

Store Size	Number of Stores	Description of Cafe

Large	6	Large cafes contain 300 or more computers and focus on high end games, movies and entertainment.

Medium	40	Medium cafes contain 150-300 computers and focus on high-end games. They also provide several movie suites for customers.

Small	13	Small cafes contain 100-150 computers.

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Our Industry

Background on Internet Cafés in the PRC

According to the Survey of China Internet Café Industry by the Ministry of Culture in 2005, the PRC had 110,000 internet cafés, with more than 1,000,000 employees and contributing RMB 18,500,000,000 to China's GDP. According to an article entitled “ China Surpasses U.S. in Number of Internet Users” written by David Barboza on the New York Times July 26, 2008 issue, the number of internet users in the PRC reached about 253 million in June 2008, thereby, putting China ahead of the United States as the world’s biggest internet market. According to the research conducted by China Internet Network Information Center (CNNIC) on January 19, 2011, the amount of internet users in China in 2009 was 385 million, 135 million of which (35.1%) surf the internet via internet cafes. By the end of 2010, the amount of internet users in China reached 457 million, 35.7% of which surf the internet via internet cafes.

The internet café market in the PRC, like most places worldwide, originally started out simply as a location to access the internet. However, PRC internet cafés have changed into full service entertainment centers where people can relax outside work and home. These cafés provide services that are different from the internet cafés initially established in the PRC. They provide decent facilities at a reasonable fee, with specific configuration for online games and audio visual entertainment. They are a source of cost effective entertainment for low-income earners who cannot afford computers, game consoles or an internet connection, such as migrant workers and students. In internet cafés, customers have access to popular online games and can either socialize or entertain themselves. Players gather together in internet cafés for games such as World of Warcraft (WOW) and Call to Arms, played either with their friends in the café or with users across the globe.

Due to tightened regulations on the operations of internet cafés, there are currently around 81,000 internet cafés in the PRC (Source: “Internet café ban call draws Chinese hacker wrath”. AFP 3 Mar 2010. http://www.google.com/hostednews/afp/article/ALeqM5gJus4tWVAaeWI8IoS-n238PYpFjw). There are currently 10 chains which have licenses to operate nationally. They are CY Network Home Co., Ltd, Zhong Lu Shi Kong Co., Ltd, Digital Library of China Co., Ltd, Asia Telecommunication Network Co., Ltd, China Relic Information Consultation Center, Capital Net Co., Ltd, Great Wall Broadband Network Co., Ltd, China United Network Communications Group Co., Ltd, CECT-ChinaComm Communications Co., Ltd, and Read China Investment.

Computer Gaming Industry in China

According to a report by Hudson Square Research dated October 2009 prepared by Scott Tilghman and Daniel Ernst, which cited Pearl Research, a business intelligence and consulting firm, the PRC online game market rose 63% in 2008 to $2.8 billion (source: http://www.zhongman.com/games/gamehot/20090429/15485138631.htm), rose 36% in 2009 to $3.97 billion (source http://tech.qq.com/a/20100111/000389.htm), and rose 26% in 2010 to $4.8 billion (source: http://games.sina.com.cn/y/n/2011-05-05/1111495419.shtml). Given the relatively low rate of computer ownership in the PRC as compared to Western countries, management believes that Internet cafés are the primary distribution point for games in the PRC. A substantial number of game players access online games through internet cafés and these players are crucial for survival of internet cafés. (see: http://blog.sina.com.cn/s/blog_4aff94ef01007zei.html). The chart below, provided by Pearl Research, a business intelligence and consulting firm, shows the revenue growth of online game companies from 2003 to 2010.

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The following diagram prepared by Morgan Stanley depicts the interdependent relations between online game developers and internet cafés. (Source: Ji Richard and Meeker, Mary. “Creating Consumer Value in Digital China” Morgan Stanley Equity Research Global. September 12, 2005.)

Given the popularity of Internet cafés in China, it has been management’s experience that many online game companies have been making great efforts to support internet cafés to expand their customer base (see: http://blog.sina.com.cn/s/blog_4aff94ef01007zei.html) in the last few years.  Many online game companies promote new products by allowing internet café customers to sample the new products in Internet cafes.  In this way, online game operators are provided with an outlet to present their new products as well as receive feedback from those individuals who sample the products in the Internet cafes.

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The Company has been involved in several such promotions with the following operators:

(i)	Giant Network who promote their product “Titan.” As consideration for promoting their product in our Internet cafes, we receive a commission based on the time spent by customers playing the game and the level reached by customers in the game. The commissions are capped at 20,000 RMB per month.

(ii)	Sanda Network who promote their product “Rainbow Island.” As consideration for promoting their product in our Internet cafes, we receive a commission based on the time spent by customers playing the game and the level reached by customers in the game.

(iii)	Tencent, who promote their product “Cross Fire.” As consideration for promoting their product in our Internet cafes, we receive a commission based on the time spent by customers playing the game and the level reached by customers in the game.

These promotions benefit the Company by increasing the number of customers who visit our Internet cafes.  Currently, we have 59 direct outlets in Shenzhen City, and we believe that the Company name has strong brand recognition in Shenzhen.  As a result, these promotions in our Internet cafés are likely to increase the customer base for new online gaming products.

As the Company continues to grow, we believes that we will have the leverage to seek more lucrative terms when partnering with game operators who want to promote their products in our cafes.

Partnerships between Internet Cafés and Other Online Information Providers

Besides games, internet cafés are able to develop partnerships with other online information providers. These companies provide games as well as other information services. As can be seen by the chart below, these providers have significant revenues and profits.

Table 1 Major Internet Company Revenues

	2010 Q4 Revenue
Company	Million US $	YOY	Net Profit	% Net	Market Cap
Tencent Q3	$5,227	55.10%	$2,168.0	41.18%	$49,230
Shanda	$174	-13.70%	$55.4	31.84%	$1,653
Netease	$254	30.77%	$108.0	42.43%	$5,926
ChangYou	$92	30%	$47.8	52.13%	$1,966
Giant	$56	33.40%	$35.0	62.72%	$1,802
Perfect World Q3	$98	12%	$31.9	32.42%	$1,019
Kingsoft Q3	$35	-6.95%	$12.9	37.12%	$597
NetDragon Q3	$19	-15%	$0.4	2.21%	$283
DragonCity Q2	$3.7	-0.91%	$0.5	0.1351%	$188
Total	$5,959		$2,459.96		$62,664

(Source: I Research. “China Online Game Quarterly Research Report” Jan 2011. )

Competitive Strengths

We believe that the following competitive strengths enable us to compete effectively in and to capitalize on growth in the internet café market in the PRC:

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•	Company-owned Cafés. Unlike most of our competitors who franchise their internet cafés, all of our cafés are direct outlets. This model makes it easier to carry out management decisions at each of our cafés. It also allows us to maximize operating profit and create a consistent name brand.
•	Good Scale of Operation . We have a registered capital of RMB 10 million (approximately $1.47 million) with 57 cafés. The scale of operations allows us to control cost and standardize store management. It is our belief that our scale of operations will not be affected as we expand into additional provinces and obtain a national internet chain license as described in more detail below. The target companies that we intend to acquire in the future in provinces outside of Guangdong Province will be local companies with good scale of operations. We will identify target companies by conducting due diligence on each target company’s corporate structure, management, financials, capitalization, and equity structure, and whether or not the target company has the proper approvals, permits, and certificates to legally operate an internet café in the PRC. We intend to buy 51% of the target’s company, and keep the local management. However, we will relocate an account manager and an operation manager from our headquarters in Shenzhen to any newly acquired café to join the local management and assist in the process of the acquisition in order to make sure that the acquired café operates in the same manner as our existing Shenzhen-based cafes. As a result, we believe that the efficient and effective operation of the cafes will continue and the Company’s scale of operations as a whole will not be negatively affected.
•	Proprietary Software. We developed the software “SAFLASH” that provides fast and stable internet connections. Its automatic flow control prevents users from being disconnected when there is a disruption of internet traffic. Stability is a key requirement for online gamers. Our research and development team is working constantly to improve the software.
•	Government and Industry Relations. We have developed an excellent working relationship with the government that has assisted us to better comply with internet café related laws and regulations and to understand regulatory trends in our industry. Our CEO and CFO, Mr. Dishan Guo, is the executive president of Shenzhen Longgang District Internet Industry Association. This association is an associated department of the Ministry of Culture and sets the internet café industry standards. Mr. Guo attends annual conferences held by the Ministry of Culture in Beijing each year. As a result of his involvement, Mr. Guo gains valuable insight into new standards and may also have the opportunity to influence industry standards. Because the Ministry of Culture is responsible for culture policies and activities throughout China, and there are regional Ministry of Culture departments in each province, Mr. Guo’s government and industry relations expand beyond the Shenzhen district, which we believe will benefit the Company as we expand into provinces outside of Guangdong Province.
•	Centralized Oversight. All of our café managers are trained by, and under the supervision of, our centralized operations manager, who is based at our headquarters. As a result, our local managers are able to effectively handle operational issues at the cafés. The local managers are trained to provide a service level that meets Junlong’s service standards, and our operations manager is able to effectively enforce policies and procedures implemented by us.

Industry Risks:

The principal risk the company faces is the risk associated with changes in government regulations regulating the Internet or Internet cafes.  For example, in the year 2000, an arson killed twenty-four individuals and injured several more in an Internet café in Beijing.  After this event, the government released new regulations governing the operation of internet cafes, did not issue any new internet café operating licenses, and forced all internet cafes to temporarily close for safety purposes (http://news.sina.com.cn/z/wangba/index.shtml).  This type of action by the government could cause serious disruptions in our operations.  Additionally, the possibility of passing regulations limiting access to the Internet could have a significant negative impact on our business. Please refer to our disclosure under the “Regulation” section on page 43 for more information on the current government regulations that may have an impact on the Internet, Internet café and online gaming industry. However, there are currently no government regulations that negatively impact our operations. On the contrary, current government regulations promote the expansion of our operations by encouraging the growth of large-scale chain Internet Cafes. Pursuant to the Rules on Recognition and Management of Internet Café Chain Enterprises promulgated by the Ministry of Culture, the PRC government encourages the internet café chain enterprises to merge, acquire or control individual internet cafés and provides simplified and convenient procedures for change of Internet Culture Operation Permit. Additionally, the PRC government requires counterparts of Ministry of Culture at all levels to give priority to the development of internet café chain enterprises when making the plan on the total number of internet cafés.

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Our Growth Strategy

We are committed to enhancing our sales, profitability and cash flows through the following strategies:

•	We will seek to grow by business expansion . We plan to expand in Guizhou, Sichuan, and Yunnan Provinces as well as the Chongqing Municipality principally through the acquisition of local small chains, in order to meet the requirements of applying for a national chain license. The national chain license requires 30 internet cafés in three provinces. In the future, we plan to acquire internet cafés in Guizhou and Sichuan Provinces to help us satisfy the requirements of obtaining a national chain license. We also want to fully develop our wholly-owned branches through effective integration of resources. Most of our current competitors that offer franchising simply provide a franchise license to entrepreneurs to get started in exchange for a yearly fee. Junlong, on the other hand, is deeply involved in the operational management of its company-owned cafés. After we obtain a national chain license, we will focus on developing high-end internet cafés in the more developed cities to create new concepts of internet café operation such as operating cafes that provide food and beverage service as well as overnight accommodation. The high-end internet cafes that we plan to open in the future will house the most up to date computers and have private rooms for movie viewing and game play with surround sound capability. These high-end cafes will cater to individuals with disposable income exceeding that of our general customers, young low-income males and migrant workers. We expect to spread to the less developed cities in three years in order to gain competitive market shares. We plan to put 20% of our resources to the less developed cities for market integration after we are granted a national license, which will effectively lay the foundation for us in those cities.

•	We will seek to grow by improving our company structure. To optimize our resources and operations, we plan to improve our company structure so that 20% of our internet cafés will be large stores, each with 300 or more computers mainly focusing on movies, high-end games and entertainment; 50% of cafés will be medium stores with 150 to 300 computers and a few movie suites focusing on high-end games; 10% of cafés will be small stores in the developed cities to spread our reputation with 100 to 150 computers. In order to penetrate the less developed cities, we want to open 20% of our stores in those cities. Our mission is to set up internet cafés all over the PRC to become a real national chain and the industry leader, and we have begun to implement these plans in the first quarter of 2011.

•	We will seek to grow by location selection . Running internet cafés is a retail business. Internet cafés are located in highly populated areas so as to attract customers. Junlong’s internet cafés are located at busy and well attended areas such as industrial zones and business quarters. We conducted market research in Sichuan, Guizhou, and Yunan provinces and Chongqing municipalities in March 2011. As a result of this market research, we have identified the university areas in Sichuan and Chongqing, the residential areas and business quarters in Yunan and Guizhou as prime areas for the establishment of internet cafés. As such, our future expansion in the south-western region will focus on the establishment of internet cafes in these locations.

Use of Prepaid IC Cards

Internet café members purchase prepaid IC cards which include stored value that is deducted based on time usage of a computer at the internet café. The cards are only sold at our cafés. We deduct from the stored value amount to reflect customer usage when the customers’ IC cards are inserted into the IC card slot on the computer. Revenues derived from the prepaid IC cards at the internet café are recognized when services are provided. Below is our IC card sample.

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Outstanding customer balances on the IC cards are included in deferred revenue on the balance sheets. We do not charge any service fees that cause a decrease in customer balances.

The basic membership comes with the IC card and costs RMB 10 (approximately $1.52) on top of the initial credits deposited. Members receive a discount (e.g. RMB 50 (approximately $7.60) deposit gets RMB 60 (approximately $9.12) credit in the IC card). There is no expiration date for IC cards, but money deposited into the IC cards is not refundable.

Software on the Computers

We have on average 236 computers in each location and a total of over 13,400 computers serving all 59 internet cafés. We install more than 100 online games on each of our computers. We also provide movies, music and online chatting software. We use Microsoft Word compatible software called “WPS,” which is a freeware provided by Kingsoft, a Chinese software company, so that we do not pay for the higher priced Microsoft Office license.

Third Party Gaming Cards, Snacks and Drinks

We also sell third party on-line gaming cards, snacks and drinks. The commission for the sale of gaming cards is generally 20% of the value of the cards. Concessions (snacks and drinks) are also sold to customers.

New products or services

We are considering opening more “luxury” cafés in the future to meet the needs of high income groups. This strategy is only in the planning stage. Further, although this is potentially a very interesting marketing and branding tool, we do not expect these locations to significantly increase our overall revenues.

Franchising

We own all of our cafés.  However, beginning in 2012 we anticipate utilizing a modified franchise model as well.  Under the new franchise model, franchisees will be expected to pay the startup costs to open the new café.  After the initial investment, we will select the café location, hire staff and provide the staff with intensive training to run the café.  Once the café becomes operational, our employees will run the café and provide management support.  We expect the franchisee to be more akin to an investor than an owner/operator.  We will pay the franchisee a percentage of the café’s profit for providing the funds necessary to open the café and operate it.

Movement towards the modified franchise model will impact our competitive position, because unlike other internet café chain operators in China who “rent” out their chain licenses to individuals without providing management oversight or a standard on the appearance of each café, we will provide the franchisees with management oversight and a standard for the appearance.  In this manner, we can ensure that each café is run to our standards which will allow us to present a consistent brand name across all of our Cafes.

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Our Customers

Our customers are individuals who come into the location to surf the internet and/or play online games with their friends locally and remotely with individuals around the world.

Internet café users are mainly young males with low incomes, mainly migrant workers. At our cafés, migrant workers are provided a convenient channel at low cost to communicate with their families and friends. For example, VOIP (Voice over IP) service at the café is much cheaper than any other telecommunications method. Low income earners can arrange a time to chat online with their friends and families in their home cities.

We estimate that at our internet café approximately 50% of computer time is spent on gaming, 30% for other entertainment (e.g. online chatting, online movies, or online music); and 20% for other purposes (e.g. work).

In the last few years there has been a decrease in the number of internet café users as a result of increased availability of internet connections at home (see: http://blog.sina.com.cn/s/blog_4aff94ef01007zei.html). However, we believe that we will be able to maintain organic growth by providing quality services to our core customers. Even if someone has internet access in their home or dormitory, these locations do not provide the atmosphere and services provided by internet cafés. For example, if a computer is set up in the limited space of a dormitory, an additional internet connection would need to be purchased. A computer suitable for online gaming costs RMB 5,000 (approximately $760.47) or more. The monthly rent for an ADSL connection costs an additional RMB 100 (approximately $15.21) and even this may not be good enough for some online games such as WOW. In these types of games, there is a very important play mode called RAID, where, for example, 40 people are needed on a team to kill some monster in the dungeon. This requires all players to have very stable internet connections. A typical low-end computer and ADSL connection would suffer significant lags and cause performance issues. Internet cafés, on the other hand, can provide high speed computers and internet connections at much lower cost to the players.

In the year 2012 we plan to open internet cafés around university areas in the south-western provinces including Sichuan and Chongqing. Students spend more time in internet cafés because their time is very flexible. We believe that major users of internet cafés in the future will be young game players.

Competition

There are approximately 130,000 Internet cafés in the PRC in 2010. (Source: http://www.cnnic.com “The 27th CNNIC Report” (accessed January 2010) The market is extremely fragmented. One of the largest national chains which has around 1,000 locations has less than 2% of the national market. The following describes some of the local, regional and national competitors.

Local Competitors in Shenzhen

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Shenzhen Weiwo Internet Café Chain Company.  Weiwo was founded in 1997. Currently, Weiwo has 14 cafés. The company mainly operates a franchise model, with only 3 company owned cafés. The cafés are mainly located in Futian district, Shenzhen City. The company concentrates on mid-range market. Each café is relatively small with 100 to150 computers (for a total of around 1,600 computers). Its franchised stores are charged a franchising fee per month of approximately RMB 5,000 (approximately $735.29). Weiwo is the smallest internet café chain company in Shenzhen.

•

Shenzhen Bian Internet Co. Ltd. Although the company entered into the internet café industry in 2003, its current structure was founded on February 22, 2007 and obtained its regional internet café chain license in 2007. The company operates mostly as a franchise model with 30 registered café, only 3 of which are directly owned by the company. Each café has 80-150 computers. It also has a few large cafés with more than 200 computers. The estimated total number of computers owned by the company is 4,500. There is a significant turnover in franchise ownership with around one third of the franchise cafés transferring their licenses to other internet café owners.

•

Quansu Internet Café Chain Company. Quansu was founded in 1998 as a subsidiary investment project of the Shenzhen Commercial Bank Investment Co. Ltd. The company owns 38 cafés, 8 of which are directly owned and 28 of which are franchises. Each café has 80-150 computers. The total number of computers is approximately 6,200. The cafés are located in Baoan District, Futian District and Luohu District. In May 2009, Quansu switched its major business towards its internet cable connection business and public telephone business.

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National Competitors

Currently there are ten national internet café chains:

•	Zhongqing Network Home Co., Ltd.
•	Beijing Cultural Development Co., Ltd.
•	China Digital Library Co., Ltd.
•	Yalian Telecommunication Network Co., Ltd.
•	China Heritage Information Center
•	Capital Networks Limited
•	Great Wall Broadband Network Service Co., Ltd.
•	China United Telecommunications Co., Ltd. (China Unicom)
•	CLP Chinese Tong Communication Co., Ltd.
•	Reid Investment Holding Company

The ten national chains generally have strong financial support. However, to our knowledge these chains have not been successful in expanding their operations.

Competitors in Potential Markets

As we plan to expand our operations in other major cities, we identify the following competitors in the potential new markets where we expect to operate in the future:

•

Kunming – Yunnan Jin-Zhao Yuan Culture Communication Network Co., Ltd  .  The company was founded on May 1, 2003 by the Yunnan Provincial Department of Culture. It obtained its business license and registration to operate a chain of Internet cafés from the Industrial and Commercial Bureau of Yunnan Province on April 31, 2004. It has a registered capital of RMB 10 million. The company has opened approximately 19 cafés with an average of 200 computers in each café and a total of nearly 4,000 computers.

•

Chengdu – Chengdu Shang Dynasty Networks Co., Ltd.  The company was founded in 2002 with a registered capital of RMB 12 million. It would be most accurately described as a multifunctional entertainment facility with coffee bars and multi-function rooms. Its facilities have full range of digital entertainment including hardware and software products, and professional e-sport training. The company has four wholly owned cafés, and has more than 20,000 registered members.

Intellectual Property

Trademark

Junlong owns the trademark Junlong, as specified in the Registration Certificate No. 4723040 issued by the Trademark Office under the State Administration of Industry and Commerce of the PRC. The registration is valid from January 28, 2009 to January 27, 2019.

Domain Name

We own and currently utilize the domain name, www.chinainternetcafe.com.

Software

The main piece of intellectual property for Junlong is the SAFLASH software. This software, developed on a Microsoft Windows platform, increases internet connection stability. Its automatic flow control prevents users from being disconnected when there is a disruption in internet traffic. The stability is a key requirement for online gamers.

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Although there are no patents or copyrights for this software, it is only used internally on our computer systems and is not available for download. We also entered into a confidentiality agreement with the IT manager Zhenfan Li whose team developed this software. Our competitive advantage lies in continually updating SAFLASH to assure internet connection stability.  We estimate the research and development costs associated with updating SAFLASH to be approximately 100,000 RMB per year.  This cost includes the salaries of software engineers and costs associated with testing any updates.  The costs associated with research and development activities are borne by our customers in the form of increased prices.

Regulation

Because our controlled VIE is located in the PRC, we are regulated by the national and local laws of the PRC.

In 2001, the PRC government imposed a minimum capital requirement of RMB 10 million (approximately $1.47 million) for regional café chains and RMB 50 million (approximately $7.35 million) for national café chains. On September 29, 2002, Ministry of Information Industry, Ministry of Public Security, Ministry of Culture and State Administration for Commerce and Industry issued “Regulations on the Administration of Business Sites of Internet Access Services.” The regulations require a license to operate internet cafés which may not be assigned or leased to any third parties. The regulations also have detailed provisions regarding internet cafes’ business operations and security control.

We have been in compliance of these regulations. In August 2004, we increased our registered capital to RMB 10 million (approximately $1.46 million). In 2005, Junlong obtained internet café licenses of operating internet café chain in Shenzhen from the local counterpart of Ministry of Culture.

The Ministry of Culture of China is in charge of regulating national internet café chains. To obtain a license to operate a national internet café chain, an applicant must, among other things, (i) have a minimum registered capital of RMB 50 million, (ii) own or control at least 30 internet cafés, which shall cover at least three provinces or municipalities under direct administration of the State Council, and (iii) have been in full compliance with administrative regulations with respect to internet cafés for at least one year before submitting the application. Other requirements include having appropriate computer and ancillary facilities, necessary and qualified personnel and sound internal policy. Application for a national internet café chain shall be first made to the provincial counterpart of the Ministry of Culture. After preliminary approval, the provincial authority will submit the application to the Ministry of Culture for final approval. In rendering its approval, the authorities consider such factors as the then existing number of the internet café chains.  We believe that obtaining a national license will provide many advantages to the Company including increasing brand awareness throughout China, increasing access to profitable markets throughout China, and increasing our ability to promote the Company’s modified franchise model throughout China.  Obtaining the national chain license will not have an impact on any other government regulations to which we are subject and there are currently no government regulations that negatively impact our operations. On the contrary, current government regulations promote the expansion of our operations by encouraging the growth of large-scale chain Internet Cafes. Pursuant to the Rules on Recognition and Management of Internet Café Chain Enterprises promulgated by the Ministry of Culture (http://www.ccnt.gov.cn/xxfb/zwxx/ggtz/200909/t20090917_73276.html), the PRC government encourages internet café chain enterprises to merge, acquire or control individual internet cafés and provides simplified and convenient procedures for change of Internet Culture Operation Permit. Additionally, the PRC government requires counterparts of Ministry of Culture at all levels to give priority to the development of internet café chain enterprises when making the plan on the total number of internet cafés.

In contrast, we are also aware that obtaining a national license may also negatively affect us in the future in that there is the possibility of future government regulation of Internet cafes in provinces outside of Guangdong Province, where we are located. Such additional regulations could affect our operations or cause our management standard to adapt to new regulatory environment and may consequently be a strain on our resources and abilities.

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Although the Ministry of Culture suspended the issuance of new Internet café licenses to individual operators in 2007, the government is encouraging presently licensed Internet café chain companies to acquire and merge with smaller cafes and café chains. The government supports the growth of large Internet café chains because regulation of the industry will become significantly easier with fewer large chains as opposed to hundreds of individually operated cafes. We do not view this suspension as an impediment to our plans to open new internet cafes and obtain a license to operate a national Internet café chain.

We are subject to PRC foreign currency regulations. The PRC government has controlled Renminbi reserves primarily through direct regulation of the conversion of Renminbi into other foreign currencies. Although foreign currencies, which are required for “current account” transactions, can be bought at authorized PRC banks, the proper procedural requirements prescribed by PRC law must be met. At the same time, PRC companies are also required to sell their foreign exchange earnings to authorized PRC banks, and the purchase of foreign currencies for capital account transactions still requires prior approval of the PRC government.

Under current PRC laws and regulations, Foreign Invested Entities, or FIEs, may pay dividends only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, FIEs in China are required to set aside at least 10% of their after-tax profit based on PRC accounting standards each year to their general reserves until the cumulative amount of such reserves reaches 50% of their registered capital. These reserves are not distributable as cash dividends. The Board of Directors of an FIE has the discretion to allocate a portion of the FIEs’ after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Our Employees

As of February 2, 2012, we had 711 employees. The following table sets forth the number of employees by function:

Number of
Function	Employees
Senior Management	68
Accounting	16
Staff employees	627
Total	711

As required by applicable PRC law, we have entered into employment contracts with most of our officers, managers and employees. We are working towards entering employment contracts with those employees who do not currently have employment contracts with us. We believe that we maintain a satisfactory working relationship with our employees, and we have not experienced any significant disputes or any difficulty in recruiting staff for our operations.

PROPERTIES

There is no private land ownership in the PRC. Individuals and companies are permitted to acquire land use rights for specific purposes. We currently do not have any land use rights. Instead we lease most of the property that we need to operate our business from third parties.

Junlong currently leases from an individual Changsheng Hao the office space for its headquarters located at Room 1010, Unit D, Block 1, Yuanjing Garden, Longxiang Road, Zhongxin Cheng, Longgang District, Shenzhen. The term of the lease was originally December 1, 2009 to December 31, 2010, but the lease has been extended for until December 31, 2012. The lease has been filed with the House Leasing Management Office of Longgang District, Shenzhen.

 Junlong also leases spaces from different entities or individuals for its 59 internet cafés.

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LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock is quoted on the OTC Bulletin Board trades under the symbol “CICC,” however there is not currently, and historically there has never been, an active trading market for our Common Stock, and no information is available for the prices of our Common Stock. There is, however, 6,773,029 shares of the Company’s Common Stock subject to outstanding warrants (2,498,326 shares of Common Stock) and securities convertible into the Company’s Common Stock (4,274,703 shares of Common Stock).

 Approximate Number of Holders of Our Common Stock

As of February 2, 2012, there were approximately 176 stockholders of record of our Common Stock, as reported by our transfer agent. In computing the number of holders of record, each broker-dealer and clearing corporation holding shares on behalf of its customers is counted as a single stockholder.

Dividends

Junlong declared a dividend distribution to Dishan Guo, Jinzhou Zeng, Xiaojiang Yang and Xiaofen Wang on December 31, 2008, totaling RMB 20 million (approximately US$2.9 million). Our Board of Directors will make any future decisions regarding dividends. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends within one year. Our Board of Directors has complete discretion on whether to pay dividends, subject to the approval of our stockholders. Even if our Board of Directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board of Directors may deem relevant.

Securities Authorized for Issuance Under Equity Compensation Plans

We do not have in effect any compensation plans under which our equity securities are authorized for issuance and we do not have any outstanding stock options.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and result of operations contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the "Risk Factors" section of the other reports we file with the Securities and Exchange Commission. Actual results may differ materially from those contained in any forward-looking statements.

Overview

Prior to the consummation of the share exchange transaction described below, we were a shell company with nominal operations and nominal assets. Currently, operating through our variable interest entity, Junlong Culture Communication Co. Ltd. ("Junlong"), we operate 59 cafes in high traffic areas. Our focus is on providing modern internet café facilities that offer a one-stop entertainment and media venue for customers, typically mature students and migrant workers, at prices affordable to those demographics. Although our locations do sell snacks, drinks, and game access cards, more than 95% of our revenue comes directly from selling internet access time to our computers. We have been recognized as the largest Internet café chain operator in Shenzhen by the Chinese Internet Café Online, the only Chinese internet café industry website dedicated to the field of internet business and industry practitioners to provide professional internet café marketing and information services. In making this decision, China Internet Café Online conducted a study of Internet cafes in the Shenzhen area. Their research represents the belief of a third party and not that of the Company. Furthermore, the Company was not affiliated with China Internet Café Online’s research nor did it help to fund such research.

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We expect our future growth to be driven by a number of factors and trends including:

1.	Our ability to expand our client base through promotion of our services
2.	Our ability to integrate cafes we acquired in the previous years
3.	Our ability to identify and integrate JV target companies in the coming year

For the fiscal year ended December 31, 2010, our revenue was approximately $20,460,000 and our net profit was roughly $5,750,000. This represented an increase of 45.74% and 30.95%, respectively, from the revenue of roughly $14,040,000 and net profit of approximately $4,390,000 of 2009 fiscal year. As of December 31, 2010, we have 523 employees.

Because our recent operations have been limited to the operations of Junlong, the discussion below of our performance is based upon the audited financial statements of the Company and its subsidiaries, including Junlong, for the fiscal year ended December 31, 2010 and 2009.

We believe that the following factors will continue to affect our financial performance:

•

Improved Disposable Income. On April 1, 2011, the minimum wage in Shenzhen was increased to 1,320 RMB/month for full time workers and 11.7 RMB/hour for part time works. This increase in the minimum wage will allow migrant workers, who are our major customers, to have more disposable income. We are expecting the inflow of migrant workers to continue to contribute to our revenue growth.

•

Continued Internet Café Use.   Our business may be adversely affected with increased home computer and home console ownership. However, the home computer and console penetration rate is relatively low in China as compared to that of America and Europe. In addition, young people in China prefer internet cafes to home computers since it is a social place for them. We expect the preference will continue and provide sustainable business.

•	Customer Loyalty. As we continue to expand our operations, developing and maintaining customer loyalty will be critical to continued revenue growth.

•

Expansion into South Western Provinces. The company currently holds an internet café chain license. In order to meet the basic requirements to acquire a national internet chain license, the company’s primary objective is to acquire and open at least 20 internet cafes in two provinces other than Guangdong Province. The company has conducted research in the South Western provinces including Chongqing, Sichuan, Guizhou, and Yunnan and is focusing on targets in these areas for acquisition purposes. The Company believes the national license is imperative for the development of a nationwide market.

Recent Developments and Reorganizations

On July 2, 2010, we completed a reverse acquisition transaction through a share exchange with Classic Bond and its shareholders, whereby we acquired 100% of the issued and outstanding capital stock of Classic Bond, in exchange for 19,000,000 shares of our common stock, which shares constituted 94% of our issued and outstanding shares on a fully-diluted basis as of and immediately after the consummation of the reverse acquisition. As a result of the reverse acquisition, Classic Bond became our wholly-owned subsidiary and the former shareholders of Classic Bond, became our controlling stockholders. See “Corporate Structure and History – Acquisition of Classic Bond” above for more information regarding Classic Bond, its subsidiary, and controlled VIE.

Upon the closing of the reverse acquisition, Xuezheng Yuan, our sole director and officer, submitted a resignation letter pursuant to which he resigned from all offices that he held with immediate effect and from his position as our sole director effective August 13, 2010. Also upon the closing of the reverse acquisition, our Board of Directors increased its size from one to five members and appointed Dishan Guo, Zhenquan Guo, Lei Li, Wenbin An and Lizong Wang to fill the vacancies created by the resignation of Xuezheng Yuan. Mr. Dishan Guo's appointment became effective upon closing of the reverse acquisition, while the remaining appointments became effective on, August 13, 2010. In addition, upon the closing of the reverse acquisition, our executive officers were replaced by the Classic Bond executive officers as indicated in more detail below.

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For accounting purposes, the share exchange transaction was treated as a reverse acquisition, with Classic Bond as the acquirer and China Internet Cafe Holdings Group, Inc. as the acquired party.

On January 20, 2011, China Internet Cafe Holdings Group, Inc. filed with the Nevada Secretary of State a Certificate of Amendment to Articles of Incorporation to give effect to a name change from “China Unitech Group, Inc.” to “China Internet Cafe Holdings Group, Inc.” The Certificate of Amendment was approved by our Board of Directors on July 30, 2010 and was approved by a stockholder holding 59.45% of our outstanding common stock by written consent on July 30, 2010.

On February 22, 2011( the “Closing Date”), in connection with a security purchase agreement between the Company and certain investors (the “Investors”), we closed a private placement (the “Offering”) of approximately $6.4 million from offering a total of 474,967 units (the “Units”) at a purchase price of $13.50 per Unit, each consisting of:(i) nine shares of the Company’s Preferred Shares, convertible on a one to one basis into nine shares of the Company’s Common Stock; (ii) one share of Common Stock; (iii) two three-year Series A Warrants, each exercisable for the purchase of one share of Common Stock, at an exercise price of $2.00 per share; and (iv) two three-year Series B Warrants, each exercisable for the purchase of one share of Common Stock at an exercise price of $3.00 per share.

As a condition to the Offering, we agreed to grant certain registration rights to the Investors pursuant to a Registration Rights Agreement dated February 22, 2011. We agreed to register for resale with the Securities and Exchange Commission (i) the shares of Common Stock issuable upon conversion of the Preferred Shares (4,274,703); (ii) the Common Shares (474,967); (iii) the shares of Common Stock issuable upon exercise of the Warrants (2,498,326); and (iv) any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing.

In April 2010, we acquired two new cafes in Longgang district. Lanman internet cafe opened on April 6 with two hundred and thirty-one computers and ten employees, and Chaosu internet cafe opened on April 16 with two hundred and forty computers and fourteen employees. In July 2010, we acquired one new cafe in the Baoan district, Gainianshikong internet café, which opened on July 11 with two hundred and fourteen computers and ten employees. In the fiscal year ended 2010, we opened sixteen internet cafes, and as a result, we had forty four internet cafes in Shenzhen as of December 31, 2010.

To date, we have opened an additional 13 cafes in 2011, bringing our total number of internet cafes in Shenzhen to 59 as of February 2, 2012.

Taxation

United States

The Company is subject to United States tax at a rate of 34%. As we had no taxable income for 2010 and 2009 no provision for income taxes in the United States has been made.

British Virgin Islands

Classic Bond was incorporated in the BVI. Under the current laws of the BVI, Classic Bond is not subject to income taxes.

China

Zhonghefangda is subject to a 5% business tax on its revenue.

Junlong was subject to an 18% enterprise income tax (“EIT”) in 2008, 20% EIT in 2009, and 22% EIT in 2010.

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In March 2007, China passed the Enterprise Income Tax Law (“EIT Law”) and its implementing rules which became effective on January 1, 2008. The EIT Law and its implementing rules generally provide that a 10% withholding tax applies to China-sourced income derived by non-resident enterprises for PRC enterprise income tax purposes unless the jurisdiction of incorporation of such enterprises’ shareholders has a tax treaty with China that provides for a different withholding arrangement. In addition, under the EIT Law, we may be deemed to be a “resident enterprise,” as discussed in “Risk Factors – Under the EIT Law, we may be classified as a ‘resident enterprise’ of China.” Such classification will likely result in unfavorable tax consequences to us and our non-PRC shareholders.”

We incurred income taxes of $1,819,380 for the fiscal year ended December 31, 2010, a $751,118 or 70.31% increase from the taxes incurred during 2009. The increase in taxes was due, in part, to increased revenue generated from the expansion of our business during 2010. The additional tax was also caused by the increase of our income tax rate from 20% in 2009 to 22% in 2010. We incurred income taxes of $1,068,262 for the year ended December 31, 2009, an increase of $461,210 or 63.83% from the $652,052 in taxes that we incurred during 2008. This increase in taxes was due to the opening of additional internet cafes and a rise in the income tax rate from 18% in 2008 to 20% in 2009.

Our future effective income tax rate depends on various factors, such as tax legislation, the geographic composition of our pre-tax income and non-tax deductible expenses. Our management carefully monitors these legal developments and will timely adjust our effective income tax rate when necessary.

Results of Operations for the Years ended December 31, 2010 and 2009

The following tables set forth key components of our results of operations for the periods indicated, in dollars and as a percentage of revenue.

CHINA INTERNET CAFE HOLDINGS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

AUDITED

The following sets forth certain information of the Company’s income statement for the years ended December 31, 2010 and 2009.

	For The Years ended		For The Years ended
	December 31, 2010		December 31, 2009
	$	As percentage	$	As percentage	Amount Change	% Change

Revenue	$20,460,459	100%	$14,038,931	100%	6,421,528	45.74%
Cost of revenue	11,823,456	58%	8,409,527	60%	3,413,929	40.60%
Depreciation	1,615,096	8%	1,276,415	9%	338,681	26.53%
Salary	1,746,098	9%	830,944	6%	915,154	110.13%
Rent	1,089,910	5%	814,954	6%	274,956	33.74%
Utility	1,541,090	8%	1,367,545	10%	173,545	12.69%
Business tax and surcharge	4,839,276	24%	3,319,554	24%	1,519,722	45.78%
Others	991,986	5%	800,115	6%	191,871	23.98%
Gross profit	8,637,003	42%	5,629,404	40%	3,007,599	53.43%
Operating Expenses	634,739	3%	166,141	1%	468,598	282.05%
Income from operations	8,002,264	39%	5,463,263	39%	2,539,001	46.47%
Interest income	8,265	0%	-	0%	8,265	0
Interest expenses	-9,437	-0.05%	-819	-0.01%	-8,618	1052.26%
Other expenses	-43	0.00%	-5,733	-0.04%	5,690	-99.25%
Reorganizational expenses	435,086	2%	0	0%	435,086	0
Income Before Income Taxers	7,565,963	37%	5,456,711	39%	2,109,252	38.65%
Income taxes	1,819,380	9%	1,068,262	8%	751,118	70.31%
Net income	$5,746,583	28%	$4,388,449	31%	1,358,134	30.95%

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Comparison of Fiscal Year Ended December 31, 2010 and 2009

Revenue. Our revenue is primarily generated from sales of prepaid IC cards. Sales revenue increased by approximately $6.4 million, or 45.74%, to $20 million for the fiscal year ended December 31, 2010 from $14 million for the same period in 2009. The increase was mainly due to the revenue generated by the sixteen new cafes opened in 2010. Management expects this trend to continue in 2011 as we continue to focus on organic growth within Shenzhen while simultaneously pursuing options for expansion through acquisition in other provinces. In addition, our same store sales figures increased by 5% in 2010 and management expects this trend to continue as the overall computer usage rate in China increases and we continue to focus on developing and maintaining customer loyalty. The company is also currently attempting to increase the Company’s revenue percentage of the Game Card commission.

 Cost of Revenue. Our cost of sales is primarily comprised of depreciation and amortization, salary, rent, utility business tax and surcharge. Our cost of sales increased $3.4 million, or 40.60%, to $11 million for the fiscal year ended December 31, 2010 from $8.4 million during the same period in 2009. The increase was mainly attributable to increased labor cost and taxes in our 2010 fiscal year as compared to the same period in 2009. During 2010, the increased business tax was a direct result of the higher revenue generated from the business. We expect this trend to continue in 2011 as the Company continues to expand its revenue base. In addition, the company expects to slightly increase our average employee salary as the Shenzhen Government moves forward with its plan to increase the basic local income level.

Gross Profit. Our gross profit is equal to the difference between our sales revenue and our cost of sales. Our gross profit increased by $3 million, or 53.43%, to $8.6 million for the fiscal year ended December 31, 2010 from $5.6 million for the same period in 2009. Gross profit as a percentage of sales was 42% for the fiscal year ended December 31, 2010, as compared to 40% during the same period in 2009. The improvement of our gross profit margin was mainly attributable to an increase in computer usage in the 2010 fiscal year as compared to the same period in 2009. Management expects margins to remain relatively unchanged in 2011 as other cost drivers increase together with the revenue growth.

Operating Expenses. Our administrative expenses consist of the costs associated with staff and support personnel who manage our business activities. Our administrative expenses increased by $468,598, or 282.05%, to $634,739 for the fiscal year ended December 31, 2010 from $166,141 for the same period in 2009. The increase was mainly attributable to the staff training and staff welfare. Shenzhen has a large migrant worker population, which has caused us to have a high employee turnover rate. It is our hope that by increasing the amount spent on staff training and staff welfare, we will provide our employees with the appropriate training and sense of corporate unity to keep them retained with the Company for the long-term. The Company expects a slight increase in salary in 2011 due to the adjustment of the basic income level by the Shenzhen Government.

Non-operating Expenses. Our other expenses decreased by $5,690, to $43 of non-operating income for the fiscal year ended December 31, 2010 from $5,733 expense for the same period in 2009. In the 2010 period, we incurred interest expenses of 9,437 of which $5,151 was for the $300,000 short term loan from Shenzhen Yuzhilu Aviation Service Co., Ltd and $4,286 on the RMB 1 million (approximately $147,058) loan from China Construction Bank Shenzhen Branch, while in the 2009 period the interest expense was $819 for the 1 million RMB loan from China Construction Bank Shenzhen Branch which was granted in October 2009.

Income before Income Taxes. Income before income taxes increased by $2,109,252, or 38.65%, to $7,565,963for the fiscal year ended December 31, 2010 from $5,465,711 for the same period in 2009. The increase of income before income tax was mainly attributable to business expansion. Income before income taxes as a percentage of sales dropped to 37% for the fiscal year ended December 31, 2010, as compared to 39% for the same period in 2009 due to the occurrence of reorganizational expenses described below.

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Our reorganizational expenses increased by $435,086 from $0 for the fiscal year ended December 31, 2010 compared to the same period in 2009. The increase was mainly attributable to the amount incurred during the setup of the VIE structure and the purchase of the shell company. The reorganizational expense was a one-time expense.

Income Taxes. Our income taxes increased by $751,118 during the fiscal year ended December 31, 2010 from $1,068,262 during the same period in 2009. The primary reasons for the increase of income taxes was the higher taxable income generated by the new stores opened in 2010 and an increase in the tax rate.

Liquidity and Capital Resources

The following table provides detailed information about our net cash flow for each financial statement period presented in this report.

Cash Flow

	Fiscal Year Ended December 31,
	2010	2009
Net cash provided by operating activities	$5,817,076	$4,781,464
Net cash used in investing activities	(5,414,072)	(2,988,697)
Net cash provided by financing activities	253,054	146,180
Effect of Foreign currency translation on cash and cash equivalents	118,910	3,811
Net cash flows	774,968	1,942,758

Net cash provided by operating activities was $5.8 million for the fiscal year ended December 31, 2010, as compared to $4.8 million net cash provided by operating activities for the same period in 2009. The change was mainly attributable to an increase in income tax payable, an amount due to a director for advances made by the director and expansion of our business and overall revenue. The Company has traditionally relied on advances from a director to pay certain public company expenses. Going forward, management intends to pay these expenses from proceeds from our offerings and net income.

Net cash used in investing activities was $5 million for the fiscal year ended December 31, 2010, as compared to approximately $3 million net cash used in investing activities for the same period in 2009.  During 2010, net cash used in investing activities was mainly focused on the acquisition of new cafes, payments attributable to leasehold improvements, equipment deposits and increasing revenue at existing locations.   During 2009, we were focused on increasing revenue at current locations.  As we move forward with our expansion plans, we expect net cash used in investing activities will increase in 2011.

Net cash provided by financing activities was approximately $253,000 in the fiscal year ended December 31, 2010, as compared to roughly $146,000 in the same period in 2009. Financing provided in 2010 was primarily the result of two loan agreements. The first loan, entered into on July 1, 2010 with Shenzhen Yuzhilu Aviation Service Co., Ltd., was for $300,000 for purchasing the shell company and carried an interest rate of 8%. This loan matured on October 1, 2010, and the Company settled the loan on October 8, 2010. The second loan agreement, entered into on November 15, 2010 with China Construction Bank, is for $151,245 (RMB1,000,000) and carries an interest rate of 6.372%. This loan is secured by director’s guarantee, and is due on November 14, 2011.   As of December 31, 2010, we had an aggregate principal amount outstanding of approximately $152,204. The loan agreement contains customary affirmative and negative covenants and is mainly guaranteed by third parties and individual persons or secured by a lien on our property and equipment. In 2009, the net cash provided by financing activities was primarily the result of a loan agreement with China Construction Bank for $149,296 (RMB1,000,000),which was secured by director’s guarantee. This loan was due on October 25, 2010 and was settled by the Company on October 19, 2010.

All Short-Term Bank Loans are revolving loans whose terms (at due date of payment) are extended by the lender.  As of December 31, 2010, we were in material compliance with the terms of our loan agreements.  As such, management expects all unpaid Short-Term Bank Loans balances can be extended at due date. The company does not rely on any short term lending, the purpose of the short term loan is to build up credits in the national bank. The Company currently has sufficient lines of credit with the banks for both short-term and long-term borrowings.

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As of December 31, 2010, we had cash and cash equivalents of approximately $3.84 million and restricted cash of roughly $0.95 million. As of the year ending December 31, 2010, our working capital had been primarily financed with various forms, including cash from operations, a loan from a director and the short term loan from the Shenzhen Branch of the China Construction Bank.  As of December 31, 2010, we had retained earnings of roughly $10,499,000, as compared to approximately $4,753,000 as of December 31, 2009.

In order to develop our business to meet the increasing customer demand for higher quality internet service and to capture potential customers within other provinces, our management team plans to grow our business by expanding into other provinces.  Management plans to accomplish this by identifying suitable merger candidates and integrating these cafes into our corporate structure and operations.  To date, we have identified one potential acquisition target in Guizhou with an estimated cost of $4 million.   In addition, management believes that the Guizhou acquisition target will require additional working capital of roughly $2 million to fully integrate these cafes into our overall corporate structure and operations.   Management also intends to grow our business and meet increasing customer demands by adding new wholly-owned cafes and improving existing locations.  The estimated cost of building and developing these new facilities and improving the quality of the existing locations is approximately $4 million. Management believes that it currently has sufficient cash on hand for these small and medium size acquisitions, but may have to rely on additional funding for larger-scale projects.

The company is working towards its goal of achieving a national internet chain license which requires at least 20 more internet cafés in two provinces outside of Guangdong Province.  The Company has conducted research in the South Western provinces including Chongqing, Sichuan, Guizhou, and Yunnan and is focusing on these areas for future internet café establishment and acquisition purposes.  The company has yet to finalize any expansion or acquisition plans within these provinces and is still in the process of evaluating the estimated cost of these future expansion plans.   We plan to fund the aforementioned larger-scale expansion projects through short-term borrowings, partial proceeds from prior private financings, cash from operations and potential equity financings. However, our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including but not limited to:

•	investors’ perception of, and demand for, securities of internet and technologies companies;
•	conditions of the U.S. and other capital markets in which we may seek to raise funds;
•	our future results of operations, financial condition and cash flow;
•	PRC governmental regulation of foreign investment in internet service providing companies in China;
•	economic, political and other conditions in China; and
•	PRC governmental policies relating to foreign currency borrowings.

If we are unable to obtain funding with acceptable terms, or at all, our ability to expand our operations and our business could be adversely affected.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operations. Critical accounting policies are those that are most important to the portrayal of our financial conditions and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements.

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Revenue recognition

Internet café members purchase prepaid IC cards which include stored value that will be deducted based on time usage of computers at the internet cafe. Revenues derived from the prepaid IC cards at the internet café are recognized when services are provided. This is based upon usage of computer time at the internet cafe. Outstanding customer balances in the IC cards are included in deferred revenue on the balance sheets. The Company does not charge any service fees that cause a decrement to customer balances. There is no expiration date for IC cards.

The Company also records revenue from commission received from the sale of third parties on-line gaming cards, snacks and drinks. Commission revenue amounting to 20% of the value of the on-line gaming cards, snacks and drinks is recognized at the time the items are sold to customers.

Cost of goods sold

Cost of goods sold consists primarily of depreciation of each internet café’s computer equipment and hardware and overhead associated with the internet cafes including rental payments, utilities, business taxes and surcharges. Our internet surfing business tax is 20% on gross revenue generated from our internet cafes.  Our other surcharges are an education surcharge of 3%, city development surcharge of 1%, a culture development surcharge of 3%, and a snacks and drinks business tax of 5%.  All surcharges are calculated on the basis of business tax amount.

Property, plant and equipment

Fixed assets, comprising computer equipment and hardware, leasehold improvements, office furniture and vehicles are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives listed below.

Estimated Useful Lives
Leasehold improvement	5 years
Cafe computer equipment and hardware	5 years
Cafe furniture and fixtures	5 years
Office furniture, fixtures and equipments	5 years
Motor vehicles	5 years

Leasehold improvement mainly results from decoration expenses.  All of our lease contracts state lease terms of 5 years and leasehold improvement is amortized over 5 years, which represents the shorter of useful life and lease term.

Deferred Revenue

Deferred revenue represents the unused balance of the IC cards. The Outstanding customer balances are approximately $579,822 and $775,985 as at December 31, 2010 and 2009 respectively, and are included in deferred revenue on the balance sheets. Management has evaluated the deferred revenue balance and has determined any potential revenue from the unused balance to be immaterial at the years ended December 31, 2010 and December 31, 2009.

Comprehensive income

The Company follows the FASB’s accounting standards. Comprehensive income is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments from owners and distributions to owners. For the Company, comprehensive income for the periods presented includes net income and foreign currency translation adjustments.

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Income taxes

Income taxes are provided on an asset and liability approach for financial accounting and reporting of income taxes. Current tax is based on the profit or loss from ordinary activities adjusted for items that are non-assessable or disallowable for income tax purpose and is calculated using tax rates that have been enacted or substantively enacted at the balance sheet date. Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 740-10-50-2 requires deferred tax assets and liabilities be recognized for future tax consequence attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of income in the period that includes the enactment date. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain. Losses incurred by the Company in prior years provide for a net operating loss carry-forward. However, due to the fact that all net operating losses are from the U.S. shell company which we currently anticipate insufficient income to utilize in the future, the assets balance has been fully reserved for.

Foreign currency translation

Assets and liabilities of the Company with a functional currency other than US$ are translated into US$ using period end exchange rates. Income and expense items are translated at the average exchange rates in effect during the period. Foreign currency translation differences are included as a component of Accumulated Other Comprehensive Income in Stockholders’ Equity.

The exchange rates used to translate amounts in RMB into USD for the purposes of preparing the consolidated financial statements were as follows:

	2010	2009
Year end RMB : USD exchange rate	6.6118	6.8372
Average yearly RMB : USD exchange rate	6.7788	6.8409

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into USD at the rates used in translation.

Seasonality

 Our operating results and operating cash flows historically have not been subject to seasonal variations. There are moderate impacts on our business during major national holidays such as the Spring Festival and National Day. This pattern may change, however, as a result of new market opportunities or new product introductions.

Results of Operations for the nine months ended September 30, 2011

The following tables set forth key components of our results of operations for the periods indicated, in dollars and as a percentage of revenue.

The following sets forth certain information of the Company’s income statement for the nine months ended September 30, 2011 and 2010.

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	For The Nine Months Ended
	September 30,
	2011		2010		Amount	%
		As percentage		As percentage	change	change
Revenue	$23,722,727	100%	$14,142,866	100%	9,579,861	68%
Cost of revenue	14,180,296	60%	7,797,869	55%	6,382,427	82%
Gross profit	9,542,431	40%	6,344,997	45%	3,197,434	50%

Operating Expenses
General and administrative expenses	1,986,821	8%	351,888	2%	1,634,993	465%
Reorganizational expenses	-		435,086	3%	(435,086)	(100)%
Total operating expenses	1,986,821	8%	786,974	6%	1,199,847	152%

Income from operations	7,555,610	32%	5,558,023	39%	1,997,587	36%

Non-operating income (expenses)
Derivative financial instruments - day-one loss	(1,120,072)	(5)%	-	-	(1,120,072)	100%
Change in fair value of derivative financial instrument - preferred stock	492,755	2%	-	-	492,755	100%
Change in fair value of derivative financial instrument - warrants	309,529	1%	-	-	309,529	100%
Interest income	12,055	0%	4,287	0%	7,768	181%
Interest expenses	(7,826)	0%	(7,115)	0%	(711)	10%
Other expenses	(552)	0%	(43)	0%	(509)	1184%
Total non-operating income (expenses)	(314,111)	(1)%	(2,871)	0%	(311,240)	10841%

Income before income taxes	7,241,499	31%	5,555,152	39%	1,686,347	30%
Income taxes	2,167,718	9%	1,340,823	9%	826,895	62%
Net income attributable to China Internet Café Holdings Group, Inc.	5,073,781	21%	$4,214,329	30%	859,452	20%

Dividend on preferred stock	(174,707)	(1)%	-	-	(174,707)	100%
Net income attributable to China Internet Café Holdings Group, Inc. Common stockholders	4,899,074	21%	4,214,329	30%	684,745	16%

Other comprehensive income
Net income	$5,073,781	21%	4,214,329	30%	859,452	20%
Foreign currency translation	696,354	3%	229,549	2%	466,805	203%
Net Comprehensive income	$5,770,135	24%	$4,443,878	31%	1,326,257	30%

Comparison of Nine months Ended September 30, 2011 and 2010

Revenue . Our revenue is primarily generated from sales of prepaid IC cards. Sales revenue increased by approximately $9.6 million, or 68%, to $23.7 million for the nine months ended September 30, 2011 from $14.1 million for the same period in 2010. The increase was mainly due to the revenue generated by the new cafés opened in the year of 2011. Management expects this trend to continue in the fourth quarter of 2011 as we continue to focus on organic growth within Shenzhen while simultaneously pursuing options for expansion through establishment and acquisition in other provinces.

55

Cost of Revenue . Our cost of sales is primarily composed of depreciation and amortization, salary, rent, utility business tax and surcharge. Our cost of sales increased approximately $6.4 million, or 82%, to approximately $14.2 million for the period ended September 30, 2011 from approximately $7.80 million during the same period in 2010. The increase was mainly attributable to increased labor cost and taxes in 2011 as compared to the same period in 2010. During 2011, the increased business tax was a direct cause of the higher costs generated by the business. We expect this trend to continue in 2011 as we continue to expand our revenue base. In addition, we expect that our operating expenses will increase because we intend to implement a slight increase in salaries in the fourth quarter of 2011 due to the adjustment of the basic income level by the Shenzhen Government.

Gross Profit . Our gross profit is equal to the difference between our sales revenue and our cost of sales. Our gross profit increased by approximately $3.2 million, or 50%, to approximately $9.5 million for the nine months ended September 30, 2011 from approximately $6.3 million for the same period in 2010. Gross profit as a percentage of sales was 40% for the nine months ended September 30, 2011, as compared to 45% during the same period in 2010. The slight decrease of our gross profit margin was mainly attributable to the increase in salary, depreciation, and other costs as compared to the same period in 2010. Management expects margins to remain relatively unchanged in the fourth quarter of 2011 as other cost drivers increase together with the revenue growth.

Operating Expenses . Our administrative expenses consist of the costs associated with staff and support personnel who manage our business activities. Our administrative expenses increased by approximately $1.63 million, or 465%, to approximately $1.99 million for the nine months ended September 30, 2011 from approximately $0.35 million for the same period in 2010. The increase was mainly attributable to the Offering, which included an advisory fee in the form of Common Stock expensed to an affiliate of the placement agent retained to assist the Company with its strategic development and to assist the company conduct the Offering, legal fees to Sichenzia Ross Friedman Ference LLP, and related expenses generally incurred as a publicly traded company. We expect that our operating expenses will increase because we intend to implement a slight increase in salaries in 2011 due to the adjustment of the basic income level by the Shenzhen Government.

Non-operating Expenses . Our other expenses increased by approximately $0.311 million, to $0.314 for the nine months ended September 30, 2011 from approximately $0.003 million for the same period in 2010. In the first three quarters of 2011, we incurred expenses in the derivative financial instruments of almost $0.318 million from the Offering conducted in February 2011.

Income before Income Taxes . Income before income taxes increased by approximately $1.69million, or 30%, to $7.24 million for the nine months ended September 30, 2011 from approximately $5.56 million for the same period in 2010. The increase of income before income tax was mainly attributable to the expansion of our business during the first three quarters of 2011.

Income Taxes . Our income taxes increased by almost $0.83 million during the nine months ended September 30, 2011 to approximately $2.17 million from approximately $1.34 million during the same period in 2010. The primary reasons for the increase of income taxes was the higher taxable income generated by the opening of new internet cafés and an increase in tax rate.

Net Income . Our net income increased by approximately $0.86 million to approximately $5.07 million during the nine months ended September 30, 2011 from approximately $4.21 million during the same period in 2010 as a result of the factors described above. We expect to generate higher net profit after the expansion of our business in the fourth quarter of 2011.

Liquidity and Capital Resources

As of September 30, 2011, we had cash and cash equivalents of approximately $16.42 million and restricted cash of approximately $0.97 million. The following table provides detailed information about our net cash flow for each financial statement period presented in this report.

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Cash Flow

	Nine months Ended September 30,
	2011	2010
Net cash provided by operating activities	$12,998,854	$6,008,299
Net cash provided by investing activities	(2,293,818)	(3,332,067)
Net cash provided by financing activities	5,675,614	553,054
Effect of Foreign currency translation on cash and cash equivalents	410,979	117,906
Net cash flows	16,791,630	3,347,192

Operating Activities

Net cash provided by operating activities was approximately $13.0 million for the nine months ended September 30, 2011, as compared to $6.0 million of net cash provided by operating activities for the same period in 2010. The change was mainly attributable to the change in fair value of derivative financial instruments, deferred revenue, and an amount due to a director. The Company has relied on advances from a director to pay certain public company expenses. Going forward, management intends to pay these expenses using our proceeds from the Offering.

Investing Activities

Net cash used in investing activities was $2.3 million for the nine months ended September 30, 2011, as compared to $3.3 million net cash used in investing activities for the same period in 2010. The change was mainly attributable to the acquisition of property, plant and equipment, as well as the return of a prepayment made to Yunnan Province due to the cancellation of the Company’s plans to establish a subsidiary in Kunming City.

Financing Activities

Net cash provided by financing activities was approximately $5.68 million for the nine months ended September 30, 2011, as compared to $0.55 million for the same period in 2010. The increase in net cash provided by financing activities was mainly due to the Offering conducted in February 2010.

Obligations under Material Contracts

We are party to a loan agreement with the China Construction Bank Shenzhen Branch entered into in October 2010 for a loan of RMB 1 million (approximately $154,727).

Recently issued accounting pronouncements

Accounting Standards Codification

In June 2009, the FASB issued a standard that established the FASB Accounting Standards Codification (the “ASC”), which effectively amended the hierarchy of U.S. generally accepted accounting principles (“GAAP”) and established only two levels of GAAP, authoritative and non-authoritative. All previously existing accounting standard documents were superseded, and the ASC became the single source of authoritative, nongovernmental GAAP, except for rules and interpretive releases of the Securities and Exchange Commission (“SEC”), which are sources of authoritative GAAP for SEC registrants. All other non-grandfathered, non-SEC accounting literature not included in the ASC became non-authoritative. The ASC was intended to provide access to the authoritative guidance related to a particular topic in one place. New guidance issued subsequent to June 30, 2009 will be communicated by the FASB through Accounting Standards Updates. The ASC was effective for financial statements for interim or annual reporting periods ending after September 15, 2009. We adopted and applied the provisions of the ASC for the Company’s fiscal year ended December 31, 2009, and have eliminated references to pre-ASC accounting standards throughout the financial statements. The adoption of the ASC did not have a material impact on the Company’s financial statements.

In January 2010, the FASB expanded the disclosure requirements for fair value measurements relating to the transfers in and out of Level 2 measurements and amended the disclosure for the Level 3 activity reconciliation to be presented on a gross basis. In addition, valuation techniques and inputs should be disclosed for both Levels 2 and 3 recurring and nonrecurring measurements. The new requirements are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about the Level 3 activity reconciliation which are effective for fiscal years beginning after December 15, 2010. The Company adopted the new disclosure requirements on January 1, 2010 except for the disclosure related to the Level 3 reconciliation, which will be adopted on January 1, 2011. The adoption will not have an impact on its consolidated financial condition, results of operations or cash flows

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In July 2010, the FASB issued Accounting Standard Update (“ASU”) 2010-20, “Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.” This ASU amends Topic 310 to improve the disclosures that an entity provides about the credit quality of its financing receivables and the related allowance for credit losses. As a result of these amendments, an entity is required to disaggregate by portfolio segment or class certain existing disclosures and provide certain new disclosures about its financing receivables and related allowance for credit losses. For public entities, the disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. Except for the expanded disclosure requirements, the adoption of this ASU is not expected to have a material impact on the Company’s consolidated financial statements.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition or results of operations.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

None.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS

AND CONTROL PERSONS

Our Directors and Executive Officers

          The names of our current officers and directors, as well as certain information about them, are set forth below:

NAME	AGE	POSITION
Dishan Guo	47	Chairman, Chief Executive Officer and Chief Financial Officer
Zhenquan Guo	34	Director
Lei Li	47	Director
Wenbin An	72	Director
Lizong Wang	47	Director

 Dishan Guo. Mr. Guo became our Chairman and CEO on July 2, 2010, the day that we consummated our reverse acquisition of Classic Bond. As the founder of Junlong, Mr. Guo has served as the Managing Director and CEO of Junlong for over 7 years since 2003. He is responsible for the strategic planning of the company’s business and growth and overseeing the operations of the company. He has extensive experience and contacts in the industry. He is the executive president of Shenzhen Longgang District Internet Industry Association, which is the associate department of the ministry of culture and sets the internet café industry standards, and a director of Guangdong High-Tech Industry Association. Mr. Guo graduated from Administrative Management Institute in Guangdong province in 1996, holding a college degree in business management. Mr. Guo’s foregoing experience, qualifications, attributes and skills led us to the conclusion that he should serve as a director of our company, in light of our business and structure. Mr. Guo became our Chief Financial Officer on September 27, 2010.

Zhenquan Guo.  Mr. Zhenquan Guo joined our board on August 23, 2010. Mr. Guo joined Junlong in 2003, working in a variety of roles. Since 2006, he has been the Operation Director. He is in charge of the daily operations of Junlong’s wholly owned internet cafés. Over the past five years, he has taken part in all the internet cafe set up and license application tasks and gained extensive experience in the internet cafe industry. Mr. Guo graduated from Gannan Normal University in 2000, majoring in Mathematics and Applied Mathematics. He obtained his master’s degree in marketing from Shenzhen University in 2008. Mr. Guo’s foregoing experience, qualifications, attributes and skills led us to the conclusion that, in light of our business and structure, he should serve as a director of our company.

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Lei Li.  Mr. Lei Li joined our board on August 23, 2010. In 2009, Mr. Li is founded the Boardroom Advisors Company Limited, a Beijing-based financial advisory firm, and has been the managing director ever since. Since August 2008, and continuing to the present, Mr. Li has been a director of Universal Travel Group, a NYSE-listed travel services provider in the PRC engaged in providing reservation, booking, and domestic and international travel and tourism services throughout China. From October 2007 to November 2009 he served as chief financial officer of Synutra International, Inc., a NASDAQ-listed company that focuses on selling premium infant formula products throughout China. From August 2004 to September 2007, Mr. Li was vice president and chief financial officer of Kasen International Holdings Limited, a public company listed on the Hong Kong Stock Exchange that manufactures upholstered furniture, furniture leather and automotive leather in China. Prior to that, from July 2001 through April 2004, Mr. Li served as chief financial officer at Eagle Brand Holdings Limited, a company listed on the Singapore Stock Exchange. Mr. Li’s experience also includes serving as a financial controller at the Korean division of Exel Plc between January 1997 and July 2001, and serving as a senior auditor at Waste Management Inc.’s international department in London between February 1995 and December 1996. Mr. Li is a fellow member of the Association of Chartered Certified Accountants (ACCA) in the UK. He received a bachelor’s degree in management and engineering from Beijing Institute of Technology in 1984, a master’s degree in economics from Renmin University of China in 1987, and a master’s degree in accounting and finance from the London School of Economics in 1992. Mr. Li’s foregoing experience, qualifications, attributes and skills led us to the conclusion that, in light of our business and structure, he should serve as a director of our company.

Wenbin An.  Mr. Wenbin An joined our board on August 23, 2010. Mr. An was a diplomat before retiring in 2002. He was deputy consul general in the PRC Consulate in Los Angeles from 1987 to 1994. In 1995, after returning to Beijing, he served as the Ministry of Foreign Affairs’ Chief of Protocol for seven years, during which time he organized many high profile events, including the Fourth World Conference on Women in Beijing in 2005 and the celebration of the handover of Hong Kong in 1997, and he accompanied PRC leaders in visits to more than 30 foreign countries. Mr. An graduated from Zhongshan University in Guangzhou, where he majored in English language. Since retirement, Mr. An has been serving as a business consultant to PRC companies. Mr. An’s foregoing experience, qualifications, attributes and skills led us to the conclusion that, in light of our business and structure, he should serve as a director of our company.

Lizong Wang.  Mr. Lizong Wang joined the board on August 23, 2010. Mr. Wanghas been serving as deputy secretary of China Society for Promotion of The Glory Program, a program initiated and implemented by PRC private enterprises to alleviate poverty since 2010. Mr. Wang has served as the Secretary General of the Guangdong High-tech Industry Association since 2004 and has served as the Secretary General of the Shenzhen Association of Social Organization since 2008. Since 2008, he also serves as a strategic advisor and independent director of Universal Travel Group, a travel services provider in the PRC engaged in providing reservation, booking, and domestic and international travel and tourism services throughout China, Shenzhen 3nod Electronics Co., Ltd, a radio amplifier, home theater, computer peripherals and LED provider in the PRC, and Shenzhen Ruidefeng Pesticide, one of China's leading enterprise in the field of pesticide formulation and Pesticide research and development. In addition, he acts as economic consultant to a number of municipalities in the PRC as well as Asan in Korea. Mr. Wang is a frequent lecturer at higher education institutions in the Greater China Region. In 2007, Mr. Wang was nominated Honorary Citizen by the U.S. cities of Dallas and Los Angeles. He has also been elected the member of the Guangdong chapter of the Chinese People's Political Consultative Conference (CPPCC). In light of our business and structure, Mr. Wang’s foregoing experience, qualifications, attributes and skills led us to the conclusion that, in light of our business and structure, he should serve as a director of our company.

Except as noted above, there are no agreements or understandings for any of our executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person.

Directors are elected until their successors are duly elected and qualified.

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The company is conducting a search for candidates to serve as chief financial officer but for the time being, Mr. Dishan Guo, our chief executive officer will function as our principal accounting officer.

Family Relationships

Zhenquan Guo, one of our directors, is the nephew of our Chairman and CEO, Dishan Guo. There are no other family relationships between any of our directors or executive officers.

Involvement in Certain Legal Proceedings

To our knowledge, during the last ten years, none of our directors and executive officers (including those of our subsidiaries) has:

•	Had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

•	Been convicted in a criminal proceeding or been subject to a pending criminal proceeding, excluding traffic violations and other minor offenses.

•	Been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

•	Been found by a court of competent jurisdiction (in a civil action), the SEC, or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

•	Been the subject to, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Meetings of Our Board of Directors

During fiscal year ended December 31, 2010, our Board of Directors did not meet. We did not hold an annual meeting in 2010.

Board Committees

Audit Committee

Our Audit Committee is led by Lei Li as the chairperson. Lizong Wang, Wenbin An, Dishan Guo and Zhenquan Guo are also members of our audit committee. The audit committee is primarily responsible for reviewing the services performed by our independent auditors and evaluating our accounting policies and system of internal controls. Mr. Li is an independent director of the Company and is our audit committee financial expert.

Compensation Committee

Our compensation committee is led by Wenbin An as the chairperson. Lei Li, Lizong Wang, Dishan Guo and Zhenquan Guo are also members of our compensation committee. The compensation committee is primarily responsible for reviewing and approving our salary and benefits policies (including stock options) and other compensation of our executive officers.

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Nominating Committee

Our nominating committee is led by Lizong Wang as the chairperson. Lei Li, Wenbin An, Dishan Guo and Zhenquan Guo are also members of our nominating committee. The nominating committee is primarily responsible for nominating directors and setting policies and procedures for the nomination of directors. The nominating committee is also responsible for overseeing the creation and implementation of our corporate governance policies and procedures.

A current copy of the audit committee charter, the compensation committee charter, and the nominating committee charter are available on the Company’s website, www.chinainternetcafe.com, and are filed herewith

Code of Ethics

We have adopted a corporate code of ethics. We believe our code of ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of code violations; and provide accountability for adherence to the code. A copy of our code of ethics is attached hereto as Exhibit 14.1 and can also be found on the Company's website, www.chinainternetcafe.com. Additionally upon written request, the Company will provide any person a copy of the code of ethics without charge. Request should be sent to: China Internet Cafe Holdings Group, Inc., #2009-2010, 4th Building, Zhuo Yue Century Center, Fuhua Third Road, Fu Tian District, Shenzhen, Guangdong Province, PRC 518048.

Indemnification of Directors and Officers

Section 78.138 of the Nevada Revised Statutes (“NRS”) provides that a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Section 78.7502 of NRS permits a company to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action, suit or proceeding if the officer or director (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful.

Section 78.751 of NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of final disposition thereof, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company. Section 78.751 of NRS further permits the company to grant its directors and officers additional rights of indemnification under its articles of incorporation or bylaws or otherwise.

Section 78.752 of NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Our Articles of Incorporation provide that no director or officer will be personally liable to us or any of our stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of NRS. In addition, our Articles of Incorporation and bylaws implement the indemnification and insurance provisions permitted by Chapter 78 of the NRS by providing that:

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•	We shall indemnify its directors and officers, or any person serving at our request, to the fullest extent permitted by the NRS.
•	We may at the discretion of the Board of Directors purchase and maintain insurance on behalf of any person who holds or who has held any position identified in the paragraph above against any and all liability incurred by such person in any such position or arising out of his status as such.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the company pursuant to provisions of our articles of incorporation and bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Director Independence

Except for Dishan Guo and Zhenquan Guo, all our other directors are independent directors, as the term “independent” is defined by the rules of the Nasdaq Stock Market.

Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common stock and other equity securities, on Form 3, 4 and 5 respectively. Executive officers, directors and greater than 10% shareholders are required by the SEC regulations to furnish our company with copies of all Section 16(a) reports they file.

Based solely on our review of the copies of such reports received by us and on written representations by our officers and directors regarding their compliance with the applicable reporting requirements under Section 16(a) of the Exchange Act, except as disclosed below, we believe that with respect to the fiscal year ended December 31, 2010, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements:

•	Form 3s were not filed by Lei Li, Lizong Wang, Wenbin An, or Zhenquan Guo upon their appointment as officers and directors on until August 17, 2011 and August 19, 2011.

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth, for the years indicated, all cash compensation paid, distributed or accrued for services, including salary and bonus amounts, rendered in all capacities by our chief executive officer and all other executive officers who received or are entitled to receive remuneration in excess of $100,000 during the stated periods.

Summary Compensation Table — Fiscal Years Ended December 31, 2010 and December 31, 2009

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No executive officer received total annual salary and bonus compensation in excess of $100,000.

Name and Principal Position	Fiscal Year	Salary ($)	Total ($)
Dishan Guo, Chief Executive Officer (1)	2010 2009	44,118 5,856	44,118 5,856
Xuezheng Yuan, Former Chief Executive Officer (2)	2010 2009	- -	- -

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(1)	On July 2, 2010, we acquired Classic Bond in a reverse acquisition transaction that was structured as a share exchange and in connection with that transaction, Mr. Guo became our Chief Executive Officer and President. Prior to the effective date of the reverse acquisition, Mr. Guo served at Classic Bond’s VIE Junlong as its CEO. The annual, long term and other compensation shown in this table include the amount Mr. Guo received from Junlong prior to the consummation of the reverse acquisition.

(2)	Xuezheng Yuan resigned as our sole officer upon the closing of the reverse acquisition of Classic Bond on July 2, 2010.

Employment Agreements

All of our employees, including Mr. Dishan Guo, our Chief Executive Officer, have executed our standard employment agreement. Our employment agreements with our executives provide the amount of each executive officer’s salary and establish their eligibility to receive a bonus. Mr. Guo’s employment agreement provides for an annual salary of RMB 300,000 (approximately $44,118).

Other than the salary and necessary social benefits required by the government, which are defined in the employment agreement, we currently do not provide other benefits to our officers at this time. Our executive officers are not entitled to severance payments upon the termination of their employment agreements or following a change in control.

Compensation Discussion and Analysis

We strive to provide our named executive officers (as defined in Item 402 of Regulation S-K) with a competitive base salary that is in line with their roles and responsibilities when compared to peer companies of comparable size in similar locations.

It is not uncommon for PRC private companies in the PRC to have base salaries as the sole form of compensation. The base salary level is established and reviewed based on the level of responsibilities, the experience and tenure of the individual and the current and potential contributions of the individual. The base salary is compared to the list of similar positions within comparable peer companies and consideration is given to the executive’s relative experience in his or her position.  Base salaries are reviewed periodically and at the time of promotion or other changes in responsibilities.

We plan to implement a more comprehensive compensation program, which takes into account other elements of compensation, including, without limitation, short and long term compensation, cash and non-cash, and other equity-based compensation such as stock options. We expect that this compensation program will be comparable to the programs of our peer companies and aimed to retain and attract talented individuals.

Outstanding Equity Awards at Fiscal Year End

There were no equity awards, including, options, restricted stock or other equity incentives that were outstanding as of December 31, 2010.

Compensation of Directors

During the 2010 fiscal year, no member of our Board of Directors received any compensation for his services as a director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of February 2, 2012 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group. Unless otherwise specified, the address of each of the persons set forth below is in care of Junlong, 1-D-1010, Yuanjing Park, Long Xiang Road, Long Gang District, Shenzhen, Guangdong Province, People’s Republic of China.

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Name and Address of Beneficial Owner	Position	Title of Class	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
Officers and Directors
Dishan Guo	Chairman and Chief Executive Officer	Common stock, $0.001 par value	12,008,750	53.36%
Zhenquan Guo (3)	Director	Common stock, $0.001 par value	600,020	2.82%
Lei Li (3)	Director	Common stock, $0.001 par value	—	—
Wenbin An (3)	Director	Common stock, $0.001 par value	—	—
Lizong Wang (3)	Director	Common stock, $0.001 par value	100,000	0.47%
All officers and directors as a group (5 persons named above)		Common stock, $0.001 par value	12,708,770	59.64%
5% Security Holders
Dishan Guo		Common stock, $0.001 par value	12,008,750	56.36%

(1) Under applicable SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security.

In determining beneficial ownership of our common stock as of a given date, the number of shares shown includes shares of common stock which may be acquired on exercise of warrants or options or conversion of convertible securities within 60 days of that date. In determining the number of shares of the class beneficially owned by such person or entity on February 2, 2012, (a) the numerator is the number of shares of the class beneficially owned by such person or entity, including shares which may be acquired within 60 days on exercise of warrants or options and conversion of convertible securities, and (b) the denominator is the sum of (i) the total shares of common stock outstanding on February 2, 2012, 21,308,247 , and (ii) the total number of shares that the beneficial owner may acquire upon conversion of the preferred an on exercise of the warrants and options. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of its shares.

(2) A total of 21,308,247 shares of our Common Stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1) as of February 2, 2012.

(3) Zhenquan Guo, Lei Li, Wenbin An and Lizong Wang joined our Board of Directors on August 23, 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following includes a summary of transactions since the beginning of our 2009 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

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•	On June 11, 2010, Zhonghefangda entered into the Management and Consulting Services Agreement with Junlong, pursuant to which Zhonghefangda agreed to provide management and consulting services to the VIE in exchange for service fees up to 100% of the VIE’s aggregate net profits during the term of the agreement.
•	On June 11, 2010, Zhonghefangda entered into the Option Agreement with Junlong and the VIE Shareholders, whereby the VIE and the VIE Shareholders granted Zhonghefangda an exclusive, irrevocable option to purchase all or part of their equity interests in Junlong.
•	On June 11, 2010, Zhonghefangda entered into the Equity Pledge Agreement with Junlong and the VIE Shareholders, whereby the VIE Shareholders have pledged their entire equity interest in the VIE to Zhonghefangda. The equity interests are pledged as collateral to secure the respective obligations of the VIE and the VIE Shareholders under the Management and Consulting Services Agreement, the Option Agreement and the Voting Rights Proxy Agreement.
•	On June 11, 2010, Zhonghefangda entered into the Voting Rights Proxy Agreement with the VIE and the VIE Shareholders. The agreement requires the VIE Shareholders to grant and entrust Zhonghefangda with all of the voting rights as shareholders of the VIE for the maximum period of time permitted by law.

•	On July 2, 2010, we entered into a cancellation agreement with certain shareholders, namely, Xuezheng Yuan, First Prestige, Inc., Shuihua Cheng, Catalfa Holdings, Inc. and JD Infinity Holdings, Inc., whereby these shareholders agreed to the cancellation of 4,973,600 shares of our common stock owned by him. At the time he entered into the Cancellation Agreement, Mr. Yuan was our sole director and officer.
•	In connection with the Offering, we entered into a securities escrow agreement with TriPoint Global Equities, LLC, as representative of the purchasers of certain Unites offered in the Offering, Mr. Dishan Guo, our chairman and largest shareholder and Sichenzia Ross Friedman Ference LLP as escrow agent. As an inducement for the purchasers entering into and consummating the Offering, Mr. Guo agreed to deliver into an escrow account one share of the Company’s Common Stock for each $10 sold to the purchasers in the Offering to be used as escrow shares, equal to 641,205 shares of common stock (the “Escrow Shares”). The distribution of the Escrow Shares shall be based on a performance threshold for the Company. With respect to the 2011 fiscal year, if we earn less than $9,500,000 then the Escrow Shares for such year will be delivered to the purchasers in the amount of 10% of the Escrow Shares for each full percentage point by which such threshold was not achieved up to a maximum of the Escrow Shares.

  Other than Dishan Guo, who is a party to the Securities Escrow Agreement (defined herein), Option Agreement, Equity Pledge Agreement and Voting Rights Proxy Agreement, none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC except as provided as follows:

•	Before the Company opened a U.S. bank account in February 2011, various listing and other public company operating expenses were paid by the personal account of Dishan Guo, the Company’s Chief Executive Officer. To date, Mr. Guo has lent the Company $1,397,776. This amount is considered to be a unsecured related party loan due to Mr. Guo Dishan with no stated interest and is payable on demand. This loan is not in writing and the Company keeps track of it through bank statements and intends to repay Mr. Guo in future.

•	Dishan Guo, Jinzhou Zeng and Xiaofen Wang are each parties to the Option Agreement, Equity Pledge Agreement and Voting Rights Proxy Agreement described above. Dishan Guo is the Company’s chief executive officer and all three individuals are shareholders of our VIE, Junlong, and hold controlling interests in Classic Bond.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

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 Director Independence

Except for Dishan Guo and Zhenquan Guo, all our other directors are independent directors, as the term “independent” is defined by the rules of the Nasdaq Stock Market.

LEGAL MATTERS

Our legal counsel, Sichenzia Ross Friedman Ference LLP, located at 61 Broadway, 32nd Floor, New York, NY 10006 is passing on the validity of the issuance of the Common Stock offered under this prospectus.

EXPERTS

Our financial statements as of and for the years ended December 31, 2009 and 2010, included in this prospectus, have been audited by EFP Rotenberg, LLP, our independent registered public accountants, as stated in their report appearing herein and are so included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our Common Stock offered through this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street NE, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. In addition, we will file electronic versions of our annual and quarterly reports on the Commission’s Electronic Data Gathering Analysis and Retrieval, or EDGAR System. Our registration statement and the referenced exhibits can also be found on this site as well as our quarterly and annual reports. We will not send the annual report to our shareholders unless requested by the individual shareholders.

FINANCIAL STATEMENTS

China Internet Cafe Holdings Group, Inc.’s consolidated financial statements for the years ended December 31, 2009 and 2010, together with the report of the independent certified public accounting firm thereon and the notes thereto are presented beginning at page F-2.  The Company's consolidated financial statements for the nine months ended September 30, 2011 and 2010 and the notes thereto are presented beginning at page F-31.

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CHINA INTERNET CAFE HOLDINGS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

F-1

CHINA INTERNET CAFE HOLDINGS GROUP, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 To the Board of Directors and Stockholders of

China Internet Cafe Holdings Group, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of China Internet Cafe Holdings Group, Inc. and Subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of  operations and comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2010.  China Internet Cafe Holdings Group, Inc. and Subsidiaries’ management is responsible for these consolidated financial statements.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Internet Cafe Holdings Group, Inc. and Subsidiaries. as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

/s/  EFP Rotenberg, LLP

EFP Rotenberg, LLP Rochester, New York

March 29, 2011 except note 23 as to which the date is July 12, 2011

F-2

CHINA INTERNET CAFE HOLDINGS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2010	2009

ASSETS
Current assets:
Cash	$3,836,824	$3,061,856
Restricted cash	945,280	1,645,411
Loan receivable	2,419,916	-
Rental deposit	55,512	-
Equipment deposit	1,300,650	81,217
Inventory	180,582	204,971

Total current assets	8,738,764	4,993,455

Property, plant and equipment, net	6,848,342	3,572,696
Intangible assets, net	191,087	-
Rental deposit-long term portion	235,509	144,504

Total assets	$16,013,702	$8,710,655

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short term loan	$151,245	$146,259
Accounts payable	69,373	33,979
Deferred revenue	579,822	775,985
Payroll and payroll related liabilities	199,548	124,390
Income and other taxes payable	987,194	525,470
Accrued expenses	102,019	43,126
Amount due to a shareholder	465,741	5,162

Total current liabilities	2,554,941	1,654,371

Commitments and contingencies (Note 17)

Stockholders' Equity
Preferred stock ($0.00001 par value, 100,000,000 shares authorized, 0 share issued and outstanding)	-
Common stock ($0.00001 par value, 100,000,000 shares authorized, 20,200,000 and 19,000,000 shares issued and outstanding as of December 31, 2010 and 2009, respectively)	202	190
Additional paid in capital	1,628,417	1,373,484
Statutory surplus reserves	718,744	718,744
Retained earnings	10,499,454	4,752,871
Accumulated other comprehensive income	611,944	210,995

Total stockholders’ equity	13,458,761	7,056,284

Total liabilities and stockholders’ equity	$16,013,702	$8,710,655

The accompanying notes are an integral part of the consolidated financial statements

F-3

CHINA INTERNET CAFE HOLDINGS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For The Years ended
	December 31
	2010	2009

Revenue	$20,460,459	$14,038,931

Cost of revenue	11,823,456	8,409,527
Gross profit	8,637,003	5,629,404

Operating Expenses

General and administrative expenses	634,739	166,141
Total operating expenses	634,739	166,141

Income from operations	8,002,264	5,463,263

Non-operating income (expenses)

Interest income	8,265	-
Interest expenses	(9,437)	(819)
Other expenses	(43)	(5,733)
Reorganizational expenses	(435,086)	-

Total non-operating expenses	(436,301)	(6,552)

Net income before income taxes	7,565,963	5,456,711
Income taxes	1,819,380	1,068,262

Net income	$5,746,583	$4,388,449

Other comprehensive income
Foreign currency translation adjustment	400,949	8,958
Net comprehensive income	$6,147,532	$4,397,407

Basis and diluted earnings per share of common stock	$0.29	$0.23

Basis and diluted weighted average common stock outstanding	19,601,644	19,000,000

The accompanying notes are an integral part of the consolidated financial statements

F-4

CHINA INTERNET CAFE HOLDINGS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common stock
	Number of share	Amount	Additional paid-in capital	Statutory reserves	Retained Earnings	Accumulated other comprehensive income	Total Stockholders’ Equity

Balance at December 31, 2008 (1)	19,000,000	$190	1,367,032	399,802	683,364	202,037	2,652,425
Contributed capital by existing shareholders	-	-	6,452	-	-	-	6,452
Transfers to statutory reserves	-	-	-	318,942	318,942	-	-
Net income for the year	-	-	-	-	4,388,449	-	4,388,449
Foreign currency translation difference	-	-	-	-	-	8,958	8,958
Balance at December 31, 2009 (1)	19,000,000	190	1,373,484	718,744	4,752,871	210,995	7,056,284

Reorganization for reverse merger	1,200,000	12	3,321	-	-	-	3,333
Contributed capital by existing shareholders	-	-	251,612	-	-	-	251,612
Net income for the year	-	-	-	-	5,746,583	-	5,746,583
Foreign currency translation difference	-	-	-	-	-	400,949	400,949
Balance at December 31, 2010	20,200,000	202	1,628,417	718,744	10,499,454	611,944	13,458,761

(1) See footnote 1 regarding the recapitalization of Classic Bond Development Limited

The accompanying notes are an integral part of the consolidated financial statements

F-5

CHINA INTERNET CAFE HOLDINGS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Years Ended
	December 31
	2010	2009
Cash flows from operating activities
Net income	$5,746,583	$4,388,449
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,664,405	1,303,177
Amortization	23,540	-

Changes in operating assets and liabilities:

Prepayment	(2,360,317)	-
Rental deposit	(114,027)	(13,449)
Inventory	30,604	(130,619)
Accounts payable	31,592	11,499
Deferred revenue	(217,133)	(26,466)
Payroll and payroll related liabilities	69,171	4,457
Income and other taxes payable	432,880	(420,123)
Accrued expenses	52,936	10,632
Amount due to a director	456,842	(346,093)
Net cash provided by operating activities	5,817,076	4,781,464

Cash flows from investing activities
Acquisition of property, plant and equipment	(4,152,294)	(1,324,220)
Deposits paid for property, plant and equipment	(1,270,511)	(19,952)
Assets Acquisition of cafes	(728,866)	-
Restricted Cash	737,599	(1,644,525)
Net cash used in investing activities	(5,414,072)	(2,988,697)

Cash flows from financing activities
Cash acquired from reverse merger	1,442	-
Capital contribution by shareholder	251,612	-
Proceeds from short term loan	451,245	146,180
Repayment of short term loan	(451,245)	-
Net cash flows provided by financing activities:	253,054	146,180
Effect of foreign currency translation on cash	118,910	3,811
Net increase in cash	774,968	1,942,758

Cash- beginning of year	3,061,856	1,119,098

Cash- end of year	$3,836,824	$3,061,856

Cash paid during the year for:
Interest paid	$9,437	$1,423
Income taxes paid	$1,630,711	$962,623

SUPPLEMENTAL DISCLOSURE:
Summary of Assets Acquired from Acquisitions:
Net Property and Equipment	$503,492	$-
Other Current Assets	15,792	-
Intangible Assets	209,582	-
Net Assets Acquired	$728,866	$-

Transfer of equipment deposits paid in property and equipment	$83,811	$-

The accompanying notes are an integral part of the consolidated financial statements

F-6

CHINA INTERNET CAFE HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

1.  Organization, Recapitalization and Nature of Business

China Internet Cafe Holdings Group, Inc. (“China Internet Cafe”)

China Internet Cafe Holdings Group, Inc. (formerly known as China Unitech Group, Inc.) ( “the Company”, “we”, “us”, “our”) was incorporated in the State of Nevada on March 14, 2006. The Company was a development company from incorporation on June 30, 2010. On July 2, 2010, the Company successfully closed a share exchange transaction with the shareholders of Classic Bond Development Limited, a British Virgin Islands corporation (" Classic Bond"). The Company will operate through its variable interest entities in China to execute the current business plan of those affiliates which involves the operation of a chain of China-based internet cafes.

On February 1, 2011, the Company changed its name from China Unitech Group, Inc. to China Internet Cafe Holdings Group, Inc.

Recapitalization of Classic Bond Development Limited

On July 2, 2010, the China Internet Cafe Holdings Group, Inc. (“China Internet Cafe”), entered into a share exchange transaction with Classic Bond Development Limited, a British Virgin Islands corporation (“Classic Bond”), and the shareholders of Classic Bond. Pursuant to the Share Exchange Agreement, China Internet Cafe  acquired 100% of the issued and outstanding capital stock of Classic Bond in exchange for 19,000,000 newly issued shares of the Company’s common stock, which represented approximately 94% of the 20,200,000 issued and outstanding shares of common stock after the transaction and after the coincident cancellation of 4,973,600 shares of common stock held by the Company’s former majority stockholder which have a net effect of increase of 1,200,000 shares. The business, assets and liabilities did not change as a result of the reverse acquisition.

This share exchange transaction resulted in those shareholders obtaining a majority voting interest in the Company. Generally accepted accounting principles require that the Company whose shareholders retain the majority interest in a combined business be treated as the acquirer for accounting purposes, resulting in a reverse acquisition with Classic Bond as the accounting acquirer and China Internet Cafe as the acquired party. Accordingly, the share exchange transaction has been accounted for as a recapitalization of Classic Bond whereby Classic Bond is deemed to be the continuing, surviving entity for accounting purposes, but through reorganization, has deemed to have adopted the capital structure of China Internet Cafe . The equity section of the accompanying financial statements has been restated to reflect the recapitalization of the Company due to the reverse acquisition as of the first day of the first period presented.

Accordingly, all references to common shares of Classic Bond’s common stock have been restated to reflect the equivalent number of China Internet Cafe‘s common shares. In other words, the 2,000,000 Classic Bond shares outstanding are restated as 20,200,000 common shares, as of July 2, 2010. Each share of Classic Bond is restated to 10.10 shares of China Internet Cafe.

The book value of  the net assets that for accounting purposes, were deemed to have been acquired by Classic Bond from China Internet Cafe, as of the date of acquisition (July 2, 2010) were $3,333.

During the recapitalization, the Company incurred restructuring expenses of $300,000, related legal and professional fee of $ 129,033 and the interest expenses of $6,053 related to the short term loan for paying restructuring expenses. All of these expenses amounting to $435,086 in total which recorded as reorganizational expenses in statement of income.

Classic Bond Development Limited (“Classic Bond”)

Classic Bond Development Limited was incorporated on November 2, 2009 in the British Virgins Islands (“BVI”) with 50,000 authorized common stock with no par value. On November 2, 2009, 50,000 common stock at $0.129 (HK$1) each were issued for cash at $6,452 (HK$50,000) to several shareholders including Mr. Guo Dishan who is the 65% equity interest shareholder and the sole director of the Company.

On  June 23, 2010, the Company further issued 1,950,000 shares of common stock to 42 individuals to raise fund of $84,093 (HK$651,721) for 651,721 shares and 1,308,954 shares associated with the reorganization of the Company at a value of $167,519 (HK$1,308,954) which is reflected as contributed capital by existing shareholders of Junlong and the total amount was $251,612. At December 31, 2010 and December 31, 2009, the issued and outstanding of Common Stock were 2,000,000 and 50,000 shares.

F-7

CHINA INTERNET CAFE HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

1. Organization and Nature of Business - Continued

Classic Bond Development Limited (“Classic Bond”) - Continued

Classic Bond is in the business of operations of internet café, throughout the Lungang District of Shenzhen in Province of Guangdong of People's Republic of China ("PRC").  The Company conducts its operations through the following subsidiaries: (a) a wholly-owned subsidiary of the Company located in the PRC: Shenzhen Zhonghefangda Network Technology Co., Ltd. (“Zhonghefangda”) and (b) an entity located in the PRC: Shenzhen Junlong Culture Communication Co., Ltd. (“Junlong’), which is controlled by the Company through contractual arrangements between Zhonghefangda and Junlong, as if Junlong were a wholly-owned subsidiary of the Classic Bond.

Shenzhen Zhonghefangda Network Technology Co., Ltd. (“Zhonghefangda”)

Zhonghefangda , Classic Bond’s wholly-owned subsidiary, was incorporated in People’s Republic of China (“PRC”) on June 10, 2010 with registered capital of $129,032 (HK$1 million). Zhonghefangda is engaged in provision of management and consulting services.

On June 11, 2010, to protect the Company’s shareholders from possible future foreign ownership restrictions, Zhonghefangda and Junlong entered into a series of agreements. Under these agreements Zhonghefangda obtained the ability to direct the operations of Junlong and to receive a majority of the residual returns. Therefore, management determined that Junlong became a variable interest entity (“VIE”) under the provisions of Financial Accounting Standards Board (“FASB”) ASC 810-10 and Zhonghefangda was determined to be the primary beneficiary of Junlong. Accordingly, beginning June 11, 2010, Zhonghefangda is able to consolidate the assets, liabilities, results of operations and cash flows of Junlong in the financial statements. Because the legal representatives and ultimate major stockholder of Zhonghefangda and Junlong is the same person, Mr. Guo Dishan, Zhonghefangda and Junlong were deemed, until June 11, 2010, to be under the common control.

On June 10, 2010, Classic Bond formed Shenzhen Zhonghefangda Network Technology Co., Ltd. (“Zhonghefangda”) and Mr. Guo Dishan is the legal representative of Zhonghefangda and thereafter Zhonghefangda becomes a wholly owned subsidiary of Classic Bond and the whole reorganization is completed.

Exclusive Management and Consulting Agreement

On June 11, 2010, Zhonghefangda signed exclusive management and consulting services agreement with Junlong. Pursuant to the agreement, Zhonghefangda agreed to provide management and consulting services to Junlong, upon request, in connection with the operation of the Business. The agreement provides that Junlong will compensate Zhonghefangda in consideration for its right to receive the aggregate net profit of Junlong for a period of twenty (20) years and for succeeding periods of the same duration until terminated by both parties under agreed conditions.  Zhonghefangda will reimburse to Junlong the full amount of any net losses incurred by Junlong during the term of this agreement. As a result of entering into the exclusive management and consulting agreement, Zhonghefangda should be deemed to control Junlong as a Variable Interest Entity and should be consolidated in the accompanying financial statements.

Shenzhen Jun Long Culture Communication Co., Ltd. (“Junlong”)

Junlong  is a Chinese enterprise organized in the People’s Republic of China (“PRC”) on December 26, 2003 in accordance with the Laws of the People’s Republic of China with the registered capital of $0.136 million (equivalent to RMB 1 million). In 2001, the Chinese government imposed higher capital (RMB10 million for regional internet café chain and RMB50 million for national internet café chain) and facility requirements for the establishment of internet cafes. On August 19, 2004, Junlong was granted approval from Shenzhen Municipal People’s Government to increase its registered capital by $1,230,500 from $136,722 to $1,367,222 million (increased by RMB 9 million, from RMB 1 million to RMB 10 million)  The capital verification process has been completed.

In 2005, Junlong obtained internet cafe licenses to operate an internet café chain from the Ministry of Culture, and opened the internet first cafe in April, 2006 and our members can access the internet at our venues. We started our internet cafes in 2006 and we opened 7 internet cafes in 2006, 5 internet cafes opened in 2007, 11 internet cafes opened in 2008, 5 internet cafes opened in 2009 and 16 internet cafes opened during the year of 2010. As a result, we owned 44 internet cafes within the Longgang District of Shenzhen through December 31, 2010.

F-8

CHINA INTERNET CAFE HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

2.  Summary of Significant Accounting Policies

(a)	Basis of presentation

The Company’s accounting policies used in the preparation of the accompanying financial statements conform to accounting principles generally accepted in the United States of America ("US GAAP") and have been consistently applied.

(b)	Principle of consolidation

The consolidated financial statements include the accounts of China Internet Cafe Holdings Group, Inc., Classic Bond Development Limited, Zhonghefangda and the VIE-Junlong. All significant intercompany balances and transactions have been eliminated in the consolidation. The consolidated financial statements included herein, presented in accordance with United States generally accepted accounting principles and stated in US dollars, have been prepared by the Company, pursuant to the rules and regulations of the Securities and Exchange Commission.

(c)	Use of estimates

In preparing financial statements in conformity with US GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported periods. Actual results could differ from those estimates

Significant Estimates

These financial statements include some amounts that are based on management's best estimates and judgments. The most significant estimates relate to depreciation of property, plant and equipment, deferred revenue,, impairment testing of long-lived assets and various contingent liabilities. It is reasonably possible that the above-mentioned estimates and others may be adjusted as more current information becomes available, and any adjustment could be significant in future reporting periods.

(d)	Revenue recognition

Internet café members purchase prepaid IC cards which include stored value that will be deducted based on time usage of computer at the internet cafe. Revenues derived from the prepaid IC cards at the internet café are recognized when services are provided. This is based upon the usage of computer time at the internet cafe.  Outstanding customer balances in the IC cards are included in deferred revenue on the balance sheets. The Company does not charge any service fees that cause a decrement to customer balances.   There is no expiration date for IC cards.

The Company also records revenue from commission received from the sale of third parties on-line gaming cards, snacks and drinks.  Commission revenue amounted to 20% of the value of the on-line gaming cards, snacks and drinks is recognized at the time the gaming cards, etc. are sold to customers.  During the years ended December 31, 2010 and 2009, the commission income was $162,976 and $116,651, less than 1% of total revenue.

F-9

CHINA INTERNET CAFE HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

2.     Summary of Significant Accounting Policies - Continued

(e)	Cost of revenue

Cost of revenue consists primarily of depreciation of each internet café’s computer equipment and hardware and overhead associated with the internet cafes including rental payments, utilities, business taxes and surcharges. Our internet surfing business tax is 20% on gross revenue generated from our internet cafes.  Our other surcharges are an education surcharge of 3%, city development surcharge of 1%, a culture development surcharge of 3%, and a snacks and drinks business tax of 5%.  All surcharges are calculated on the basis of business tax amount.

(f)	Credit risk

The Company may be exposed to credit risk from its cash at bank.  An allowance has been considered for estimated irrecoverable amounts determined by reference to past default experience and the current economic environment. No allowance is considered necessary for the period.

(g)	Cash and cash equivalents

Cash and cash equivalents include cash on hand, cash accounts, interest bearing savings accounts and time certificates of deposit with a maturity of three months or less when purchased.

(h)	Restricted cash

At December 31, 2010 and 2009, restricted cash of $945,280 (equivalent to RMB6,250,000) and $1,645,411(equivalent to RMB11,250,000) represented cash held by two escrow agents on behalf of the Company for registered capital and operating cash flow purposes of two new subsidiary companies to be established in Yiwu city, Zhejiang province and Anshun city, Guizhou province.

(i)	Inventory

Inventory represented the IC cards we purchased from IC cards manufacturer. Inventories are stated at the lower of cost or market value. Cost is determined using the first-in, first-out (FIFO) method.

(j)	Fair Value of Financial Instruments

FASB accounting standard requires disclosing fair value to the extent practicable for financial instruments that are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

For certain financial instruments, including cash, accounts payable, short-term loans, accruals and other payables, it was assumed that the carrying amounts approximate fair value because of the near term maturities of such obligations.

(k)	Stock-Based Compensation

Our advisor assists the Company for ongoing corporate compliance and development are accounted for under ASC 505-50.  ASC 505-50-30-11 (previously EITF 96-18) further provides that an issuer shall measure the fair value of the equity instruments in these transactions using the stock price and other measurement assumptions as of the earlier of the following dates, referred to as the measurement date:

i. The date at which a commitment for performance by the counterparty to earn the equity instruments is reached (a performance commitment); and

ii. The date at which the counterparty’s performance is complete.

F-10

CHINA INTERNET CAFE HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

2. Summary of Significant Accounting Policies – Continued

(l)	Equipments deposits

The Company prepaid the equipments deposits to the computer suppliers for purchase of computer and equipments for the new internet cafes.

(m)	Property, plant and equipment

Property, plant and equipment, comprising computer equipment and hardware, leasehold improvement, office furniture and vehicles and are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives listed below.

Estimated Useful Lives
Leasehold improvement	5 years

Cafe computer equipment and hardware	5 years

Cafe furniture and fixtures	5 years

Office furniture, fixtures and equipments	5 years

Motor vehicles	5 years

Leasehold improvement mainly results from the decoration expense.  All of our lease contracts state lease terms of 5 years and leasehold improvement is amortized over 5 years, which represents the shorter of useful life and lease term.

(n)	Intangible Assets

Our intangible assets consist of definite-lived assets subject to amortization such as Business License and Customer Lists. The useful lives of the Business License is 9 to 15 years and we amortized the customer lists by 5 years. We calculate amortization of the definite-lived intangible assets on a straight-line basis over the useful lives of the related intangible assets.

Development cost of internal-use software is insignificant and has been recorded as expense in the period such cost occurs.

(o)	Deferred Revenue

Deferred revenue represents unused balances of the prepaid amounts from the IC cards that are unused balance. The Outstanding customer balances are $775,985 and $579,822 as at December 31, 2009 and December 31, 2010, respectively, and are included in deferred revenue on the balance sheets. Management has evaluated the deferred revenue balance and has determined any potential revenue from the unused balance to be immaterial at the quarter ended March 31, 2011.

(p)	Comprehensive income

The Company follows the FASB’s accounting standard. Comprehensive income is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments from owners and distributions to owners. For the Company, comprehensive income for the periods presented includes net income and foreign currency translation adjustments.

(q)	Income taxes

Income taxes are provided on an asset and liability approach for financial accounting and reporting of income taxes. Current tax is based on the profit or loss from ordinary activities adjusted for items that are non-assessable or disallowable for income tax purpose and is calculated using tax rates that have been enacted or substantively enacted at the balance sheet date. Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 740-10-50-2 requires deferred tax assets and liabilities be recognized for future tax consequence attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of income in the period that includes the enactment date.  A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.  Losses incurred by the Company in prior years provide for a net operating loss carry-forward.  However, due to the fact that all net operating losses are from the U.S. shell company which we currently anticipate insufficient income to utilize in the future, the assets balance has been fully reserved for.

F-11

CHINA INTERNET CAFE HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

2.     Summary of Significant Accounting Policies - Continued

(r)	Consolidation of Variable Interest Entities

According to the requirements of Statement of Financial Accounting Standards No. 810-10, “Variable interest Entities”, the Company has evaluated the economic relationships of its wholly owned subsidiary, Shenzhen Zhonghefangda Network Technology Co., Ltd. (“Zhonghefangda”) with Junlong and has determined that it is required to consolidate Zhonghefangda   and Junlong pursuant to the rules of FASB ASC Topic 810-10. Therefore Junlong is considered to be a VIE, as defined by FASB ASC Topic 810-10 , of which Classic Bond is the primary beneficiary as a result of its wholly owned subsidiary Zhonghefangda. Classic Bond, as mentioned above, will absorb a majority of the economic risks and rewards of all of these VIE that are being consolidated in the accompanying financial statements.

The carrying amount of the VIEs’ assets and liabilities are as follows:

	December 31,	December 31,
	2010	2009

Current assets	$8,968,001	$5,131,507
Property, plant and equipment	6,848,343	3,572,696
Intangible assets	191,087	-

Total assets	16,007,431	8,704,203
Total liabilities	(2,182,851)	(1,654,371)

Net assets	$13,824,580	$7,049,832

(s)	Foreign currency translation

Assets and liabilities of the Company with a functional currency other than US$ are translated into US$ using period end exchange rates. Income and expense items are translated at the average exchange rates in effect during the period. Foreign currency translation differences are included as a component of Accumulated Other Comprehensive Income in Stockholders’ Equity.

The exchange rates used to translate amounts in RMB into USD for the purposes of preparing the financial statements were as follows:

	12/31/2010	12/31/2009
Year end RMB : USD exchange rate	6.6118	6.8372
Average yearly RMB : USD exchange rate	6.7788	6.8409

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions.  No representation is made that the RMB amounts could have been, or could be, converted into USD at the rates used in translation.

(t)	Post-retirement and post-employment benefits

The Company contributes to a state pension plan in respect of its PRC employees. Other than the above, neither the Company nor its subsidiary provides any other post-retirement or post-employment benefits.

F-12

CHINA INTERNET CAFE HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

2.     Summary of Significant Accounting Policies - Continued

(u)	Earnings per share (EPS)

Earnings per share is calculated in accordance with ASC 260-10 which requires the Company to calculate net income (loss) per share based on basic and diluted net income (loss) per share, as defined. Basic EPS excludes dilution and is computed by dividing net income (loss) by the weighted average number of shares outstanding for the period.  Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

There is no dilution factor occurred during the year, the basic EPS equals diluted EPS.

(v)	Retained earnings-appropriated

In accordance with the relevant PRC regulations and the Company’s PRC articles of association, Junlong is required to allocate their respective net income to statutory surplus reserve.

(w)	Statutory surplus reserves

In accordance with the relevant laws and regulations of the PRC and the articles of associations of the Company, Junlong is required to allocate 10% of their net income reported in the PRC statutory accounts, after offsetting any prior years’ losses, to the statutory surplus reserve, on an annual basis. When the balance of such reserve reaches 50% of the respective registered capital of the subsidiaries, any further allocation is optional.

As of December 31, 2010, the statutory surplus reserves of the subsidiary already reached 50% of the registered capital of the subsidiary and the Company did not have any further allocation on it.

The statutory surplus reserves can be used to offset prior years’ losses, if any, and may be converted into registered capital, provided that the remaining balances of the reserve after such conversion is not less than 25% of registered capital. The statutory surplus reserve is non-distributable.

(x)	Reclassification

Certain reclassifications have been made to the prior year financial statements to conform to the current year presentation.

F-13

CHINA INTERNET CAFE HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

2.     Summary of Significant Accounting Policies - Continued

(y)	Recent Accounting Pronouncements

In June 2009, the FASB issued ASC 810, (formerly the SFAS No.167, “ Amendments to   FASB Interpretation No.46(R) ” . ASC 810 amends FASB Interpretation No.46(R), “ Variable Interest Entities ” for determining   whether an entity is a variable interest entity ( “ VIE ” ) and requires an enterprise to perform an analysis to determine whether the   enterprise ’ s variable interest or interests give it a controlling financial interest in a VIE. Under ASC 810, an enterprise has a   controlling financial interest when it has a) the power to direct the activities of a VIE that most significantly impact the entity ’ s   economic performance and b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could   potentially be significant to the VIE. ASC 810 also requires an enterprise to assess whether it has an implicit financial responsibility to   ensure that a VIE operates as designed when determining whether it has power to direct the activities of the VIE that most   significantly impact the entity ’ s economic performance. ASC 810 also requires ongoing assessments of whether an enterprise is the   primary beneficiary of a VIE, requires enhanced disclosures and eliminates the scope exclusion for qualifying special-purpose entities.   ASC 810 shall be effective as of the beginning of each reporting entity ’ s first annual reporting period that begins after November 15,   2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

In December 2009, the FASB issued ASU No. 2009-17, “Improvements to Financial Reporting by Enterprises Involved with   Variable Interest Entities ( “ ASU 2009-17 ” ) ” . ASU 2009-17 amends the variable-interest entity guidance in FASB ASC 810-10-05-8   to clarify the accounting treatment for legal entities in which equity investors do not have sufficient equity at risk for the entity to   finance its activities without financial support. ASU 2009-17 shall be effective as of the beginning of each reporting entity ’ s first   annual reporting period that begins after November 15, 2009. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

In January 2010, the FASB issued ASU 2010-06, Improving Disclosures about Fair Value Measurements. ASU 2010-06   amends ASC Topic 820 to require additional disclosures regarding fair value measurements. One of the areas concerned is related to   the inclusion of information about purchases, sales, issuances and settlements of recurring Level 3 measurements. Such disclosure   requirements will be effective for annual reporting periods beginning after December 15, 2010. The Company is currently evaluating the impact of this standard upon its adoption on the Company’s consolidated financial statements.

F-14

CHINA INTERNET CAFE HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

3.    Business Acquisitions

Assets Acquisition of Langman internet café on April 6, 2010 and Chaosu internet café on April 16, 2010.

The Company acquired property, plant and equipment, other current assets and intangible assets of Langman internet café on April 6, 2010 and Chaosu internet café on April 16, 2010 for total gross consideration amount of $497,457 (RMB3,400,000) and the Company paid the whole purchase consideration on July 28, 2010. The intangible assets are comprised of business licenses and customer lists. In accordance with the purchase method of accounting, the estimated fair market value of these assets has been included in the consolidated financial statements from the date of acquisitions.

The primary reason for business acquisitions of Langman and Chaosu are for the development of market ownership in Longgang district. Langman and Chaosu Internet cafes are located in the center of Longgang Center City. For each individual internet café has a coverage of 5kms, after the acquisition of these two cafes, Junlong has developed full coverage in Longgang Center City.

All intangible and tangible assets acquired, based on their appraised fair values, were as follows:

Property, plant, and equipment	$346,003
Other current assets	10,973
Intangible assets	140,481

Net assets acquired	$497,457

Assets Acquisition of Gainianshikong internet café on July 1, 2010.

The Company acquired property, plant and equipment, other current assets and intangible assets of Gainianshikong internet café on July 1, 2010 for total gross consideration amount of $231,409 (RMB1,550,000) and the Company paid the whole purchase consideration on October 29, 2010. The intangible assets are comprised of business licenses and customer lists. In accordance with the purchase method of accounting, the appraised fair market value of these assets has been included in the consolidated financial statements from the date of acquisitions.

Acquisition of Gainianshikong internet café is for the expansion of business in Baoan District. Baoan is a recent fast developing district of west Shenzhen, which is next to Dongguan City of Guangdong.

All intangible and tangible assets acquired, based on their appraised fair values, were as follows:

Property, plant, and equipment	$157,489
Other current assets	4,819
Intangible assets	69,101

Net assets acquired	$231,409

These acquisitions were asset acquisitions, and there was no goodwill resulting from these acquisitions because the fairly market values were equal to the purchase prices.

F-15

CHINA INTERNET CAFE HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

4.   Cash

Cash is summarized as follows:

	December 31,	December 31,
	2010	2009

Cash at bank	$3,811,136	$2,975,991
Cash in hand	25,688	85,865
	$3,836,824	$3,061,856

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents (Note 2).  As of December 31, 2010 and 2009, substantially all of the Company’s cash and cash equivalents were held by major banks located in the PRC, which management believes are of high credit quality.

5.   Restricted Cash

	December 31,	December 31,
Bank deposits held by:	2010	2009

Mr. Fangrong, Zheng – Anshun city in Guizhou province	$945,280	$914,117
Mr. Jinping Zeng - Yiwu city in Zhejiang province	-	731,294
	$945,280	$1,645,411

At December 31, 2009, the restricted cash represented bank deposits of $1,645,411 (equivalent to RMB11,250,000) held by two escrow agents on behalf of the Company for registered capital and operating cash flow purposes of two new subsidiary companies to be established in Anshun city in Guizhou province and Yiwu city in Zhejiang province.

During the year of 2010, the escrow agent of Yiwu city in Zhejiang province returned the restricted cash to the Company because the Company did not proceed with the establishment of the new subsidiary in Yiwu city.

As December 31, 2010, the restricted cash represented the bank deposits of $945,280 (equivalent to RMB6,250,000) held by an escrow agent on behalf of the Company for registered capital and operating cash flow purposes of a new subsidiary company to be established in Anshun city in Guizhou province.

Incorporation of Two New Subsidiary Companies

The Company was committed to establish two new subsidiary companies, which are located in Yiwu city, Zhejiang province and Anshun city, Guizhou province with the investment of approximately $2.195 million (equivalent to RMB15 million) each, with total of $4.39 million as registered capital and operating cash flow purposes. The registered capital of each subsidiary company will be $0.439 million (RMB3,000,000).  As of September 30, 2010 and December 31, 2009, the Company paid approximately $1.6 million (RMB11.25 million) in total to two escrow agents and the amounts were recorded under restricted cash.

Upon the establishment of the two subsidiary companies, the two escrow agents will be appointed as the General Manager of the two subsidiary companies. The Company is committed to pay a monthly salary of approximately $1,100 (RMB7,500) plus 3% of the net income of the respective subsidiary companies as bonus.

The company decided to close down the subsidiary company located in Yiwu city, Zhejiang province and withdraw the investment of approximately $737,594 (equivalent to RMB5,000,000) on 30th November, 2010 due to the change in the national expansion strategy.

F-16

CHINA INTERNET CAFE HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

6.   Loan receivable

Loan receivable consists of:

	December 31,	December 31,
	2010	2009
Name of Payee: Mr. Long Weijun
Terms: Interest free, unsecured and repayment date is February 28, 2011	$2,419,916	$-

The Company entered into a trust agreement with Mr. Long Weijun on 25th December 2010 and appointed Mr. Long Weijun as the General Manger of Yunnan subsidiary company. The Company was committed to establish a new subsidiary company located in Kunming city, Yunnan province with the total investment of approximately $3.02 million (equivalent to RMB 20 million) with 1.51 million (equivalent to RMB 10 million) as registered capital and 1.51 million (equivalent to RMB 10 million) as capital proceeds. The initial proceed was released to Long Weijun on 31st December 2010 of total sum of $2.42 million (equivalent to RMB 16 million), the rest $0.6 million (equivalent to RMB 4 million) was released on 7th January 2011.

The Company will regularly review the loan receivable and if the Company does not receive the loan until 31st December 2011 and if the Yunnan subsidiary has not been set up, the Company will write off it as bad debts.

However, the Company entered into a termination agreement with Mr. Long Weijun on 13th February 2011 to terminate the trust agreement signed on 25th December 2010. The total proceed of $3.02 million (equivalent to RMB 20 million) is returned to the company on 28th February 2011.

7.  Equipment Deposit

Equipment deposit consists of:

	December 31,	December 31,
	2010	2009

Equipment deposit for purchase computers for 4 new internet cafés and 3 of them was opened in March 2011 and 1 will be opened in April, 2011	$1,300,650	$81,217

8. Inventory

Inventory consists of:

	December 31,	December 31,
	2010	2009

Purchased IC cards	$180,582	$204,971

There was no allowance made for obsolete or slow moving inventory as of December 31, 2010 and December 31, 2009.

F-17

CHINA INTERNET CAFE HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

9.   Property, Plant and Equipment, net

Property, plant and equipment, net, consist of the following:

	December 31,	December 31,
	2010	2009

Leasehold improvement	$3,178,890	$2,388,938
Cafe computers equipments and hardware	7,045,296	3,333,037
Cafe furniture and fixtures	1,320,392	858,846
Office furniture, fixtures and equipments	52,293	21,117
Motor vehicles	252,967	94,072
	$11,849,838	$6,696,010
Less: Accumulated depreciation	(5,001,496)	(3,169,385)
Property, plant and equipment in service, net	6,848,342	3,526,625
Construction in progress	-	46,071
Property, plant and equipment, net	$6,848,342	$3,572,696

During the year ended December 31, 2010, depreciation expenses amounted to $1,664,405, of which $1,615,096 and $49,309 were recorded as cost of sales and general and administrative expense, respectively.

During the year ended December 31, 2009, depreciation expenses amounted to $1,303,177, of which $1,276,415 and $26,762were recorded as cost of sales and general and administrative expense, respectively.

10.   Intangible Assets

Intangible assets are summarized as follows:

	December 31,	December 31,
	2010	2009

Business License	$95,115	$-
Customer Lists	120,106	-
	215,221	-
Less: Accumulated Amortization	24,134	-
Total	$191,087	$-

During the years ended December 31, 2010 and 2009, amortization expenses amounted to $24,134 and $ 0 respectively which was recorded under cost of sales.

Estimated amortization for the next five years and thereafter is as follows:

Year ending December 31,

2011	$36,325
2012	36,325
2013	36,325
2014	36,325
2015	20,117
Thereafter	25,670
Total	$191,087

F-18

CHINA INTERNET CAFE HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

11.   Short Term Loan

The short term loan due within one year as of December 31, 2010 and December 31, 2009 consist of the following:

		Interest	December 31,	December 31,
Bank	Loan Period	rate	2010	2009

China Construction Bank	October 27, 2009 to October 25, 2010	6.372%	$-	$146,259

China Construction Bank	November 15, 2010 to November 14, 2011	6.372%	151,245	-
			$151,245	$146,259

On October 27, 2009, the Company entered into a loan agreement with China Construction Bank for $146,259 (RMB1,000,000) which was secured by director’s guarantee. The annual interest rate is 6.372% and is due on October 25, 2010. On October 19, 2010, the Company settled the loan.

On November 15, 2010, the Company entered into a loan agreement with China Construction Bank for $151,245 (RMB1,000,000) which was secured by director’s guarantee. The annual interest rate is 6.372% and is due on November 14, 2011.

On July 1, 2010, the Company entered into a loan agreement with Shenzhen Yuzhilu Aviation Service Co., Ltd.  for $300,000. The annual interest rate is 8.000% and is due on October 1, 2010.  The Company settled such loan on October 8, 2010.

12.   Income and Other Taxes Payable

Income and other tax payables consist of the following:

	December 31,	December 31,
	2010	2009

Business tax payable	$420,236	$240,015
Income tax	483,006	280,027
Withhold individual income tax payable	4,022	2,907
Other tax payable	79,930	2,521
Total	$987,194	$525,470

F-19

CHINA INTERNET CAFE HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

13.   Due To A Shareholder

	December 31,	December 31,
	2010	2009

Mr. Guo Di Shan, a shareholder of the Company	$465,741	$5,162

The amount due to Mr. Guo Di Shan is unsecured with no stated interest and payable on demand.

14.   Cost of revenue

Cost of revenue consists of the following:

	For The Years ended
	December 31
	2010	2009
Cost of revenue consists of
Depreciation and amortization	$1,615,096	$1,276,415
Salary	1,746,098	830,944
Rent	1,089,910	814,954
Utility	1,541,090	1,367,545
Business tax and surcharge	4,839,276	3,319,554
Others	991,986	800,115

	$11,823,456	$8,409,527

15.   Income Tax

The Company's subsidiary incorporated in PRC is subject to PRC enterprises income tax at the applicable tax rates on the taxable income as reported in their Chinese statutory accounts in accordance with the relevant enterprises income tax laws. Junlong was charged a tax rate of 20% of its taxable income in 2009 and 22% in 2010.

The Company uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. There are no material timing differences and therefore no deferred tax asset or liability at December 31, 2010. As approved by the relevant tax authority in the PRC, Junlong's income tax rates will be 24% for 2011 and 25% for 2012 and thereafter.

The income tax provision consists of the following:

	2010	2009

Current
- PRC	$1,819,380	$1,068,262
Deferred
- Deferred tax resulted from net operating loss of the U.S. Shell company	137,918	$-
- Valuation allowance	(137,918)	-

Income Tax Expenses	$1,819,380	$1,068,262

F-20

CHINA INTERNET CAFE HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

15.   Income Tax - Continued

The Company applied the provisions of ASC 740.10.50, "Accounting For Uncertainty In Income Taxes", which provides clarification related to the process associated with accounting for uncertain tax positions recognized in our financial statements. The Company classified all interest and penalties related to unrecognized tax benefits, if any, as a component of income tax provisions. The Company performed self-assessment and the Company’s liability for income taxes includes the liability for unrecognized tax benefits, interest and penalties which relate to tax years still subject to review by taxing authorities. Audit periods remain open for review until the statute of limitations has passed. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to the Company’s liability for income taxes. Any such adjustment could be material to the Company’s results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period. Until December 31, 2010, the management considered that the Company had no uncertain tax positions affecting its consolidated financial position and results of operations or cash flows, and will continue to evaluate for the uncertain position in future. Our policy for recording interest and penalties associated with tax audits is to record such items as a component of income tax expense. There are no estimated interest costs and penalties provided in the Company’s consolidated financial statements for the year ended December 31, 2010 and 2009, respectively.

The Company’s uncertain tax positions are related to tax years that remain subject to examination by the relevant tax authorities and the major one is the China Tax Authority. The open tax year for examination in PRC is 10 years.

All of the Group’s income before income taxes is from PRC sources. Actual income tax expense reported in the consolidated statements of operations and comprehensive income differ from the amounts computed by applying the PRC statutory income tax rate of 22% and 20% for the years ended December 31, 2010 and 2009 to income before income taxes for the years ended December 31, 2010 and 2009 for the followings reasons:

	2010	2009

Income before income taxes	$7,565,963	$5,456,711

Computed “expected” income tax expense at 22% and 20% in 2010 and 2009	$1,664,512	$1,091,342
Tax effect of net taxable timing differences	16,950	(23,080)
Effect of cumulative tax losses	137,918	-
	$1,819,380	$1,068,262

16.   Employee Benefits

The Company contributes to a state pension scheme organized by municipal and provincial governments in respect of its employees in PRC.  The pension expense related to this plan, which is calculated at a range of 8% of the average monthly salary.  The pension expense was $ 9,555 and $6,671 for the year ended December 31, 2010 and 2009, respectively.

F-21

CHINA INTERNET CAFE HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

17.   Stockholders’ Equity

(i) Common Stock

On July 2, 2010, the China Internet Cafe Holdings Group, Inc. (“China Internet Cafe”), entered into a share exchange transaction with Classic Bond Development Limited, a British Virgin Islands corporation (“Classic Bond”), and the shareholders of Classic Bond. Pursuant to the Share Exchange Agreement, China Internet Cafe  acquired 100% of the issued and outstanding capital stock of Classic Bond in exchange for 19,000,000 newly issued shares of the Company’s common stock, which represented approximately 94% of the 20,200,000 issued and outstanding shares of common stock after the transaction and after the coincident cancellation of 4,973,600 shares of common stock held by the Company’s former majority stockholder which have a net effect of increase of 1,200,000 shares. The business, assets and liabilities did not change as a result of the reverse acquisition.

As of December 31, 2010 and 2009, there are 20,200,000 and 19,000,000 shares issued and outstanding respectively.

(ii) Stock based compensation

On November 22, 2010, the Company signed an agreement with an advisor, and advisor agrees to represent the Company, as a non-exclusive advisor to assist the Company in its business and corporate development, in structuring its capital transactions.

The Company agreed to pay advisor a flat fee of $10,000 per month as cash compensation.  Besides, the company agreed to grant 400,000 shares of common stock as stock based compensation to the advisor base on the following vesting schedule:

1)	200,000 shares upon completion of a Transaction in February of 2011;
2)	100,000 shares six months after the completion of a Transaction in August of 2011; and
3)	100,000 share twelve months after the completion of a Transaction in February of 2011.

F-22

CHINA INTERNET CAFE HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

18.   Commitments and Contingencies

Operating Leases

In the normal course of business, the Company leases office space and internet cafes under operating leases agreements, which expire through 2014. The Company rents internet cafes venues and office space, primarily for regional sales administration offices that are conducive to administrative operations. The operating leases agreements generally contain renewal options that may be exercised in the Company's discretion after the completion of the base rental terms. In addition, many of the leases provide for regular increases to the base rental rate at specified intervals, which usually occur on an annual basis.

As of December 31, 2010, the Company was obligated under operating leases requiring minimum rentals as follows:

Fiscal year
2011	$1,476,433
2012	1,238,483
2013	950,672
2014	855,669
2015	449,488
$4,970,745

During the year ended December 31, 2010, rent expenses amounted to $1,153,802, of which $1,089,910 and $63,892 was recorded as cost of sales and general and administrative expense, respectively.

During the year ended December 31, 2009, rent expenses amounted to $823,730, of which $814,954 and $8,776 was recorded as cost of sales and general and administrative expense, respectively.

Purchase of Plant & Equipment of a total consideration of $174 million

During the fiscal year ended December 31, 2010, the Company signed two contracts for leasehold improvement and to purchase of plant and equipment for the four internet cafes under construction, totaling $1,743,587 (representing RMB11,528,250). As of December 31, 2010, the Company paid $1,300,650 (representing RMB8,599,635 ) was recorded in Equipments Deposits for those plant and equipments not delivered yet.

Social Benefits Coverage

We have obtained social benefits coverage for employees who work at the Junlong headquarters. For other employees, because of the high mobility of their work, and the difficulty of transferring social benefits coverage from one province to another, they usually work on a probationary basis and do not enter into long employment relationships with us. Because the cost of social benefits coverage is considerable compared to their total monthly income, the Company allows the employees to decide whether or not to pay the social benefits coverage. It is reasonable to assume that the company is subject to administrative fines and penalties as a result of its failure to obtain social insurance for these employees.

19.  Concentrations

The Company did not have any customer constituting greater than 10% of net sales for the years ended December 31, 2010 and 2009.

At December 31, 2010 and 2009, there was one supplier of consignment snacks and drinks with amount of $67,224 and $33,979 respectively which accounted for 97% and 100% of the Company’s account payable.

F-23

CHINA INTERNET CAFE HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

20.   Operating Risk and Uncertainties

Interest rate risk

The interest rates and terms of repayment of bank and other borrowings are disclosed in Note 11.  Other financial assets and liabilities do not have material interest rate risk.

Foreign currency risk

Most of the transactions of the Company were settled in Renminbi. In the opinion of the directors, the Company does not have significant foreign currency risk exposure.

Company’s operations are substantially in foreign countries

Substantially all of the Company’s services are provided in China. The Company’s operations are subject to various political, economic, and other risks and uncertainties inherent in China. Among other risks, the Company’s operations are subject to the risks of restrictions on transfer of funds; export duties, quotas, and embargoes; domestic and international customs and tariffs; changing taxation policies; foreign exchange restrictions; and political conditions and governmental regulations.

The Chinese government began tightening its regulation of internet cafes since 2001. In particular, a large number of unlicensed internet cafes have been closed. In addition, the Chinese government has imposed higher capital (RMB10,000,000 for regional internet café chain is required and RMB50,000,000 for national internet café chain) and facility requirements for the establishment of internet cafes. Furthermore, the Chinese government’s policy, which encourages the development of a limited number of national and regional internet cafe chains and discourages the establishment of independent internet cafes, may slow down the growth of internet cafes. Recently, the Ministry of Culture, together with other government authorities, issued a joint notice suspending the issuance of new internet cafe chain licenses. Any intensified government regulation of internet cafes could restrict our ability to maintain and expand our internet cafes.

Currently, the Company uses only one internet service provider.  However, there are other internet service providers available to the Company.  The management of the Company believes that the risk of loss of internet services is not that high because of other service providers available to the Company.

21.  Segment Information

The Company applies the provisions of ASC 280, "Disclosures about Segments of an Enterprise and Related Information". The Company views its operations and manages its business as one segment: the operation of internet café chain. Factors used to identify the Company's single operating segment include the organizational structure of the Company and the financial information available for evaluation by the chief operating decision-maker in making decisions about how to allocate resources and assess performance.  The Company operates predominantly in one geographical area, the PRC.

F-24

CHINA INTERNET CAFE HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

22.   Subsequent Event

Securities Purchase Agreement

On February 22, 2011, in connection with a security purchase agreement between China Internet Café Holdings Group, Inc. and the investors, we closed a private placement of approximately $6.4 million from offering a total of 474,967 units at a purchase price of $13.50 per Unit, each consisting of:(i) nine shares of the Company’s 5% Series A Convertible Preferred Stock, par value $0.00001 per share, convertible on a one to one basis into nine shares of the Company’s common stock, par value $0.00001 per share; (ii) one share of Common Stock; (iii) two three-year Series A Warrants, each exercisable for the purchase of one share of Common Stock, at an exercise price of $2.00 per share; and (iv) two three-year Series B Warrants, each exercisable for the purchase of one share of Common Stock, to purchase one share of Common Stock, at an exercise price of $3.00 per share.

Registration Rights Agreement

In connection with the Offering, the company also entered into a registration rights agreement with the Investors, in which the company agreed to file a registration statement with the Commission to register for resale the Common Stock and the Common Stock issuable upon conversion of the Preferred Stock, the Series A Warrant Shares and the Series B Warrant Shares, within 45 calendar days of the Closing Date, and to have the registration statement declared effective within 150 calendar days of the Closing Date or within 180 calendar days of the Closing Date in the event of a full review of the registration statement by the U.S. Securities and Exchange Commission (“SEC”). If the company does not comply with the foregoing obligations under the Registration Rights Agreement, the company will be required to pay cash liquidated damages to each Investor, at the rate of 1% of the applicable subscription amount for each 30 day period in which we are not in compliance; provided, that such liquidated damages will be capped at 10% of the subscription amount of each investor and will not apply to any registrable securities that may be sold pursuant to Rule 144 under the Securities Act, or are subject to an SEC comment with respect to Rule 415 promulgated under the Securities Act.

Securities Escrow Agreement

In connection with the Offering, we also entered into a securities escrow agreement with the Investors and Mr. Dishan Guo (the “Stockholder”), the Company’s chairman, pursuant to which, the Stockholder agrees to deliver into an escrow account one share of our Common Stock for each $10 sold to the Purchasers in the Offering to be used as escrow shares, equal to 641,205 shares of common stock (the “Escrow Shares”).  The distribution of the Escrow Shares shall be based on a performance threshold for the Company.  With respect to the 2011fiscal year, if the company earn less than $9,500,000, then the Escrow Shares for such year will be delivered to the Investors in the amount of 10% of the Escrow Shares for each full percentage point by which such threshold was not achieved up to a maximum of the Escrow Shares.

Lock-up Agreement

On the Closing Date, the company entered into a lock-up agreement (the “Lock-Up Agreement”) with Mr. Dishan Guo (the “Affiliate”), whereby the Affiliate is prohibited from selling our securities that they directly or indirectly own (the “Lock-Up Shares”) until 9 months after the Registration Statement is declared effective by the Commission (the “Lock-Up Period”). In addition, the Affiliate further agrees that during the 12 months immediately following the Lock-Up Period, the Affiliate shall not offer, sell, contract to sell, assign, transfer (the “Transfer”) more than 0.83333% of the Lock-Up Shares during each calendar month following the Lock-Up Period, other than engaging in a Transfer in a private sale of the Lock-Up Shares if the transferee agrees in writing to be bound by and subject to the terms of the Lock-Up Agreement.

The Company engaged TriPoint Global Equities, LLC (the "Agent") as placement agent in connection with the sale of securities in the Offering and agreed to pay the Agent (i) cash commissions equal to 7% of the gross proceeds received by the Company; (ii) a cash management finance fee equal to 1% of the gross proceeds raised by the Company in the Offering, payable at the time of each closing;  (iii) a non-accountable expense fee equal to 0.5% of the gross proceeds; and (iv) warrants to purchase such number of securities equal to 9% of the aggregate number of shares of common stock issuable in connection with the Offering (the “Agent Warrants”). The Agent Warrants will all have three year terms and will be exercisable at the following prices: (i) $1.35 per share (427,470 warrants), (ii) $2,00 per share (85,494 warrants and (iii) $3.00 per share (85,494 warrants).  The Company also agreed to compensate the Placement Agent for all of its reasonable expenses in connection with the Offering.

F-25

CHINA INTERNET CAFE HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

22.   Subsequent Event - continued

Series A Preferred Stock Certificate of Designation

On February 16, 2011, the Company filed with the Secretary of State of Nevada a Certificate of Designation, Preferences and Rights for the 5% Series A Convertible Preferred Stock (the “ Certificate of Designation ”) as an amendment to its Articles of Incorporation.  Capitalized terms not defined herein shall have the meaning ascribed to them in the Certificate of Designation.

For each outstanding share of Series A Preferred Stock, dividends shall be payable quarterly, at the rate of 5% per annum, on or before each date that is thirty days following the last day of each June, September, December and March of each year.  Dividends on the Series A Preferred Stock shall accrue and be cumulative from and after the date of the initial issuance of the Series A Preferred Stock.

Upon liquidation of the Company, holders of Series A Preferred Stock are entitled to be paid, prior to any distribution to any holders of common stock, or any other class or series of stock issued hereafter or junior to the Series A Preferred Stock, an amount equal to $1.35 per share plus the amount of any accrued but unpaid dividends thereon, as of the date of liquidation (the “ Series A Liquidation Preference Amount ”).

Each share of Series A Preferred Stock at the option of the holder may be convertible into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the Series A Liquidation Preference Amount divided by (ii) the Conversion Price in effect as of the date of the Conversion Notice.

Until conversion, the Preferred Stock shall have no voting rights other than with respect to matters that may adversely affect the rights of the holders of the Series A Preferred Stock.

The description of the Series A Preferred Stock above is qualified in its entirety by reference to a copy of the Certificate of Designation attached to this Current Report on Form 8-K as Exhibit 3.2.

Name Change

On January 20, 2011, China Internet Cafe Holdings Group, Inc. filed with the Nevada Secretary of State a Certificate of Amendment to Articles of Incorporation to give effect to a name change from “China Unitech Group, Inc.” to “China Internet Cafe Holdings Group, Inc.” The Certificate of Amendment was approved by our board of directors on July 30, 2010 and was approved by a stockholder holding 59.45% of our outstanding common stock by written consent on July 30, 2010.

The Company filed a definitive information statement on Schedule 14C with the Securities and Exchange Commission regarding the amended and restated articles of incorporation on August 8, 2010, and mailed the information statement to our stockholders on August 13, 2010. In connection with the name change, on January 25, 2011, the Company filed an Issuer Company-Related Action Notification Form with the Financial Industry Regulatory Authority (“FINRA”) requesting a name change from “China Unitech Group, Inc.” to “China Internet Cafe Holdings Group, Inc.” as well as an OTC voluntary symbol change from “CUIG” to “CICC.” These changes became effective on February 1, 2011. Our common stock began trading under the Company’s new name on the Over-the Counter Bulletin Boards on Tuesday, February 1, 2011 under our new trading symbol “CICC.”

F-26

CHINA INTERNET CAFE HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

22.   Subsequent Event - continued

Yunnan Subsidiary Company

The company has entered into a trust agreement with Mr. Long Weijun on 25th December 2010 and appoint Mr. Long Weijun as the General Manger of Yunnan subsidiary company. The Company is committed to establish a new subsidiary company located in Kunming city, Yunnan province with the total investment of approximately $3.02 million (equivalent to RMB 20 million) with 1.51 million (equivalent to RMB 10 million) as registered capital and 1.48 million (equivalent to RMB 10 million) as capital proceeds. The initial proceed was released to Long Weijun on 31st December 2010 of total sum of  $2.42 million (equivalent to RMB 16 million), the rest $0.60 million (equivalent to RMB 4 million) was released on 7th January 2011.

Upon the establishment of the new subsidiary company, the company is committed to pay a monthly salary of approximately $1,100 (RMB7,500) plus 3% of the net income of the respective subsidiary companies as bonus.

The Company has entered into a termination agreement with Mr. Long Weijun on 13th February 2011 to terminate the trust agreement signed on 25th December 2010. The total proceed of $3.02 million (equivalent to RMB 20 million) is returned to the company on 28th February 2011.

New Opened Cafes

In March 2011, the Company opened three Internet cafes in Shenzhen and as a result, the Company own 47 internet cafes within PRC, with 1 internet cafes under construction and expected to open on April 2, 2011.

F-27

  CHINA INTERNET CAFE HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

23.   Additional Information - Condensed Financial Statements of the Company

The Company is required to include the condensed financial statements of the Company in accordance with Regulation S-X promulgated by the United States Securities and Exchange Commission. The separate condensed financial statements of the Company as presented below have been prepared in accordance Securities and Exchange Commission Regulation S-X Rule 5-04 and Rule 12-04 and present the Company’s investments in its subsidiaries under the equity method of accounting.  Subsidiaries income is included as the Company’s “Share of income from subsidiaries” on the condensed statement of income and comprehensive income.

As of December 31, 2010 and 2009, there were no material contingencies, significant provisions for long-term obligations, or guarantees of the Company, except for those which have been separately disclosed in the Consolidated Financial Statements, if any.

FINANCIAL INFORMATION OF CHINA INTERNET CAFE HOLDINGS GROUP, INC.

Condensed Balance Sheets

	December 31,	December 31,
	2010	2009

ASSETS
Current assets:
Rental deposit	$3,333	$-
Investment in subsidiaries	44,100,984
Total assets	$44,104,317	$-

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses	$54,401	$-
Amount due to a shareholder	300,000	-
Total current liabilities	354,401	-

Stockholders' Equity
Preferred stock ($0.00001 par value, 100,000,000 shares authorized, 0 share issued and outstanding)	-	-
CoCommon stock ($0.00001 par value, 100,000,000 shares authorized, 20,200,000 and 0 share issued and outstanding as of December 31, 2010 and 2009, respectively)	202	-
Additional paid in capital	38,003,131	-
Retained earnings	5,746,583	-
Total stockholders’ equity	43,749,916	-

Total liabilities and stockholders’ equity	$44,104,317	$-

F-28

CHINA INTERNET CAFE HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

Additional Information - Condensed Financial Statements of the Company - Continued

Condensed Statements of Income and Comprehensive Income

	For The Years ended
	December 31
	2010	2009

Investment Income	$-	$-

Operating Expenses
General and administrative expenses	54,401	-
Total operating expenses	54,401	-

Loss from operations	(54,401)	-

Non-operating income (expenses)

Interest income	9,168	-
Other expenses	(3,114)	-
Reorganizational expenses	(306,054)	-
Total non-operating expenses	(300,000)	-

Net loss before income taxes	(354,401)	-
Income taxes	-	-
Net loss of parent company only	(354,401)	-

Share of income from subsidiaries	6,100,984	-
Net income	$5,746,583	$-

Other comprehensive income
Foreign currency translation adjustment	$400,949)	$-
Net comprehensive loss	$6,147,532	$-

F-29

CHINA INTERNET CAFE HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

Additional Information - Condensed Financial Statements of the Company - Continued

Condensed Statements of Cash Flows

	For The Years Ended
	December 31
	2010	2009
Cash flows from operating activities
Net loss	$(354,401)	$-

Adjustments to reconcile net income to net cash provided by operating activities
Investment Income	-	-
Changes in operating assets and liabilities:
Rental deposit	3,333	-
Accrued expenses	54,401	-
Amount due to a shareholder	300,000	-
Net cash used in operating activities	3,333	-

Cash flows from financing activities
Capital contribution by shareholder	(3,333)	-
Net cash provided by financing activities	(3,333)	-

Effect of foreign currency translation on cash	-	-

Net increase in cash	-	-

Cash - beginning of year	-	-
Cash - end of year	$-	$-

F-30

CHINA INTERNET CAFE HOLDINGS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2011

Consolidated Balance Sheets at September 30, 2011 – unaudited and December 31, 2010	F-32

Consolidated Statements of Income and Comprehensive Income – unaudited	F-33

Consolidated Statements of Cash Flows - unaudited	F-34

Notes to Consolidated Financial Statements – unaudited	F-35 - F-54

F-31

CHINA INTERNET CAFE HOLDINGS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current assets:
Cash	$20,628,454	$3,836,824
Restricted cash	-	945,280
Loan receivable	-	2,419,916
Rental deposit	96,752	55,512
Equipment deposit	-	1,300,650
Prepayment	15,653	-
Inventory	201,724	180,582
Deferred advisory fee	123,091	-
Deferred tax assets	67,422	-
Total current assets	21,133,096	8,738,764
Property, plant and equipment, net	11,123,057	6,848,342
Intangible assets, net	169,569	191,087
Rental deposit-long term portion	270,376	235,509
Total assets	$32,696,098	$16,013,702
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short term loan	$156,531	$151,245
Accounts payable	112,139	69,373
Deferred revenue	1,958,396	579,822
Payroll and payroll related liabilities	316,185	199,548
Income and other taxes payable	1,541,846	987,194
Accrued expenses	421,364	102,018
Amount due to a shareholder	1,995,338	465,741
Dividend payable on preferred stock	72,729	-
Derivative financial instrument - preferred stock	4,905,728	-
Derivative financial instrument - warrants	2,619,033	-
Total current liabilities	14,035,289	2,554,941

Commitments and contingencies (Note 17)
Preferred stock ($0.00001 par value, 100,000,000 shares authorized, 4,274,703 and 0 shares issued and outstanding; preference in liquidation - $5,770,849 and $0)	-	-
Stockholders' Equity:
Common stock ($0.00001 par value, 100,000,000 shares authorized, 21,124,967 and 20,200,000 shares issued and outstanding as of September 30, 2011 and December 31, 2010, respectively)	212	202
Additional paid in capital	1,171,027	1,628,417
Statutory surplus reserves	718,744	718,744
Retained earnings	15,398,528	10,499,454
Accumulated other comprehensive income	1,308,298	611,944
Total stockholders’ equity	18,660,809	13,458,761
Total liabilities and stockholders’ equity	$32,696,098	$16,013,702

The accompanying notes are an integral part of the condensed consolidated financial statements

F-32

CHINA INTERNET CAFE HOLDINGS GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For The Nine Months Ended		For The three Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Revenue	$23,722,727	$14,142,866	$8,608,066	$5,840,453
Cost of revenue	14,180,296	7,797,869	5,112,773	3,130,304
Gross profit	9,542,431	6,344,997	3,495,293	2,710,149

Operating Expenses
General and administrative expenses	1,986,821	351,888	655,275	75,906
Reorganizational expenses	-	435,086		435,086
Total operating expenses	1,986,821	786,974	655,275	510,992

Income from operations	7,555,610	5,558,023	2,840,018	2,199,157

Non-operating income (expenses)
Derivative financial instruments - day-one loss	(1,120,072)	-	-	-
Change in fair value of derivative financial instrument - preferred stock	492,755	-	203,607	-
Change in fair value of derivative financial instrument - warrants	309,529	-	129,125	-
Interest income	12,055	4,287	6,953	1,827
Interest expenses	(7,826)	(7,115)	(2,662)	(2,402)
Other expenses	(552)	(43)	(80)	(10)
Total non-operating income (expenses)	(314,111)	(2,871)	336,943	(585)

Income before income taxes	7,241,499	5,555,152	3,176,961	2,198,572
Income taxes	2,167,718	1,340,823	795,332	572,302
Net income attributable to China Internet Cafe Holdings Group, Inc.	5,073,781	$4,214,329	$2,381,629	$1,626,270

Dividend on preferred stock	(174,707)	-	(72,729)	-
Net income attributable to China Internet Cafe Holdings Group, Inc. common stockholders	4,899,074	4,214,329	2,308,900	1,626,270

Other comprehensive income
Net income	$5,073,781	4,214,329	2,381,629	1,626,270
Foreign currency translation	696,354	229,549	281,243	209,872
Total comprehensive income	$5,770,135	$4,443,878	$2,662,872	$1,836,142

Earnings per share
- Basic	0.23	0.22	0.11	0.08
- Diluted	0.23	0.22	0.10	0.08
Weighted average common stock outstanding
- Basic	20,944,826	19,400,000	21,124,967	20,186,957
- Diluted	20,944,826	19,400,000	21,124,967	20,186,957

The accompanying notes are an integral part of the condensed consolidated financial statements

F-33

CHINA INTERNET CAFE HOLDINGS GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Nine Months Ended
	September 30,
	2011	2010
Cash flows from operating activities
Net income	$5,073,781	$4,214,329
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Derivative financial instruments - day-one loss	1,120,072	-
Change in fair value of derivative financial instrument - preferred stock	(492,755)	-
Change in fair value of derivative financial instrument- warrants	(309,529)	-
Advisory fee	848,909	-
Depreciation	2,111,933	1,161,497
Amortization	27,763	14,601
Deferred tax assets	(66,384)	-
Changes in operating assets and liabilities:
Restricted cash	963,258	-
Prepayment	(15,412)	-
Rental deposit	(65,035)	(81,776)
Inventory	(14,602)	1,156
Accounts payable	41,601	45,374
Deferred revenue	1,337,394	(130,200)
Payroll and payroll related liabilities	107,974	27,431
Income and other taxes payable	512,138	442,125
Accrued expenses	312,290	82,094
Amount due to a shareholder	1,505,459	231,668
Net cash provided by operating activities	12,998,855	6,008,299

Cash flows from investing activities
Acquisition of property, plant and equipment	(4,759,757)	(2,696,834)
Receipt of loan receivable due to termination of an investment agreement	2,465,939	-
Acquisition of cafes	-	(635,233)
Net cash used in investing activities	(2,293,818)	(3,332,067)

Cash flows from financing activities
Net proceeds from issuance of preferred stock and warrants	5,675,614	-
Issuance of shares for reverse merger	-	251,612
Net proceeds from short term loan	-	300,000
Compensation for reorganization	-	1,442
Net cash flows provided by financing activities:	5,675,614	553,054

Effect of foreign currency translation on cash	410,979	117,906

Net increase in cash	16,791,630	3,347,192
Cash - beginning of period	3,836,824	3,061,856
Cash - end of period	$20,628,454	$6,409,048

Cash paid during the period for:
Interest paid	$7,826	$7,115
Income taxes paid	$1,935,931	$1,051,472

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVTIES:
Summary of Assets Acquired from Acquisitions:
Net property and equipment	-	499,776
Other current assets	-	15,678
Intangible assets	-	207,964
Net assets acquired	-	723,418

Transfer of equipment / deposits paid in property and equipment	$1,243,723	$83,811
Dividend payable on preferred stock	$72,729	$-
Advisory fee	$848,909	$-

The accompanying notes are an integral part of the condensed consolidated financial statements

F-34

CHINA INTERNT CAFÉ HOLDINGS, GROUP, INC.

NOTES TO AUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2011

1.	Organization, Recapitalization and Nature of Business

China Internet Cafe Holdings Group, Inc. (“China Internet Cafe”)

China Internet Cafe Holdings Group, Inc. (formerly known as China Unitech Group, Inc.) ( “the Company”, “we”, “us”, “our” or “China Internet Cafe”) was incorporated in the State of Nevada on March 14, 2006. The Company was a development company from incorporation to June 30, 2010. On July 2, 2010, the Company successfully closed a share exchange transaction with the shareholders of Classic Bond Development Limited, a British Virgin Islands corporation (“Classic Bond”). The Company will operate through its variable interest entities in China to execute the current business plan of those affiliates which involves the operation of a chain of China-based internet cafes.

On February 1, 2011, the Company changed its name from China Unitech Group, Inc. to China Internet Cafe Holdings Group, Inc.

Recapitalization of Classic Bond Development Limited

On July 2, 2010, China Internet Cafe completed a reverse acquisition transaction through a share exchange with Classic Bond Development Limited, a British Virgin Islands corporation (“Classic Bond”) and its shareholders, whereby we acquired 100% of the issued and outstanding capital stock of Classic Bond, in exchange for 19,000,000 shares of our common stock, which shares constituted 94% of our issued and outstanding shares on a fully-diluted basis, as of and immediately after the consummation of the reverse acquisition. As a result of the reverse acquisition, Classic Bond became our wholly owned subsidiary and the former shareholders of Classic Bond, became our controlling shareholders. The business, assets and liabilities did not change as a result of the reverse acquisition.

Generally accepted accounting principles require that the Company whose shareholders retain the majority interest in a combined business be treated as the acquirer for accounting purposes, resulting in a reverse acquisition with Classic Bond as the accounting acquirer and China Internet Cafe as the acquired party. Accordingly, the share exchange transaction has been accounted for as a recapitalization of Classic Bond whereby Classic Bond is deemed to be the continuing, surviving entity for accounting purposes, but through reorganization, has deemed to have adopted the capital structure of China Internet Cafe. The equity section of the accompanying financial statements has been restated to reflect the recapitalization of the Company due to the reverse acquisition as of the first day of the first period presented.

Accordingly, all references to common shares of Classic Bond’s common stock have been restated to reflect the equivalent number of China Internet Cafe’s common shares. In other words, the 2,000,000 Classic Bond shares outstanding are restated as 20,200,000 common shares, as of July 2, 2010. Each share of Classic Bond is restated to 10.10 shares of China Internet Cafe common stock.

The book value of the net assets that for accounting purposes, were deemed to have been acquired by Classic Bond from China Internet Cafe, as of the date of acquisition (July 2, 2010) were $3,333.

During the recapitalization, the Company incurred restructuring expenses of $300,000, related legal and professional fees of $129,033 and interest expenses of $6,053 related to the short-term loan for the payment of restructuring expenses. All of these expenses amounting to a total of $435,086, which was recorded as reorganizational expenses in the statement of income.

Classic Bond Development Limited (“Classic Bond”)

Classic Bond Development Limited was incorporated on November 2, 2009 in the British Virgins Islands (“BVI”) with 50,000 authorized common stock with no par value. On November 2, 2009, 50,000 shares of common stock at $0.129 (HK$1) each were issued for cash at $6,452 (HK$50,000) to several shareholders including Mr. Guo Dishan, the 65% equity interest shareholder and the sole director of the Company.

F-35

On June 23, 2010, the Company further issued 1,950,000 shares of common stock to 42 individuals to raise $84,093 (HK$651,721) for 651,721 shares and 1,308,954 shares associated with the reorganization of the Company at a value of $167,519 (HK$1,308,954) which is reflected as contributed capital by the existing shareholders of Junlong Culture Communication Co., Ltd., a company controlled by China Internet Cafe (as explained herein) and the total amount was $251,612. At December 31, 2010 and December 31, 2009, the issued and outstanding of common stock were 2,000,000 and 50,000 shares.

Classic Bond Development Limited (“Classic Bond”)

Classic Bond is in the business of operating internet cafes throughout the Longgang District of Shenzhen in Guangdong Province in the People's Republic of China (“PRC”). The Company conducts its operations through the following subsidiaries: (a) Shenzhen Zhonghefangda Network Technology Co., Ltd. (“Zhonghefangda”), a wholly-owned subsidiary of the Company located in the PRC, and (b) Shenzhen Junlong Culture Communication Co., Ltd. (“Junlong”), an entity located in the PRC, which is controlled by the Company through contractual arrangements between Zhonghefangda and Junlong, as if Junlong were a wholly-owned subsidiary of Classic Bond.

Shenzhen Zhonghefangda Network Technology Co., Ltd. (“Zhonghefangda”)

Zhonghefangda was incorporated in the PRC on June 10, 2010 with registered capital of $129,032 (HK$1 million). Zhonghefangda is engaged in the provision of management and consulting services.

On June 11, 2010, to protect the Company’s shareholders from possible future foreign ownership restrictions, Zhonghefangda and Junlong entered into a series of agreements. Under these agreements Zhonghefangda obtained the ability to direct the operations of Junlong and to receive a majority of the residual returns. Therefore, management determined that Junlong became a variable interest entity (“VIE”) under the provisions of Financial Accounting Standards Board (“FASB”) ASC 810-10 and Zhonghefangda was determined to be the primary beneficiary of Junlong. Accordingly, beginning June 11, 2010, Zhonghefangda was able to consolidate the assets, liabilities, and results of operations and cash flows of Junlong in the financial statements. Because the legal representatives and ultimate major stockholder of Zhonghefangda and Junlong is the same person, Mr. Gou Dishan, Zhonghefangda and Junlong were deemed, until June 11, 2010, to be under the common control.

Exclusive Management and Consulting Agreement

On June 11, 2010, Zhonghefangda signed an exclusive management and consulting services agreement with Junlong. Pursuant to the agreement, Zhonghefangda agreed to provide management and consulting services to Junlong, upon request, in connection with the operation of Junlong’s business. The agreement provides that Junlong will compensate Zhonghefangda in consideration for its right to receive the aggregate net profit of Junlong for a period of twenty (20) years and for succeeding periods of the same duration until terminated by both parties under agreed to conditions. Zhonghefangda will reimburse Junlong the full amount of any net losses incurred by Junlong during the term of this agreement. As a result of entering into the exclusive management and consulting agreement, Zhonghefangda is deemed to control Junlong as a VIE and should be consolidated in the accompanying financial statements.

Shenzhen Junlong Culture Communication Co., Ltd.

Junlong is a Chinese enterprise organized in the PRC on December 26, 2003 in accordance with the Laws of the People’s Republic of China with registered capital of $0.136 million (Renminbi (“RMB”) 1 million). In 2001, the Chinese government imposed higher capital and facility requirements for the establishment of internet cafes (RMB 10 million for regional internet cafe chains and RMB 50 million for national internet cafe chains). On August 19, 2004, Junlong was granted approval from Shenzhen Municipal People’s Government to increase its registered capital by $1,230,500 from $136,722 to $1,367,222 million (increased by RMB 9 million, from RMB 1 million to RMB 10 million). Its capital verification process has been completed.

In 2005, Junlong obtained licenses to operate internet cafe chains from the Ministry of Culture, and opened their first internet cafe in April, 2006. We continued to open a total of 7 internet cafes in 2006, 5 internet cafes in 2007, 11 internet cafes in 2008, 5 internet cafes in 2009, 16 internet cafes in 2010 and 13 internet cafes opened during the first nine months of 2011. In total, we own 57 internet cafes within the Longgang District of Shenzhen.

2.	Summary of Significant Accounting Policies

(a)	Basis of presentation

The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The functional currency is the Chinese Renminbi, however the accompanying condensed consolidated financial statements have been translated and presented in United States Dollars ($).

In the opinion of management, the unaudited interim financial statements reflect all adjustments in the opinion of management, necessary to a fair statement of the results for the interim periods presented, and all adjustments are of a normal recurring nature.

It is management's opinion that the unaudited condensed consolidated financial statements include all adjustments necessary to present fairly the consolidated financial position, results of operations and cash flows of the Company for the periods presented. All adjustments are of a normal recurring nature. The results of operations for the nine months ended September 30, 2011 are not necessarily indicative of operating results expected for the full year or future interim periods. These unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Annual Report of Form 10-K for the year ended December 31, 2010, filed on March 31, 2011 (the “Annual Report”).

F-36

Results of operations for the interim periods are not indicative of annual results.

(b)	Principle of consolidation

The condensed consolidated financial statements include the accounts of China Internet Cafe, Classic Bond, Zhonghefangda and the Junlong. All significant intercompany balances and transactions have been eliminated in the consolidation. The condensed consolidated financial statements included herein, presented in accordance with United States generally accepted accounting principles and stated in US dollars, have been prepared by the Company, pursuant to the rules and regulations of the Securities and Exchange Commission.

(c)	Use of estimates

In preparing financial statements in conformity with US GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported periods. Actual results could differ from those estimates.

Significant Estimates

These financial statements include some amounts that are based on management's best estimates and judgments. The most significant estimates relate to depreciation of property, plant and equipment, deferred revenue, impairment testing of long-lived assets and various contingent liabilities. It is reasonably possible that the above-mentioned estimates and others may be adjusted as more current information becomes available, and any adjustment could be significant in future reporting periods.

(d)	Revenue recognition

Internet cafe members purchase prepaid IC cards which include stored value that will be deducted based on time usage of computer at the internet cafe. Revenues derived from the prepaid IC cards at the internet cafe are recognized when services are provided. This is based upon the usage of computer time at the internet cafe. outstanding customer balances in the IC cards are included in deferred revenue on the balance sheets. The Company does not charge any service fees that cause a decrement to customer balances. There is no expiration date for IC cards.

The Company also records revenue from commission received from the sale of third parties on-line gaming cards, snacks and drinks. Commission revenue amounted to 20% of the value of the on-line gaming cards, snacks and drinks is recognized at the time the gaming cards, etc. are sold to customers. During the nine months ended September 30, 2011 and 2010, the commission income was $179,515 and $113,696, respectively, less than 1% of total revenue.

(e)	Cost of revenue

Cost of revenue consists primarily of depreciation of each internet café’s computer equipment and hardware and overhead associated with the internet cafes including rental payments, utilities, business taxes and surcharges. Our internet surfing business tax is 20% on gross revenue generated from our internet cafes. Our other surcharges are an education surcharge of 3%, city development surcharge of 1%, a culture development surcharge of 3%, and a snacks and drinks business tax of 5%. All surcharges are calculated on the basis of business tax amount.

F-37

(f)	Credit risk

The Company may be exposed to credit risk from its cash at bank. An allowance has been considered for estimated irrecoverable amounts determined by reference to past default experience and the current economic environment. No allowance is considered necessary for the period.

(g)	Cash and cash equivalents

Cash and cash equivalents include cash on hand, cash accounts, interest bearing savings accounts and time certificates of deposit with a maturity of three months or less when purchased.

(h)	Restricted cash

At September 30, 2011 and December 31, 2010, restricted cash of $0 and $945,280 (RMB 6,250,000), respectively, represented cash held by an escrow agent on behalf of the Company for registered capital and operating cash flow purposes of a new subsidiary company to be established in Anshun city, Guizhou Province.

(i)	Inventory

Inventory represents the IC cards we purchase from IC card manufacturers. Inventories are stated at the lower of cost or market value. Cost is determined using the first-in, first-out (FIFO) method.

(j)	Fair Value of Financial Instruments

The Financial Accounting Standards Board (“FASB”) accounting standards require disclosing fair value to the extent practicable for financial instruments that are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

For certain financial instruments, including cash, accounts payable, short-term loans, accruals and other payables, it was assumed that the carrying amounts approximate fair value because of the near term maturities of such obligations.

(k)	Stock-Based Compensation

Our advisor assists the Company with ongoing corporate compliance and developments are accounted for under ASC 505-50. ASC 505-50-30-11 (previously EITF 96-18) which provides that an issuer shall measure the fair value of the equity instruments in these transactions using the stock price and other measurement assumptions as of the earlier of the following dates, referred to as the measurement date:

i. The date at which a commitment for performance by the counterparty to earn the equity instruments is reached (a performance commitment); and

ii. The date at which the counterparty’s performance is complete.

(l)	Equipments deposits

The Company prepaid the equipments deposits to the computer suppliers for purchase of computer and equipments for new internet cafes.

F-38

(m)	Property and equipment

Property and equipment, comprising computer equipment and hardware, leasehold improvement, office furniture and vehicles and are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives listed below.

Estimated Useful Lives
Leasehold improvement	5 years

Cafe computer equipment and hardware	5 years

Cafe furniture and fixtures	5 years

Office furniture, fixtures and equipments	5 years

Motor vehicles	5 years

Leasehold improvements mainly result from decoration expenses. All of our lease contracts state lease terms of 5 years and leasehold improvements are amortized over 5 years, which represents the shorter of useful life and lease term.

(n)	Intangible Assets

Our intangible assets consist of definite-lived assets subject to amortization such as Business License and Customer Lists. The useful lives of the Business License is 9 to 15 years and we amortize the customer lists by 5 years. We calculate amortization of the definite-lived intangible assets on a straight-line basis over the useful lives of the related intangible assets.

Development cost of internal-use software is insignificant and has been recorded as expense in the period such cost occurs.

(o)	Deferred Revenue

Deferred revenue represents unused balances of the prepaid amounts from the IC cards that are unused balance. The Outstanding customer balances are $1,958,396 and $579,822 as of September 30, 2011 and December 31, 2010, respectively, and are included in deferred revenue on the balance sheets. Management has evaluated the deferred revenue balance and has determined any potential revenue from the unused balance to be immaterial at the quarter ended September 30, 2011.

(p)	Comprehensive income

The Company follows the FASB’s accounting standard. Comprehensive income is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments from owners and distributions to owners. For the Company, comprehensive income for the periods presented includes net income and foreign currency translation adjustments.

(q)	Income taxes

Income taxes are provided on an asset and liability approach for financial accounting and reporting of income taxes. Current tax is based on the profit or loss from ordinary activities adjusted for items that are non-assessable or disallowable for income tax purpose and is calculated using tax rates that have been enacted or substantively enacted at the balance sheet date. Deferred income tax liabilities or assets are recorded to reflect the tax consequences in future differences between the tax basis of assets and liabilities and the financial reporting amounts at each year-end. A valuation allowance is recognized if it is more likely than not that some portion, or all, of a deferred tax asset will not be realized.

F-39

(r)	Consolidation of Variable Interest Entities

According to the requirements of Statement of Financial Accounting Standards No. 810-10, “Variable interest Entities”, the Company has evaluated the economic relationships of its Zhonghefangda with Junlong and has determined that it is required to consolidate Zhonghefangda and Junlong pursuant to the rules of FASB ASC Topic 810-10. Therefore Junlong is considered to be a VIE, as defined by FASB ASC Topic 810-10, of which Classic Bond is the primary beneficiary as a result of its 100% ownership of Zhonghefangda. Classic Bond, as mentioned above, will absorb a majority of the economic risks and rewards of the VIEs being consolidated in the accompanying financial statements.

The carrying amount of the VIEs’ assets and liabilities are as follows:

	September 30,	December 31,
	2011	2010
Current assets and Long term rental deposit	$21,256,285	$8,968,000
Property, plant and equipment	11,018,866	6,848,342
Intangible assets	273,759	191,087
Total assets	32,548,911	16,007,431
Total liabilities	(11,269,333)	(2,182,851)
Net assets	$21,279,578	$13,824,580

(s)	Foreign currency translation

Assets and liabilities of the Company with a functional currency of RMB is translated into US$ using period end exchange rates. Income and expense items are translated at the average exchange rates in effect during the period. Foreign currency translation differences are included as a component of Accumulated Other Comprehensive Income in Stockholders’ Equity.

The exchange rates used to translate amounts in RMB into USD for the purposes of preparing the financial statements were as follows (source: www.onanda.com):

	Sept 30, 2011	Sept 30, 2010
Quarter end RMB : USD exchange rate (closing buying rate)	6.3885	6.6781
Nine months average RMB : USD exchange rate (average ask rate)	6.4884	6.7983

	12/31/2010
Year end RMB : USD exchange rate (closing buying rate)	6.6118
Average yearly RMB : USD exchange rate (average ask rate)	6.7788

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into USD at the rates used in translation.

(t)	Post-retirement and post-employment benefits

The Company contributes to a state pension plan in respect of its PRC employees. Other than the above, neither the Company nor its subsidiary provides any other post-retirement or post-employment benefits.

(u)	Earnings per share (EPS)

Earnings per share (“EPS”) is calculated in accordance with ASC 260-10 which requires the Company to calculate net income (loss) per share based on basic and diluted net income (loss) per share, as defined. Basic EPS excludes dilution and is computed by dividing net income (loss) by the weighted average number of shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

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There is a dilution factor related to dividend on preferred stock occurred during the year. See related details in note 16.

(v)	Statutory surplus reserves(Appropriated retained earnings)

In accordance with the relevant laws and regulations of the PRC and the articles of associations of the Company, Junlong is required to allocate 10% of their net income reported in the PRC statutory accounts, after offsetting any prior years’ losses, to the statutory surplus reserve, on an annual basis. When the balance of such reserve reaches 50% of the respective registered capital of the subsidiaries, any further allocation is optional.

As of September 30, 2011, the statutory surplus reserves of the subsidiary already reached 50% of the registered capital of the subsidiary and the Company did not have any further allocation requirement.

The statutory surplus reserves can be used to offset prior years’ losses, if any, and may be converted into registered capital, provided that the remaining balances of the reserve after such conversion is not less than 25% of registered capital. The statutory surplus reserve is non-distributable.

(w)	Recent Accounting Pronouncements

In December 2010, the FASB issued amended guidance to clarify the acquisition date that should be used for reporting pro-forma financial information for business combinations. If comparative financial statements are presented, the pro-forma revenue and earnings of the combined entity for the comparable prior reporting period should be reported as though the acquisition date for all business combinations that occurred during the current year had been completed as of the beginning of the comparable prior annual reporting period. The amendments in this guidance became effective prospectively for business combinations for which the acquisition date is on or after January 1, 2011. The Company adopted this guidance on January 1, 2011 which had no impact in the consolidated financial results as the amendments relate only to additional disclosures.

In December 2010, the FASB issued amendments to the guidance on goodwill impairment testing. The amendments modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In making that determination, an entity should consider whether there are any adverse qualitative factors indicating that impairment may exist. The amendments were effective January 1, 2011 and the Company adopted this guidance on January 1, 2011 which did not have a material impact in the Consolidated Financial Statements.

In January 2010, the FASB issued additional disclosure requirements for fair value measurements which the Company included in its interim and annual financial statements in 2010. Certain disclosure requirements relating to fair value measurements using significant unobservable inputs (Level 3) were deferred until January 1, 2011. These new requirements did not have an impact in the consolidated financial results as they relate only to additional disclosures.

3. Loan Receivable

Loans receivable consist of:

	September 30,	December 31,
	2011	2010
Name of Payee: Mr. Long Weijun
Terms: Interest free, unsecured and repayment date is February 28, 2011.	$-	$2,419,916

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The Company entered into a trust agreement with Mr. Long Weijun on December 25, 2010 and appointed Mr. Long Weijun as the General Manger of Yunnan subsidiary company. The Company was committed to establish a new subsidiary company located in Kunming city, Yunnan province with total investment of approximately $3.02 million (RMB 20 million) with 1.51 million (RMB 10 million) as registered capital and 1.51 million (equivalent to RMB 10 million) as capital proceeds. The initial proceed was released to Long Weijun on December 31, 2010 of total sum of $2.42 million (RMB 16 million), the rest $0.6 million (RMB 4 million) was released on January 7, 2011.

However, the Company entered into a termination agreement with Mr. Long Weijun on February 13, 2011 to terminate the trust agreement signed on December 25, 2010. The total proceed of $3.02 million (RMB 20 million) was returned to the Company on February 28, 2011.

4. Equipment Deposit

Equipment deposit consists of:

	September 30,	December 31,
	2011	2010

Equipment deposit for the purchase of computers for 4 new internet cafes of which 3 were opened in March 2011 and 1 was opened in April, 2011	$-	$1,300,650

5. Inventory

Inventory consists of:

	September 30,	December 31,
	2011	2010

Purchased IC cards	$201,724	$180,582

There was no allowance made for obsolete or slow moving inventory as of September 30, 2011 and December 31, 2010.

6. Short Term Loan

The short-term loans due within one year as of September 30, 2011 and December 31, 2010 consist of the following:

			September 30,	December 31,
Bank	Loan Period	Interest rate	2011	2010

China Construction Bank	November 15, 2010 to November 14, 2011	6.372%	$156,531	$151,245

On November 15, 2010, the Company entered into a loan agreement with China Construction Bank for $154,727 (RMB 1,000,000), which was secured by director’s guarantee. The annual interest rate is 6.372% and is due on November 14, 2011.

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7. Income and Other Taxes Payable

Income and other taxes payable consist of the following:

	September 30,	December 31,
	2011	2010

Business tax payable	$558,858	$420,236
Income tax	805,647	483,006
Withhold individual income tax payable	1,320	4,022
Other tax payable	176,021	79,930
Total	$1,541,846	$987,194

 8. Amount Due To A Shareholder (Related party loan)

	September 30,	December 31,
	2011	2010

Mr. Guo Dishan, a shareholder of the Company	$1,995,338	$465,741

The related party loan due to Mr. Guo Dishan is unsecured with no stated interest and payable on demand.

9. Income Tax

The Company’s subsidiary incorporated in the PRC is subject to PRC enterprise income tax at the applicable tax rates on taxable income reported in their Chinese statutory accounts in accordance with the relevant enterprise income tax laws. Junlong was charged a tax rate of 22% of its taxable income in 2010 and 24% in 2011.

The Company uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. There are no material timing differences and therefore no deferred tax assets or liabilities as of September 30, 2011. As approved by the relevant tax authority in the PRC, Junlong’s income tax rates will be 25% for 2012 and thereafter.

The income tax provision consists of the following:

	For The Nine Months Ended
	September 30,
	2011	2010
Current
- PRC	$2,235,138	$1,340,823

Deferred
Increase in deferred tax assets	(481,820)	-
Change in valuation allowances	414,398
Deferred tax assets - current	(67,422)
Income Tax Expenses	$2,167,718	$1,340,823

The components of the deferred tax assets and deferred tax liability are as follows:

	September 30,	December 31,
	2011	2010
Deferred tax assets for NOL carry forwards-US	$552,316	$137,918
Temporary difference from accrued expenses	67,422	-
	619,738	137,918
Valuation allowance	(619,738)	(137,918)
Total deferred tax assets-current	-	-

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The Company applied the provisions of ASC 740.10.50, “Accounting For Uncertainty In Income Taxes”, which provides clarification related to the process associated with accounting for uncertain tax positions recognized in our financial statements. The Company classified all interest and penalties related to unrecognized tax benefits, if any, as a component of income tax provisions. The Company performed self-assessment and the Company’s liability for income taxes includes the liability for unrecognized tax benefits, interest and penalties, which relate to tax years still subject to review by taxing authorities. Audit periods remain open for review until the statute of limitations has passed. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to the Company’s liability for income taxes. Any such adjustment could be material to the Company’s results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period. As of September 30, 2011, the management concluded that the Company had no uncertain tax positions affecting its condensed consolidated financial position and results of operations or cash flows, and will continue to evaluate for the uncertain position in future. There are no estimated interest costs and penalties provided in the Company’s condensed consolidated financial statements for the nine months ended September 30, 2011 and 2010, respectively.

The Company’s uncertain tax positions are related to tax years that remain subject to examination by the relevant tax authorities, primarily the China Tax Authority. The open tax year for examination in PRC is 10 years.

All of the Group’s income before income taxes is from PRC sources. Actual income tax expense reported in the condensed consolidated statements of operations and comprehensive income differ from the amounts computed by applying the PRC statutory income tax rate of 24% and 22% for the nine months ended September 30, 2011 and 2010 to income before income taxes for the three months ended September 30, 2011 and 2010 for the followings reasons:

	For The Nine Months Ended
	September 30,
	2011	2010

Income before income taxes	$7,241,499	$5,555,152

Computed “expected” income tax expense at 24% and 22% on income in 2011 and 2010, respectively	$1,753,320	$1,222,133
Effect of cumulative tax losses	414,398	118,690
	$2,167,718	$1,340,823

Our policy for recording interest and penalties associated with audits is to record such items as a component of income tax expense. There were no interest and penalties recorded for the nine months ended September 30, 2011 and 2010.

10. Employee Benefits

The Company contributes to a state pension scheme organized by municipal and provincial governments with respect to its employees in PRC. The pension expense related to this plan is calculated at a range of 8% of the average monthly salary. The pension expense was $ 9,887 and $5,483 for the nine months ended September 30, 2011 and 2010, respectively. The pension expense was $3,588and $2,552 for the three months ended September 30, 2011 and 2010, respectively.

11. Stockholders’ Equity

(i) Common Stock

On February 22, 2011 (the “Closing Date”), in connection with a security purchase agreement between the Company and certain investors, we closed a private placement (the “Offering”) of approximately $6.4 million from offering a total of 474,967 units (the “Units”) at a purchase price of $13.50 per Unit, each consisting of:(i) nine shares of the Company’s 5% Series A Convertible Preferred Stock, par value $0.00001 per share (the “Preferred Shares”), convertible on a one to one basis into nine shares of the Company’s common stock, par value $0.00001 per share (the “ Common Stock”); (ii) one share of Common Stock; (iii) two three-year Series A Warrants (the “Series A Warrants”),each exercisable for the purchase of one share of Common Stock, at an exercise price of $2.00 per share; and (iv) two three-year Series B Warrants (the “Series B Warrants”), each exercisable for the purchase of one share of Common Stock, to purchase one share of Common Stock, at an exercise price of $3.00 per share.

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As of September 30, 2011 and December 31, 2010, there are 21,124,967 and 20,200,000 shares issued and outstanding respectively.

  (ii) Stock Based Compensation

On November 22, 2010, the Company entered into a 12 month Advisory Agreement with an affiliate of its placement agent, under which the affiliate agreed to render on-going financial advisory to the Company. As compensation for its services, the Company agreed to pay a monthly fee of $10,000, payable on the first day of each month after the completion of a Transaction, as defined in the agreement between the Company and its placement agent. Payment of these fees commenced on March 1, 2011, following completion of the sale of the Units purchased in the Offering.

The Company also agreed to place in escrow for issuance to the affiliate a total of 400,000 shares of Common Stock, with 200,000 shares to be released following the completion of a Transaction, 100,000 shares to be released six months after the completion of a Transaction and 100,000 shares to be released 12 months after the completion of a Transaction. In accordance with ASC 505-50-25-7, the Company concluded that the value of the shares should be measured at the date the Transaction was completed because the shares are effectively fully vested as of that date and non-forfeitable and the agreement does not provide for any further specific performance criteria to be met. The Company valued the shares issued at $2.16 per share (determined as described above), resulting in compensation expense for the services rendered and to be rendered of $864,000. The expense related to the services provided and to be provided is being recognized over the period from November 22, 2010, the date from which services commenced under the agreement, to the one year anniversary, when the agreement expires. As of September 30, 2011, $740,909 has been expensed and a further $123,091 remains to be expensed related to the services being provided over the period to November 21, 2011. At September 30, 2011, the remaining amount to be expensed is classified as deferred consulting fees, in accordance with the guidance at ASC 505-50-45-1.” The Company measured the value of the shares at the same fair value used to measure the common stock underlying the sale of the Units on February 22, 2011.

12.	Series A Preferred Stock and Warrants

Securities Purchase Agreement

The Offering was conducted pursuant to a Securities Purchase Agreement (the “Agreement”) between the Company and various accredited investors (the “Investors). Because certain of the instruments issued in the Offering are derivative instruments which will be initially and continuously carried at fair value, we believe the aggregate proceeds received should be allocated following the principles implicit in the guidance at ASC 815-15-30-2. The proceeds are first allocated to those derivative instruments that will initially and continuously be carried at fair value. The remaining proceeds, if any, are then allocated between the non-derivative host contract and other non-derivative instruments on a relative fair value basis. Because the fair value of the bifurcated embedded derivative instrument in the Convertible Preferred Stock and the fair value of the Warrants exceeded the proceeds received, no basis remained to be allocated to the non-derivative host contract portion of the Convertible Preferred Stock or to the Common Stock portion of the Units, and the Company recognized a day-one derivative loss.

Series A Preferred Stock

On February 16, 2011, the Company filed with the Secretary of State of Nevada a Certificate of Designation, Preferences and Rights for the 5% Series A Convertible Preferred Stock as an amendment to its Articles of Incorporation.

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For each outstanding share of 5% Series A Convertible Preferred Stock (the “Series A Preferred Stock”), dividends are payable quarterly, at the rate of 5% per annum ($0.675 per share), on or before each date that is thirty days following the last day of June, September, December and March of each year, commencing September 30, 2011. Dividends on the Series A Preferred Stock accrue and are cumulative from and after the date of initial issuance.

Upon liquidation of the Company, holders of Series A Preferred Stock are entitled to be paid, prior to any distribution to any holders of common stock, or any other class or series of stock issued hereafter or junior to the Series A Preferred Stock, an amount equal to $1.35 per share plus the amount of any accrued but unpaid dividends thereon, as of the date of liquidation (the “Series A Liquidation Preference”). Until conversion, the Series A Preferred Stock has no voting rights other than with respect to matters that may adversely affect the rights of the holders of the Series A Preferred Stock.

Each share of Series A Preferred Stock may be converted at any time, at the option of the holder, into a number of fully paid and non-assessable shares of Common Stock equal to the quotient of (i) the Series A Liquidation Preference divided by (ii) the conversion price in effect as of the date of the Conversion Notice. The initial conversion price of the Series A Preferred Stock is $1.35 per share. The conversion price is subject to adjustment for standard anti-dilution events, including stock splits or similar adjustments. In addition, for a period of 12 months following the effective date of the Registration Statement required to be filed under the Registration Rights Agreement discussed below, in the event the Company issues or sells any additional shares of Common Stock or any securities convertible into or exchangeable for, directly or indirectly, Common Stock at a price per share less than the then-applicable Conversion Price or without consideration, then the Conversion Price upon each such issuance will be reduced to the price determined by multiplying the Conversion Price by a fraction: (1) the numerator of which is equal to the sum of (i) the number of shares of outstanding Common Stock immediately prior to the issuance of such additional shares of Common Stock plus (ii) the number of shares of Common Stock which the aggregate consideration for the total number of such additional shares of Common Stock so issued would purchase at a price per share equal to the outstanding Conversion Price in effect immediately prior to such issuance; and (2) the denominator of which is equal to the number of shares of outstanding Common Stock immediately after the issuance of such additional shares of Common Stock.

The Series A Preferred Stock is not subject to mandatory redemption (except on liquidation) but is redeemable in certain circumstances:

If an “Organic Change” occurs (defined as (i) a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or distributions or similar events, or (ii) a merger or consolidation of the Company with or into another corporation where the holders of the Company’s outstanding voting securities prior to such merger or consolidation do not own over 50% of the outstanding voting securities of the merged or consolidated entity, immediately after such merger or consolidation, or (iii) the sale of all or substantially all of the Company’s properties or assets to any other person, the holders of the Series A Preferred Stock may request redemption at 110% of the Series A Liquidation Preference of $1.35 per share. Because of the possible redemption conditions, the Series A Preferred Stock is classified as mezzanine equity.

The Company reviewed the features of the Series A Preferred Stock, other than the conversion feature, and concluded that, on balance, the terms and features of the host contract should be considered to be more akin to a debt instrument. Accordingly, the embedded conversion option may be required to be bifurcated and accounted for as a derivative instrument unless it meets the exemption provided by ASC 815-10-15-74a.

The conversion price of the Series A Preferred Stock is subject to adjustment if the Company subsequently sells Common Stock at a lower price. Also, as described above for the Warrants, the conversion option is denominated in U.S. dollars, a currency other than the Company’s functional currency. Accordingly, the embedded conversion option is not considered to be indexed only to the Company’s common stock. In addition, the Company may be required to redeem the Series A Preferred Stock for cash if, on receipt of a conversion request, it is unable to issue shares registered for resale for any reason. In addition, the conversion price of the Series A Preferred Stock is subject to adjustment if the Company subsequently sells Common Stock at a lower price but there is no explicit limit on the number of shares that the Company may be required to issue. As a result of the foregoing, the exemption provided by ASC 815-10-15-74a is not available and the embedded conversion option has been bifurcated and accounted for as a derivative liability. Because the embedded conversion option has been bifurcated and accounted for as a derivative liability, no beneficial conversion option was required to be recognized.

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If, upon the Company's receipt of a Conversion Notice, the Company cannot issue shares of Common Stock registered for resale under the Registration Statement for any reason, including, without limitation, because the Company (i) does not have a sufficient number of shares of Common Stock authorized and available, (ii) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its securities from issuing all of the Common Stock which is to be issued to a holder of Series A Preferred Stock pursuant to a Conversion Notice or (iii) subsequent to the effective date of the Registration Statement, fails to have a sufficient number of shares of Common Stock registered for resale under the Registration Statement, then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with such holder's Conversion Notice and with respect to the unconverted Series A Preferred Stock, the holder, solely at such holder's option, can require the Company to redeem the shares that cannot be converted at their Series A Liquidation Preference of $1.35 per share.

In addition to the holder’s right to convert the Series A Preferred Stock at any time, provided that the Common Stock underlying the Series A Preferred Stock is registered under an effective registration statement or is available for resale under Rule 144, without limitation, all outstanding shares of the Series A Preferred Stock will automatically convert into shares of Common Stock (subject to a restriction that the holder may not convert if it would result in them holding in excess of 9.99% of the then issued and outstanding shares of Common Stock, unless they waive such restriction in writing at least 61 days prior) at the earlier to occur of (i) the 24 month anniversary of the Closing Date, or (ii) at such time that the volume-weighted average price of the Company’s Common Stock is equal to or greater than $3.00 (as may be adjusted for any stock splits or combinations of the Common Stock) for a period of ten consecutive trading days and such Common Stock has an average daily trading volume, for ten consecutive trading days, equal to or greater than 50,000 shares.

Warrants

The Series A and Series B Warrants are exercisable at any time and from time to time at an exercise price of $2.00 and $3.00 per share, respectively, and expire on February 22, 2014. The holder may elect a cashless exercise of the Warrants beginning 12 months after the issuance date but only if the shares underlying the Warrants are not registered for sale.

The Warrants contain standard anti-dilution adjustments for stock splits and similar events but the exercise price is not otherwise subject to adjustment.

The Company may call the Series A and Series B Warrants for redemption at a redemption price of $0.01 per Warrant share if the shares underlying the Warrants are registered for sale and the volume-weighted average price of the Company’s Common Stock is equal to or greater than $6.00 per share or $9,00 per share, respectively, for a period of ten consecutive trading days and such Common Stock has an average daily trading volume, for ten consecutive trading days, equal to or greater than 75,000 shares per day.

The Warrants are free-standing derivative instruments. Although the Company is a U.S. entity, the Company has no U.S. operations and all of its operations are conducted, through its subsidiaries, in the People’s Republic of China. Accordingly, because the Company is fully invested in China and those operations in China represent the Company’s only source of future revenues or income, the Company concluded that its functional currency should be considered to be the RMB. As a result, because the Warrants are denominated in U.S. dollars, they are denominated in a currency different from the Company’s functional currency and therefore, in accordance with the guidance at ASC 815-40-15-7I, the Warrants are not considered to be indexed only to the Company’s common stock. As a result, the exemption provided by ASC 815-10-15-74a is not available and the Warrants are recorded as a derivative liability.

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Registration Rights Agreement

In connection with the Offering, the Company entered into a Registration Rights Agreement with the Investors, in which the Company agreed to file a registration statement to register for resale the Common Stock and the Common Stock issuable upon conversion of the Series A Preferred Stock and exercise of the Series A and Series B Warrants, within 45 calendar days of the Closing Date, and to have the registration statement declared effective within 150 calendar days of the Closing Date or within 180 calendar days of the Closing Date in the event of a full review of the registration statement by the Securities and Exchange Commission. If the Company does not comply with the foregoing obligations under the Registration Rights Agreement, the Company will be required to pay cash liquidated damages to each Investor, at the rate of 1% of the applicable subscription amount for each 30 day period or part thereof in which we are not in compliance; provided, that such liquidated damages will be capped at 10% of the subscription amount of each Investor and will not apply to any securities that may be sold pursuant to Rule 144 under the Securities Act, or which are subject to an SEC restriction with respect to Rule 415 under the Securities Act.

The required registration statement was filed by the required due date. However, the Company did not meet the deadline to render its S-1 registration statement effective, resulting in accrued penalty expense of $64,000 as of September 30, 2011.

Placement Agent Fees

In connection with the Offering, the Company paid its placement agents (i) a cash fee of 7% of the gross proceeds from sale of the Units, (ii) a cash management fee of 1% and (iii) a 0.5% non-accountable expense allowance. In addition to these placement agent cash fees aggregating $545,025, the Company paid $181,415 in legal fees and other expense related to the Offering. After payment of the placement agent cash fees and legal and other expenses, the Company received net proceeds of $5,675,614.

In addition, the placement agents received warrants to purchase such number of securities equal to 9% of the aggregate number of shares of common stock issuable in connection with the Units (the “Placement Agent Warrants”). The Placement Agent Warrants expire after three years and are exercisable at the following prices: (i) 427,740 Warrants - $1.35 per share (ii) 85,494 Series A Warrants - $2.00 per share and (iii) 85,494 Series B Warrants - $3.00 per share. The terms of the Warrants, including anti-dilution protection for stock splits and similar events, are similar to the Warrants issued to the Investors, except that the 427,740 Warrants do not permit the Company to call the Warrants.

Securities Escrow Agreement

In connection with the Offering, we also entered into a Securities Escrow Agreement with the Investors and Mr. Dishan Guo (the “Stockholder”), the Company’s chairman and principal stockholder, pursuant to which the Stockholder placed in escrow one share of our Common Stock for each $10 of Units sold to the Investors, equal to 641,205 shares of Common Stock (the “Escrow Shares”). The escrow agreement establishes a performance threshold for the Company based on net income (as defined and subject to certain non-cash adjustments) for the year ending December 31, 2011 of $10,000,000. If the Company achieves 95% or more of the performance threshold, the shares will be returned to the Stockholder. If the Company’s net income is less than $9,500,000, then the shares will be delivered to the Investors in the amount of 10% of the escrow shares for each full percentage point by which such performance threshold was not achieved, up to a maximum of the 641,205 shares placed in escrow.

The Stockholder’s agreement to place the shares in escrow was undertaken in his capacity as a major stockholder of the Company. In accordance with the guidance at ASC 718-10-S99-2, the Company does not believe the potential return of the shares to the Stockholder is compensatory because such return is not contingent on his continued employment with the Company. The Investors who may receive shares under the escrow arrangement have no relationship with the Company other than in their capacity as shareholders.

The shares are outstanding and are included in the weighted average shares outstanding for purposes of computing basic earnings per share.

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Lock-up Agreement

On the Closing Date, the Company entered into a lock-up agreement (the “Lock-Up Agreement”) with the Stockholder whereby the Stockholder is prohibited from selling our securities that they directly or indirectly own (the “Lock-Up Shares”) until nine months after the Registration Statement is declared effective (the “Lock-Up Period”). In addition, the Stockholder further agreed that during the 12 months immediately following the Lock-Up Period, the Stockholder will not offer, sell, contract to sell, assign or transfer more than 0.833% of the Lock-Up Shares during each calendar month following the Lock-Up Period, other than engaging in a transfer in a private sale of the Lock-Up Shares if the transferee agrees in writing to be bound by and subject to the terms of the Lock-Up Agreement.

Valuation

Although the Company’s Common Stock was publically traded at the time of the Offering, there had been minimal trading activity in the Company’s Common Stock. Accordingly, determining the fair value of the Common Stock and the Common Stock underlying the Series A Preferred Stock and the Investor and Placement Agent Warrants required the Company to make complex and subjective judgments. The Company estimated the value of its enterprise as of February 22, 2011 based on a review of the enterprise values derived from the use of a market valuation approach. The Company also reviewed income-based and asset-based approaches to assess whether the result of such approaches were consistent with the value derived from the market valuation approach. The market approach was based on the market price to earnings multiple considered by management to be appropriate and comparable with companies with similar characteristics as the Company. The estimated enterprise value was then allocated to the Company’s existing outstanding Common Stock, the Common Stock, Series A Preferred Stock and Warrants included in the Units and the Placement Agent Warrants, using an option pricing method. The option pricing method was based on the two year period to automatic conversion of the Series A Preferred Stock and the three year period to expiration of the Warrants, risk-free interest rates commensurate with those periods and the expected volatility used was based on a review of the historical volatility of publicly-traded companies considered by management to be comparable to the Company. Based on the allocation of the estimated enterprise value, the Company estimated the fair value of the Common Stock at $2.16 per share.

Accounting for Derivative Instruments

The Warrants and Placement Agent Warrants are derivative instruments as defined in ASC 815-10-15-83. ASC 815-10-15-74 provides that a contract that would otherwise meet the definition of a derivative instrument but that is both (a) indexed to a company’s own stock and (b) classified in stockholders’ equity in the statement of financial position would not be considered a derivative financial instrument. FASB ASC 815-40-15 and 815-40-25 provide guidance for determining whether those two criteria are met. For purposes of this evaluation, the Company has concluded that the Company’s functional currency is the Renminbi. Because the Warrants are denominated in U.S. Dollars, FASB ASC 815-40-15-7I provides that they are not considered to be indexed only to the Company’s Common Stock. Accordingly, the exemption in FASB ASC 815-10-15-74 is not available and the Warrants are classified as a derivative instrument liability.

The Series A Preferred Stock is a hybrid financial instrument that embodies the risks and rewards typically associated with both equity and debt instruments. Accordingly, we are required to evaluate the features of this contract to determine its nature as either an equity-type contract or a debt-type contract. We determined that the Series A Preferred Stock is generally more akin to a debt-type contract, principally due to its potential redemption requirements, its fixed rate quarterly dividend requirement and its lack of voting rights. This determination is subjective. However, in complying with the guidance provided in FASB ASC 815, we concluded, based upon the preponderance and weight of all terms, conditions and features of the host contract, that the Series A Preferred Stock was more akin to a debt instrument for purposes of considering the clear and close relationship of the embedded derivative features to the host contract. ASC 815 requires bifurcation when the embedded derivative features and the host contract have risks that are not clearly and closely related. Certain exemptions to this rule, such as that for conventional convertible instruments that are convertible into a fixed number of shares, were not available to us because the conversion price of the Series A Preferred Stock is not fixed and will be adjusted if the Company sells shares of Common Stock at a price lower than the conversion price. Also, because the conversion price of the Series A Preferred Stock is denominated in U.S. Dollars, as for the warrants discussed above, the embedded conversion option is not considered to be indexed only to the Company’s Common Stock. In addition, the Company may be required to redeem the Series A Preferred Stock if it is unable to deliver registered shares on conversion. Accordingly, the exemption in FASB ASC 815-10-15-74 is not available and the embedded conversion option, along with certain other features of the Series A Preferred Stock that have risks of equity, required bifurcation and classification in liabilities as a compound embedded derivative financial instrument.

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Derivative financial instruments are initially measured at their fair value and are then re-valued at each reporting date, with changes in the fair value reported as charges or credits to income.

Valuation of Derivative Instruments

The Warrants and the Placement Agent Warrants were initially valued, using a binomial model, at $2,133,638 and $794,924, respectively, based on the estimated fair value of the Common Stock of $2.16, a term equal to the remaining life of the Warrants, an expected dividend yield of 0%, a risk-free interest rate of 1.32% based on constant maturity rates published by the U.S. Federal Reserve applicable to the remaining life of the Warrants and estimated volatility of 85%, based on a review of the historical volatility of publicly-traded companies considered by management to be comparable to the Company.

The compound embedded derivative financial instrument related to the Series A Preferred Stock, consisting primarily of the embedded conversion option, was initially valued, using a binomial model, at $5,398,483, based on the estimated fair value of the Common Stock of $2.16, a term equal to the expected life of the conversion option, an expected dividend yield of 0%, a risk-free interest rate of 0.78% based on constant maturity rates published by the U.S. Federal Reserve applicable to the expected life and estimated volatility of 85%.

Because the aggregate value of $7,532,121 of the Warrants and the embedded derivative instrument in the Series A Preferred Stock exceeded the gross proceeds received of $6,412,055, no portion of the proceeds was allocated to the Common Stock component of the Units or to the carrying value of the Series A Preferred Stock host contract and the Company recognized a day-one derivative loss of $1,120,066.

At September 30, 2011, the Warrants, the Placement Agent Warrants and the embedded derivative instrument related to the Series A Preferred Stock were re-valued at $1,887,148, $731,885 and $4,905,728, respectively, using a binomial model, based on the fair value for the Common Stock previously determined, a term equal to the remaining life of the instruments, an expected dividend yield of 0%, risk-free interest rates of 0.18% to 0.32% based on constant maturity rates published by the U.S. Federal Reserve applicable to the remaining life of the instruments and estimated volatility of 85%. The aggregate change in the fair value of the derivative liabilities between February 18, 2011 and September 30, 2011 of $802,284 has been credited to income.

Accounting for Series A Preferred Stock

As discussed above, none of the proceeds received were allocated to the carrying value of the Series A Preferred Stock host contract. The 4,274,703 shares of Series A Preferred Stock have a liquidation value of $5,770,849. Because the Series A Preferred Stock has conditions for its redemption that are outside our control, it is classified outside of Stockholders’ Equity, in the mezzanine section of our balance sheet, in accordance with ASC 480-10-S99-3A. Because the Series A Preferred Stock is not currently redeemable and the Company currently believes that it is not probable that it will become redeemable, no adjustment of the carrying value of the Series A Preferred Stock has been recognized. If it becomes probable that the Series A Preferred Stock will be redeemed, it will be adjusted to its redemption value.

Placement Agent Fees

The placement agent cash fees of $545,025, other expenses related to the sale of the Units of $181,415 and the initial fair value of the Placement Agent Warrants of $794,924, aggregating $1,521,364, have been charged to additional paid-in capital.

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Advisory Fees

On November 22, 2010, the Company entered into a 12 month Advisory Agreement with an affiliate of its placement agent, under which the affiliate agreed to render on-going financial advisory and investment banking services to the Company. As compensation for its services, the Company agreed to pay a monthly fee of $10,000, payable on the first day of each month after the completion of a Transaction, as defined in the agreement between the Company and its placement agent. Payment of these fees commenced on March 1, 2011, following completion of the sale of the Units.

The Company also agreed to place in escrow for issuance to the affiliate a total of 400,000 shares of Common Stock, with 200,000 shares to be released following the completion of a Transaction, 100,000 shares to be released six months after the completion of a Transaction and 100,000 shares to be released 12 months after the completion of a Transaction. In accordance with ASC 505-50-25-7, the Company concluded that the value of the shares should be measured at the date the Transaction was completed because the shares are effectively fully vested as of that date and non-forfeitable and the agreement does not provide for any further specific performance criteria to be met. The Company valued the shares issued at $2.16 per share (determined as described above), resulting in compensation expense for the services rendered and to be rendered of $864,000. The expense related to the services provided and to be provided is being recognized over the period from November 22, 2010, the date from which services commenced under the agreement, to the one year anniversary, when the agreement expires. At September 30, 2011, $740,909 has been expensed and a further $123,091 remains to be expensed related to the services being provided over the period to November 21, 2011. At September 30, 2011, the remaining amount to be expensed is classified as deferred consulting fees, in accordance with the guidance at ASC 505-50-45-1.

In addition to the above fees, the Company issued 50,000 shares to its legal counsel, in consideration for their introducing the Company to the placement agent. The cost of these shares, which were valued at $2.16 per share (determined as described above) were expensed during the period ended September 30, 2011.

Fair Value Considerations

As required by FASB ASC 820, assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to their fair value measurement. Our derivative financial instruments that are measured at fair value on a recurring basis under FASB ASC 815 are all measured at fair value using Level 3 inputs. Level 3 inputs are unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The following represents a reconciliation of the changes in fair value of financial instruments measured at fair value using Level 3 inputs during the nine months ended September 30, 2011:

	Preferred –
	Embedded
	Derivative	Warrants	Total

Beginning balance, December 31, 2010	$-	$-	$-

Issued – February 22, 2011	5,398,483	2,928,562	8,327,045

Fair value adjustments	(492,755)	(309,529)	(802,284)

Ending balance, September 30, 2011	$4,905,728	$2,619,033	$7,524,761

Estimating fair values of derivative financial instruments requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, valuation techniques are sensitive to changes in the estimated fair value of our common stock and our estimates of its volatility. Because derivative financial instruments are initially and subsequently carried at fair values, our income will reflect the volatility in these estimate and assumption changes.

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13.	Commitments and Contingencies

Operating Leases

In the normal course of business, the Company leases office space and internet cafes under operating lease agreements, which expire through 2016. The Company rents internet cafes venues and office space, primarily for regional sales administration offices that are conducive to administrative operations. The operating lease agreements generally contain renewal options that may be exercised in the Company's discretion after the completion of the base rental terms. In addition, many of the leases provide for regular increases to the base rental rate at specified intervals, which usually occur on an annual basis.

As of September 30, 2011, the Company was obligated under operating leases requiring minimum rentals as follows:

Fiscal year
Remainder of 2011	$499,527
2012	1,678,110
2013	1,369,896
2014	1,271,876
2015	590,396
2016	23,440
$5,433,245

During the three and nine months ended September 30, 2011, rent expenses amounted to $538,854 and $1,473,919, respectively, of which $504,608 and $1,367,160 was recorded as cost of sales, respectively.

During the three and nine months ended September 30, 2010, rent expenses amounted to $308,482 and $765,392, respectively, of which $306,243 and $748,723 was recorded as cost of sales, respectively.

14.	Concentrations

The Company did not have any customer constituting greater than 10% of net sales for the nine months ended September 30, 2011 and 2010.

At September 30, 2011 and December 2010, there was one supplier of consignment snacks and drinks in the amount of $111,825 and $67,224, respectively, which accounted for 99.7% and 97% of the Company’s accounts payable.

15.	Operating Risk and Uncertainties

Interest rate risk

The interest rates and terms of repayment of bank and other borrowings are disclosed in Note 6. Other financial assets and liabilities do not have material interest rate risk.

Foreign currency risk

Most of the transactions of the Company were settled in RMB. In the opinion of the directors, the Company does not have significant foreign currency risk exposure.

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Company’s operations are substantially in foreign countries

All of the Company’s services are provided in China. The Company’s operations are subject to various political, economic, and other risks and uncertainties inherent in China. Among other risks, the Company’s operations are subject to the risks of restrictions on the transfer of funds; export duties, quotas, and embargoes; domestic and international customs and tariffs; changing taxation policies; foreign exchange restrictions; and political conditions and governmental regulations.

The Chinese government began tightening its regulation of internet cafes in 2001. In particular, a large number of unlicensed internet cafes have been closed. In addition, the Chinese government has imposed higher capital and facility requirements for the establishment of internet cafes (RMB 10,000,000 for regional internet cafe chains and RMB 50,000,000 for national internet cafe chains). Furthermore, the Chinese government’s policy, which encourages the development of a limited number of national and regional internet cafe chains and discourages the establishment of independent internet cafes, may slow down the growth of internet cafes. Recently, the Ministry of Culture, together with other government authorities, issued a joint notice suspending the issuance of new internet cafe chain licenses. Any intensified government regulation of internet cafes could restrict our ability to maintain and expand our operations.

Currently, the Company uses only one internet service provider. However, there are other internet service providers available to the Company. The management of the Company believes that the risk of loss of internet services is not that high because of other service providers available to the Company.

16.	Earnings per Share

Basic earnings per share is computed by dividing net income attributable to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution of securities by including other potential common stock, including convertible preferred stock, stock options and warrants, in the weighted average number of common shares outstanding for the period, if dilutive. The numerators and denominators used in the computations of basic and dilutive earnings per share are presented in the following table:

	For The 3 Months Ended Sept 30,		For The 9 Months Ended Sept 30,
	2011	2010	2011	2010
BASIC
Numerator for basic earnings per share attributable to the Company’s common stockholders:
Net income	$2,381,629	$1,626,270	$5,073,781	$4,214,329
Dividend on preferred stock	(72,729)	-	(174,707)	-
Net income used in computing basic earnings per share	$2,308,900	$1,626,270	$4,899,074	$4,214,329

Basic earnings per share	$0.11	$0.08	$0.23	$0.22

Basic weighted average shares outstanding	21,124,967	20,186,957	20,944,826	19,400,000

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	For The 3 Months Ended Sept 30,		For The 9 Months Ended Sept 30,
	2011	2010	2011	2010
DILUTED
Numerator for diluted earnings per share attributable to the Company’s common stockholders:
Net income	$2,308,900	$1,626,270	$4,899,074	$4,214,329
(Gains)(Losses on derivative instruments	332,732	-	317,788	-

Dividend on preferred stock	72,729	-	174,707	-
Net income used in computing diluted earnings per share	$2,048,897	$1,626,270	$5,391,569	$4,214,329

Diluted earnings per share	$0.10	$0.08	$0.23	$0.22

Weighted average outstanding shares of common stock	21,124,967	20,186,957	20,944,826	19,000,000
Preferred stock and contingently issuable shares	-	-	-	-
Warrants and contingently issuable shares	-	-	-	-
Diluted weighted average shares outstanding	21,124,967	20,186,957	20,944,826	19,000,000

Potential common shares outstanding as of September 30:
Series A preferred stock	4,274,703	-	4,274,703	-
Warrants	2,498,326	-	2,498,326	-
	6,773,029	-	6,773,029	-

For the three months ended September 30, 2011 and 2010, the number of securities was 6,773,029 and 0, respectively, and was not included in the diluted EPS because the effect would have been anti-dilutive.

For the nine months ended September 30, 2011 and 2010, the number of securities was 6,773,029 and 0, respectively, and was not included in the diluted EPS because the effect would have been anti-dilutive.

17.	Segment Information

The Company applies the provisions of ASC 280, "Disclosures about Segments of an Enterprise and Related Information". The Company views its operations and manages its business as one segment: the operation of internet cafe chains. Factors used to identify the Company's single operating segment include the organizational structure of the Company and the financial information available for evaluation by the chief operating decision-maker in making decisions about how to allocate resources and assess performance. The Company operates in one geographical area, the PRC.

18.	Subsequent Event

As of September 30, 2011, the Company has evaluated subsequent events for potential recognition and disclosure through the date of the financial statement issuance.

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PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Although we will receive no proceeds from the sale of shares pursuant to this prospectus, we have agreed to bear the costs and expenses of the registration of the shares. Our expenses in connection with the issuance and distribution of the securities being registered are estimated as follows:

SEC Registration Fee	$1,262
Printing Expenses	$2,000
Professional Fees and Expenses	$60,000
Blue Sky Fees and Expenses	$3,000
Transfer Agent Fees	$1,000
Miscellaneous Expenses	$1,000
Total	$68,262

All amounts are estimates other than the Securities and Exchange Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their Common Stock, including any brokerage commissions or costs of sale.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to the Articles of Incorporation and By-Laws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest.  In certain cases, we may advance expenses incurred in defending any such proceeding.  To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees.  With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order.  The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Nevada Law

Nevada law also provides for discretionary indemnification for each person who serves as or at our request as an officer or director. We may indemnify such individual against all costs, expenses, and liabilities incurred in a threatened, pending or completed action, suit, or proceeding brought because such individual is a director or officer. Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interests. In a criminal action, he must not have had a reasonable cause to believe his conduct was unlawful.

Pursuant to the provisions of Nevada Revised Statutes 78.751, we shall indemnify any director, officer and employee as follows: Every director, officer, or employee shall be indemnified by us against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon him/her in connection with any proceeding to which he/she may be made a party, or in which he/she may become involved, by reason of being or having been a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of us, partnership, joint venture, trust or enterprise, or any settlement thereof, whether or not he/she is a director, officer, employee or agent at the time such expenses are incurred, except in such cases wherein the director, officer, employee or agent is adjudged guilty of willful misfeasance or malfeasance in the performance of his/her duties; provided that in the event of a settlement the indemnification herein shall apply only when the board of directors approves such settlement and reimbursement as being for the best interests of the Company. We shall provide to any person who is or was a director, officer, employee or agent of the Company or is or was serving at our request as a director, officer, employee or agent of the Company, partnership, joint venture, trust or enterprise, the indemnity against expenses of a suit, litigation or other proceedings which is specifically permissible under applicable law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

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RECENT SALES OF UNREGISTERED SECURITIES

On February 22, 2011 (the “Closing Date”), in connection with a security purchase agreement between the Company and the investors identified on Exhibit A thereto (collectively, the “Investors”), we closed a private placement (the “Offering”) of approximately $6.4 million from offering a total of 474,967 units (the “Units”) at a purchase price of $13.50 per Unit, each consisting of:(i) nine shares of the Company’s 5% Series A Convertible Preferred Stock, par value $0.00001 per share (the “ Preferred Shares ”), convertible on a one to one basis into nine shares of the Company’s common stock, par value $0.00001 per share (the “ Common Stock ”); (ii) one share of Common Stock; (iii) two three-year Series A Warrants (the “Series A Warrants”),each exercisable for the purchase of one share of Common Stock, at an exercise price of $2.00 per share; and (iv) two three-year Series B Warrants (the “Series B Warrants”), each exercisable for the purchase of one share of Common Stock,to purchase one share of Common Stock, at an exercise price of $3.00 per share.

The Offering was conducted in accordance with and in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act and/or Rule 506 of Regulation D as promulgated by the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), or Regulation S (“Regulation S”) as promulgated under the Securities Act.

In connection with the Offering, we also entered into a registration rights agreement (the “Registration Rights Agreement”) with the Investors, in which we agreed to file a registration statement (the “Registration Statement”) with the Commission to register for resale the Common Stock and the Common Stock issuable upon conversion of the Preferred Stock, the Series A Warrant Shares and the Series B Warrant Shares, within 45 calendar days of the Closing Date, and to have the registration statement declared effective within 150 calendar days of the Closing Date or within 180 calendar days of the Closing Date in the event of a full review of the registration statement by the U.S. Securities and Exchange Commission (“SEC”). If we do not comply with the foregoing obligations under the Registration Rights Agreement, we will be required to pay cash liquidated damages to each Investor, at the rate of 1% of the applicable subscription amount for each 30 day period in which we are not in compliance;  provided , that such liquidated damages will be capped at 10% of the subscription amount of each investor and will not apply to any registrable securities that may be sold pursuant to Rule 144 under the Securities Act, or are subject to an SEC comment with respect to Rule 415 promulgated under the Securities Act.

In connection with the Offering, we also entered into a securities escrow agreement with the Investors (the “Securities Escrow Agreement”) and Mr. Dishan Guo (the “Stockholder”), the Company’s chairman, pursuant to which, the Stockholder agrees to deliver into an escrow account one share of our Common Stock for each $10 sold to the Purchasers in the Offering to be used as escrow shares, equal to 641,205 shares of Common Stock (the “Escrow Shares”).  The distribution of the Escrow Shares shall be based on a performance threshold for the Company.  With respect to the 2011fiscal year, if we earn less than $9,500,000, then the Escrow Shares for such year will be delivered to the Investors in the amount of 10% of the Escrow Shares for each full percentage point by which such threshold was not achieved up to a maximum of the Escrow Shares.

On the Closing Date, we entered into a lock-up agreement (the “Lock-Up Agreement”) with Mr. Dishan Guo (the “Affiliate”), whereby the Affiliate is prohibited from selling our securities that they directly or indirectly own (the “Lock-Up Shares”) until 9 months after the Registration Statement is declared effective by the SEC (the “Lock-Up Period”). In addition, the Affiliate further agrees that during the 12 months immediately following the Lock-Up Period, the Affiliate shall not offer, sell, contract to sell, assign, or transfer (the “Transfer”) more than 0.83333% of the Lock-Up Shares during each calendar month following the Lock-Up Period, other than engaging in a Transfer in a private sale of the Lock-Up Shares if the transferee agrees in writing to be bound by and subject to the terms of the Lock-Up Agreement.

The description of the Securities Purchase Agreement, Registration Rights Agreement, Securities Escrow Agreement and Lock-up Agreement is qualified in its entirety by reference to a copy of the agreements attached to this Registration Statement on Form S-1 as exhibits 10.13, 10.14, 10.15, and 10.16, respectively.

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The Company engaged TriPoint Global Equities, LLC (the "Agent") as the placement agent in connection with the sale of securities in the Offering and agreed to pay the Agent (i) cash commissions equal to 7% of the gross proceeds received by the Company; (ii) a cash management finance fee equal to 1% of the gross proceeds raised by the Company in the Offering, payable at the time of each closing;  (iii) a non-accountable expense fee equal to 0.5% of the gross proceeds; and (iv) warrants to purchase such number of securities equal to 9% of the aggregate number of shares of common stock issuable in connection with the Offering (the “Agent Warrants”). The Agent Warrants will all have three year terms and will be exercisable at the following prices: (i) $1.35 per share (427,470 Placement Agent Warrants), (ii) $2.00 per share (85,494 Series A Warrants) and (iii) $3.00 per share (85,494 Series B Warrants).  The Company also agreed to compensate the Agent for all of its reasonable expenses in connection with the Offering.

EXHIBITS

Exhibit No.	Description

2.1 (1)	Form of Share Exchange Agreement, dated July 2, 2010, among the Company, Classic Bond Development Limited and its shareholders.

3.1 (2)	Articles of Incorporation of the Company

3.2 (2)	Bylaws of the Company

3.3 (7)	Amended and Restated Bylaws, adopted on July 30, 2010

3.4 (7)	Certificate of Amendment to the Articles of Incorporation, adopted on January 20, 2011

3.5 (6)	Certificate of Designations Preferences and Rights of the 5% Series A Convertible Preferred Stock of China Internet Cafe Holdings Group, Inc.

4.1 (1)	Form of Cancellation Agreement, dated July 2, 2010, among the Company and certain shareholders.

4.2 (7)	Specimen Stock Certificate

5.1	Opinion of Sichenzia Ross Friedman Ference LLP

10.1 (1)	Management Consulting Service Agreement, dated June 11, 2010, among Zhonghefangda, Junlong and Junlong’s shareholders.

10.2 (1)	Equity Pledge Agreement, dated June 11, 2010, among Zhonghefangda, Junlong and Junlong’s shareholders.

10.3 (1)	Option Agreement, dated June 11, 2010, among Zhonghefangda, Junlong and Junlong’s shareholders.

10.4 (1)	Proxy Agreement, dated June 11, 2010, among Zhonghefangda, Junlong and Junlong’s shareholders.

10.5 (1)	English Translation of Employment Agreement, dated April 1, 2009, between Junlong and Tu Fan.

10.6 (1)	English Translation of Form of Non-disclosure and Non-competition Agreement, dated March 11, 2010, between Junlong and its employees.

10.7 (1)	English Summary of Loan Agreement, dated October 23, 2009, between Junlong and Shenzhen Branch of China Construction Bank.

10.8 (1)	English Summary of Guaranty Contract of Maximum Amount, dated October 23, 2009, between Dishan Guo and Shenzhen Branch of China Construction Bank.

10.9 (1)	English Summary of Purchase Agreement, dated June 7, 2010, between Junlong and Shenzhen SEG Industrial Investment Co., Ltd.

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10.10 (1)	English Summary of Lease Contract, dated September 1, 2006, between Junlong and Zou Zhiwei.

10.11 (1)	English Summary of Lease Contract, dated December 15, 2009, between Junlong and Hao Changsheng

10.12 (5)	Lease contract re: No. 1 Xinxin Garden, Fangjicun, Xudong Road, Wuchang, Wuhan, Hubei Province, China 430062 between the Company and Xuezheng Yuan.

10.13 (7)	Loan Agreement, dated November 15, 2010, between the Company and China Construction Bank.

10.14 (7)	Securities Purchase Agreement, dated February 22, 2011, by and among China Internet Cafe Holdings Group, Inc. and Investors identified therein

10.15 (7)	Registration Rights Agreement, dated February 22, 2011

10.16 (7)	Securities Escrow Agreement, dated February 22, 2011

10.17 (7)	Lock-up Agreement, dated February 22, 2011

10.18 (7)	Form of Series A Warrant

10.19 (7)	Form of Series B Warrant

10.20 (7)	English translation of Employment Agreement, dated August 23, 2010, between China Internet Cafe Holdings Group, Inc. and Dishan Guo.

10.21 (7)	English translation of Employment Agreement, dated August 23, 2010, between China Internet Cafe Holdings Group, Inc. and Lei Li.

10.22 (7)	English translation of Employment Agreement, dated August 23, 2010, between China Internet Cafe Holdings Group, Inc. and Lizong Wang.

10.23 (7)	English translation of Employment Agreement, dated August 23, 2010, between China Internet Cafe Holdings Group, Inc. and Wenbin An.

10.24 (7)	English translation of Employment Agreement, dated August 23, 2010, between China Internet Cafe Holdings Group, Inc. and Zhenquan Guo.

14.1 (7)	Code of Ethics and Business Conduct

21 (1)	Subsidiaries of the Company.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of China Commercial Law Firm

99.1 (7)	Audit Committee Charter

99.2 (7)	Compensation Committee Charter

99.3 (7)	Nominating Committee Charter

99.4 (6)	Press Release

99.5 (6)	Investor Presentation

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(1) Incorporated by reference to our Current Report on Form 8-K filed with the SEC on July 9, 2010.

(2) Incorporated by reference to our Registration Statement on Form SB-2 filed on August 30, 2006.

(3) Incorporated by reference to our Current Report on Form 8-K filed with the SEC on August 3, 2010.

(4) Incorporated by reference to our Annual Report on Form 10-K filed with the SEC on June 30, 2008.

(5) Incorporated by reference to our Annual Report on Form 10-K filed with the SEC on September 28, 2010.

(6) Incorporated by reference to our Current Report on Form 8-K filed with the SEC on February 23, 2011

(7) Incorporated by reference to our Registration Statement on Form S-1/A filed on July 12, 2011.

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UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

 (6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

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i.           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.          Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.         The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.         Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York State of New York on the 3rd day of February, 2012.

CHINA INTERNET HOLDINGS GROUP, INC.

/s/ Dishan Guo
By: Dishan Guo
Chief Executive Officer and Chairman

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following person in the capacities and date stated.

Name	Title	Date

Principal Executive Officer,
Principal Financial Officer,
/s/ Dishan Guo	Principal Accounting Officer and
Dishan Guo	Chairman	February 3, 2012

/s/ Zhenquan Guo
Zhenquan Guo	Director	February 3, 2012

/s/ Lei Li
Lei Li	Director	February 3, 2012

/s/ Wenbin An
Wenbin An	Director	February 3, 2012

/s/ Lizong Wang
Lizong Wang	Director	February 3, 2012

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